Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

among

NEW FORTRESS ENERGY INC.,
as the Borrower,

The Guarantors from Time to Time Party Hereto
The Several Lenders and Issuing Banks
from Time to Time Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent,

Dated as of April 15, 2021

MORGAN STANLEY SENIOR FUNDING, INC.,
and
GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

1.1A	Commitments
3.15	Subsidiaries
3.19	Filing Jurisdictions
5.12	Post-Closing Matters
Appendix A	Notice Addresses

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Assignment and Acceptance
C	Form of Loan Note
D	Form of Solvency Certificate
E-1	Form of Funding Notice
E-2	Form of Conversion/Continuation Notice
F-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
F-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
F-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
F-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
G	Form of Joinder Agreement

CREDIT AGREEMENT, dated as of April 15, 2021 among NEW FORTRESS ENERGY INC., a Delaware corporation (the “Borrower”),  the Guarantors (as defined herein) from time to time party hereto, the Lenders (as defined herein), the Issuing Banks (as defined herein) and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent for the Lenders (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these recitals and not otherwise defined shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, on the terms and subject to the conditions set forth herein, the Lenders have agreed to extend credit in the form of Loans and the Issuing Banks to issue Letters of Credit, in each case at any time during the Revolving Availability Period, such that the Aggregate Revolving Exposure will not exceed $200,000,000 at any time (the “Revolving Loan Facility”); and

WHEREAS, (i) the proceeds of the Loans will be used for working capital and other general corporate purposes (including permitted acquisitions and other investments, including the Hygo Acquisition and the Golar Acquisition) and (ii) the Letters of Credit will be used for general corporate purposes.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

Section 1.        DEFINITIONS

Section 1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2025 Additional Notes”:  2025 Notes (other than the Initial Notes, as defined in the 2025 Notes Indenture) issued from time to time under the 2025 Notes Indenture in accordance with Sections 2.01, 4.09 and 4.12 thereof, as part of the same series as the Initial Notes.

“2025 Note Guarantee”: a “Note Guarantee” as defined in the 2025 Notes Indenture.

“2025 Notes”:  the “Notes” as defined in the 2025 Notes Indenture.

“2025 Notes Indenture”:  that certain Indenture, dated as of September 2, 2020, by and between the Borrower, as issuer, the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee and notes collateral agent, as in effect on the Closing Date.

“2025 Secured Notes Obligations”: the “Secured Notes Obligations” as defined in the 2025 Notes Indenture.

“2025 Secured Notes Secured Parties”: the “Secured Notes Secured Parties” as defined in the 2025 Notes Indenture.

“2026 Additional Notes”:  2026 Notes (other than the Initial Notes, as defined in the 2026 Notes Indenture) issued from time to time under the 2026 Notes Indenture in accordance with Sections 2.01, 4.09 and 4.12 thereof, as part of the same series as the Initial Notes.

“2026 Note Guarantee”: a “Note Guarantee” as defined in the 2026 Notes Indenture.

“2026 Notes”:  the “Notes” as defined in the 2026 Notes Indenture.

“2026 Notes Indenture”:  that certain Indenture, dated as of April 12, 2021, by and between the Borrower, as issuer, the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee and notes collateral agent, as in effect on the Closing Date.

“2026 Secured Notes Obligations”: the “Secured Notes Obligations” as defined in the 2026 Notes Indenture.

“2026 Secured Notes Secured Parties”: the “Secured Notes Secured Parties” as defined in the 2026 Notes Indenture.

 “Acquired Indebtedness”:  with respect to any specified Person,

(1)     Indebtedness of any other Person existing at the time such other Person is consolidated with, amalgamated or merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person consolidating with, amalgamating or merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2)       Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

 “Additional Commitment Lender”: as defined in Section 2.21(d).

“Additional Equal Priority Obligations”: the obligations with respect to any Indebtedness having, or intended to have, Equal Lien Priority (but without regard to the control of remedies) relative to the Obligations with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed an Equal Priority Intercreditor Agreement.

“Additional Equal Priority Secured Parties”: the holders of any Additional Equal Priority Obligations and any trustee, authorized representative or agent of such Additional Equal Priority Obligations.

“Adjusted Eurodollar Rate”:  with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent”:  as defined in the preamble hereto.

“Affected Financial Institution”:  (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender”:  as defined in Section 2.15(b).

“Affected Loans”:  as defined in Section 2.15(b).

“Affiliate”: as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliate Transaction”:  as defined in Section 6.5(a).

“Agent Party”:  as defined in Section 9.2.

“Agents”:  the Administrative Agent and the Collateral Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due”:  as defined in Section 2.14.

“Aggregate Commitment”:  the sum of the Commitments of all the Lenders at such time.

“Aggregate Revolving Exposure”:  the sum of the Revolving Exposures of all the Lenders at such time.

“Agreement”:  this Credit Agreement.

“Agreement Currency”:  as defined in Section 9.17(b).

“Annualized EBITDA”: on any date of determination, Consolidated EBITDA for the most recently ended quarterly Test Period multiplied by four.

“Anti-Money Laundering Laws”:  as defined in Section 3.22(a).

“Applicable Creditor”:  as defined in Section 9.17(b).

“Applicable Margin”:  for any day, a rate per annum equal set forth below based on the applicable Revolving Facility Usage on such day:

Revolving Facility Usage	Base Rate	LIBOR
≤ 50%	1.50%	2.50%
> 50%	1.75%	2.75%

“Applicable Maturity Date”: as defined in Section 2.21(a).

“Applicable Reserve Requirement”:  at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency Liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Arrangers”:  MSSF and GS, in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale”:

(1)          the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries (a “Disposition”); or

(2)             the sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.3), whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise; in each case, other than:

(a)       the Disposition of all or substantially all of the assets of the Borrower or any Restricted Subsidiary in a manner permitted pursuant to Section 6.9;

(b)      Dispositions (including of Equity Interests issued by any Restricted Subsidiary) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

(c)      (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower or such Restricted Subsidiary, is not materially disadvantageous to the Lenders, and the Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary, (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition referred to in clauses (d) through (jj) of this definition or (B) any Permitted Investment or any Investment permitted under Section 6.1; and (iii) the conversion of the Borrower or any Restricted Subsidiary into another form of entity (and solely with respect to the Borrower, organized in the U.S., any state thereof or the District of Columbia), so long as such conversion does not adversely affect the Guarantees, taken as a whole;

(d)      (i) Dispositions of inventory or other assets (including the Disposition of tankers or other marine vessels (other than tankers or other marine vessels that constitute Collateral), trucks, rail cars, ISO containers, natural gas, steam and power) in the ordinary course of business, consistent with past practice or consistent with industry norm (including on an intercompany basis among the Borrower and its Restricted Subsidiaries), (ii) the conversion of accounts receivable for notes receivable or other Dispositions of accounts receivable in connection with the collection or compromise thereof and (iii) the leasing, assignment, subleasing, licensing or sublicensing of any real or personal property (including the provision of software under an open source license and including ground leases) in the ordinary course of business, consistent with past practice or consistent with industry norm and the sale of leased, subleased, licensed or sublicensed assets to customers purchasing natural gas in the ordinary course of business, consistent with past practice or consistent with industry norm;

(e)       Dispositions of surplus, obsolete, damaged, used or worn out property or other property (including IP Rights) that, in the reasonable judgment of the Borrower, is (i) no longer used or useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (ii) otherwise economically impracticable to maintain;

(f)       Dispositions of cash, Cash Equivalents, and/or Investment Grade Assets and/or other assets that were Cash Equivalents or Investment Grade Assets when the relevant original Investment was made;

(g)      Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (i) Permitted Investments (other than pursuant to clause (j) of the definition thereof), (ii) Liens not prohibited under this Agreement or (iii) Restricted Payments permitted to be made, and that are made, under Section 6.1 (other than Section 6.1(b)(ix));

(h)      [Reserved];

(i)        to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)     Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell and/or put/call arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)      Dispositions of (i) accounts receivable, or participations therein, in the ordinary course of business, consistent with past practice or consistent with industry norm (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof and (ii) receivables, or participations therein, and related assets (or the Equity Interests in a Subsidiary, all or substantially all of the assets of which are receivables, or participations therein, and related assets) pursuant to any Permitted Receivables Financing;

(l)       Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Restricted Subsidiaries or (ii) that relate to closed facilities or the discontinuation of any product or business line;

(m)     (i) any termination of any lease, assignment, sublease, license or sublicense in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business, consistent with past practice or consistent with industry norm or otherwise if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders;

(n)     (i) Dispositions of property subject to foreclosure, casualty, eminent domain, expropriation, forced dispositions or condemnation proceedings (including in lieu thereof or any similar proceeding), (ii) any involuntary loss, damage or destruction of any property and (iii) transfers of any property that have been subject to a casualty event to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(o)      Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed (or otherwise in connection with the closing or sale of any facility);

(p)      [Reserved];

(q)      Dispositions of non-core assets (including Equity Interests) and sales of real estate assets acquired in a transaction after the Closing Date that the Borrower determines in good faith will not be used or useful for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses;

(r)       exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like assets;

(s)       [Reserved];

(t)       (i) licensing, sublicensing and cross-licensing arrangements involving any technology, intellectual property, other IP Rights or other general intangibles of the Borrower or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm or that is immaterial; and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuance or registration, or applications for issuance or registration, of IP Rights, which, in the reasonable business judgment of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or are no longer economically practicable or commercially reasonable to maintain;

(u)      terminations or unwinds of Derivative Transactions and Banking Services;

(v)      any Disposition of Equity Interests of, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(w)     Dispositions of real estate assets and related assets in the ordinary course of business, consistent with past practice or consistent with industry norm of the Borrower and/or its Restricted Subsidiaries in connection with relocation activities for directors, officers, employees, members of management, managers, partners or consultants of the Borrower and/or any Restricted Subsidiary;

(x)      Dispositions made to comply with any order of any governmental authority or any applicable Requirements of Law (including the Dispositions of any assets (including Equity Interests) made to obtain the approval of any applicable antitrust authority in connection with any acquisition);

(y)      any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in the U.S., any state thereof or the District of Columbia and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z)      any sale of equipment purchased at the end of an operating lease and resold thereafter;

(aa)     [Reserved];

(bb)    any sale of Equity Interests of the Borrower;

(cc)     any Disposition made in connection with any tax restructuring;

(dd)     any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted hereby;

(ee)     any Disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale of acquisition;

(ff)      any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to clause (2) of Section 6.1(a) or Section 6.1(b)(iii);

(gg)    any Disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Borrower or any Restricted Subsidiaries to such Person;

(hh)    other Dispositions (including those of the type otherwise described herein) involving assets having a Fair Market Value of not more than the greater of $20.0 million and 5.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries (measured at the time of contractually agreeing to such Disposition);

(ii)      the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(jj)      any sale, conveyance, transfer or other disposition to effect the formation of any Restricted Subsidiary that has been formed upon the consummation of a Division; provided that any Disposition or other allocation of assets (including any equity interests of such Subsidiary) in connection therewith is otherwise not prohibited under this Agreement; and

(kk)    any transfer of properties or assets that is a maritime vessel sharing arrangement in the ordinary course of business, or entry by the Borrower or any Subsidiary of the Borrower into one or more leases, charters, pool agreements or operations or service contracts with respect to any vessels.
In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale (or constitutes a permitted exception to the definition of “Asset Sale”) and would also be a permitted Restricted Payment or Permitted Investment, the Borrower, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale (or a permitted exception thereto) and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Assignee”:  as defined in Section 9.6(c).

“Assignment and Acceptance”:  an agreement substantially in the form of Exhibit B.

“Assignor”:  as defined in Section 9.6(c).

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and, for the avoidance of doubt, shall exclude any tenor for such Benchmark that is removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.12.

 “Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services”: each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts.

“Bankruptcy Code”: Title 11 of the United States Code, as amended.

“Bankruptcy Event”:  with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Bankruptcy Law”: the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Base Rate”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) the sum of (i) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (ii) 1.0%; and (d) 1.0% per annum.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based on the Base Rate.

“Benchmark”: initially, the LIBO Screen Rate; provided that, if a Benchmark Transition Event, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto have occurred with respect to the LIBO Screen Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.12.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment with respect thereto;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment with respect thereto;

(3)
the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment with respect thereto;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)
the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)
the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)
for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.12 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)
in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification”: a certification regarding individual beneficial ownership solely to the extent required by 31 C.F.R. §1010.230.

“BHC Act Affiliate”:  as defined in Section 9.22(b).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”:  as defined in Section 9.2.

“Borrower Obligations”:  the collective reference to the unpaid principal of and interest on the Loans, and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or expenses is allowed or allowable in such proceeding) to any Agent, any Issuing Bank, any Lender or any Lender Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, the Security Documents or the other Loan Documents, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, excluding, in each case, Excluded Swap Obligations.

“Borrowing”:  Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day”:  (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Stock”:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures”: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software, implementation costs of cloud computing arrangements and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Captive Insurance Subsidiary”: any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (and any Restricted Subsidiary thereof).

“Cash Equivalents”:  as at any date of determination,

(a)      United States dollars, Australian Dollars, Canadian Dollars, Euros, Japanese Yen, New Swedish Krona, Pounds Sterling, Swiss Francs, any national currency of any member nation of the European Union, Yuan or such other currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business, consistent with past practice or consistent with industry norm;

(b)      (i) readily marketable securities issued or directly and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the U.S., in each case having average maturities of not more than 24 months from the date of acquisition thereof, (ii) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any member nation of the European Union) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with average maturities of 24 months or less from the date of acquisition thereof and (iii) repurchase agreements and reverse repurchase agreements relating to any of the foregoing;

(c)      readily marketable direct obligations issued by any state, commonwealth or territory of the U.S., any political subdivision or taxing authority thereof or any public instrumentality of any of the foregoing, in each case having average maturities of not more than 24 months from the acquisition thereof and having, at the time of acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(d)      commercial paper having average maturities of not more than 24 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (e) below;

(e)      deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within 24 months after such date and overnight bank deposits, in each case issued or accepted by any commercial bank or other financial institution having capital and surplus of not less than $100.0 million in the case of U.S. banks or other U.S. financial institutions and $100.0 million (or the dollar equivalent thereof as of the date of determination) in the case of non-U.S. banks and other non-U.S. financial institutions and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(f)       securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution meeting the qualifications specified in clause (e) above;

(g)      marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h)      investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(i)       Indebtedness or Preferred Stock issued by Persons with a rating of at least A from S&P or at least A2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency) with average maturities of 24 months or less from the date of acquisition;

(j)       shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (i) above, (ii) net assets of not less than $100.0 million and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency);

(k)      instruments equivalent to those referred to in clauses (a) through (j) above and clauses (l) and (m) below comparable in credit quality and tenor to those referred to in such clauses and customarily used by companies for cash management purposes in any jurisdiction outside the U.S. in which any Subsidiary operates;

(l)       investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (e) above and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (k) of this definition;

(m)     investment funds investing at least 90.0% of their assets in the types of investments referred to in clauses (a) through (l) above;

(n)       solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law; and

(o)      (i) investments of the type and maturity described in clauses (a) through (n) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other investments utilized by any Foreign Subsidiary and customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes that are analogous to the investments described in clauses (a) through (n) above and in clause (i) of this clause (o).

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under this Agreement regardless of the treatment of such items under GAAP.

“Cash Management Agreement”: any agreement relating to treasury, depositary or cash management services provided to the Borrower or any Restricted Subsidiary.

“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control”:

the occurrence of one or more of the following events after the Closing Date:

(1)             the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2)             the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Borrower (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) representing more than 50.0% of the total voting power of all of the outstanding Voting Stock of the Borrower, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors having a majority of the aggregate votes on the Board of Directors of the Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50.0% of the total voting power of the Voting Stock of such Person’s parent and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Charge”:  any fee, loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“Closing Date”:  the date on which the conditions specified in Section 4.1 are satisfied (or waived).

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  means all of the assets and property of the Borrower or any Guarantor, whether real, personal or mixed, securing or purported to secure any Obligations, other than Excluded Assets.

“Collateral Agent”:  as defined in the preamble hereto.

“Commitment”:  the commitment of a Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.6; and “Commitments” means such commitments of all Lenders in the aggregate.  The initial amount of each Lender’s Commitment is set forth on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Commitments as of the Closing Date is $200,000,000.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Representative”: as defined in the Equal Priority Intercreditor Agreement.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit A.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”:  with respect to any Person for any Test Period, the sum of:

(a)       Consolidated Net Income of such Person for such period; plus

(b)      without duplication and, other than with respect to clauses (b)(vii), (xiii) and (xv) of this definition of “Consolidated EBITDA”, to the extent already deducted (and not added back) or not included in arriving at such Consolidated Net Income, the sum of the following amounts:

(i)          Fixed Charges and, to the extent not reflected in such Fixed Charges, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and bank and letter of credit fees, debt rating monitoring fees and costs of surety, performance or completion bonds, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (n) thereof;

(ii)          taxes paid and any provision for taxes, including income, capital, profit, revenue, federal, state, foreign, provincial, franchise, unitary, excise and similar taxes, property taxes, foreign withholding taxes and foreign unreimbursed value added taxes (including (x) penalties and interest related to any such tax or arising from any tax examination, (y) pursuant to any tax sharing arrangement or as a result of any tax distribution and (z) in respect of repatriated funds) of such Person paid or accrued during such period, any net tax expense associated with any adjustment made pursuant to clauses (a) through (w) of the definition of “Consolidated Net Income”;

(iii)         (A) depreciation and (B) amortization (including capitalized fees and costs, including in respect of any Permitted Receivables Financing, and amortization of goodwill, software, internal labor costs, deferred financing fees or costs, original issue discount resulting from the issuance of Indebtedness at less than par and other debt issuance costs, commissions, fees and expenses, other intangible assets (including intangible assets established through purchase accounting of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP), customer acquisition costs, capitalized expenditures (including Capitalized Software Expenditures) and incentive payments, conversion costs, and contract acquisition costs);

(iv)         any non-cash Charge (provided that (x) to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA (as a deduction in calculating net income or otherwise) to such extent in such period and (y) any non-cash Charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period, except for non-cash Charges in respect of prepaid installation and construction Charges, shall be excluded);

(v)          (A) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan, phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement, any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by directors, officers, managers and/or employees (or any Immediate Family Member thereof) of such Person or any of its Restricted Subsidiaries;

(vi)          [Reserved];

(vii)        the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests and/or minority interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income;

(viii)       the amount of any contingent payments in connection with the licensing of intellectual property or other assets;

(ix)         [Reserved];

(x)          the amount of fees, Charges, expense reimbursements and indemnities paid to directors;

(xi)         the amount of any Charge incurred or accrued in connection with sales of receivables and related assets in connection with any Permitted Receivables Financing;

(xii)       any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715, and any other items of a similar nature;

(xiii)       adjustments permitted or required by Article 11 of Regulation S-X of the Securities Act;

(xiv)       expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP; and

(xv)        with respect to any joint venture that is not a Subsidiary of the Borrower or that is accounted for by the equity method of accounting, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to such Person and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), except to the extent such joint venture’s Consolidated Net Income is excluded from such Person’s Consolidated Net Income; plus

(c)      without duplication and to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period, so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to clause (f) below for any previous period and not added back; plus

(d)      without duplication, the amount of “run rate” cost savings, operating expense reductions, synergies and operating improvements (including the entry into or termination of material contracts (including Customer Contracts) and arrangements) (collectively, “Run Rate Benefits”) related to any acquisition, Investment, disposition, incurrence, repayment or refinancing of Indebtedness, Restricted Payment, Subsidiary designation, operating improvement, tax restructuring or other restructuring, cost savings initiative and/or any similar transaction or initiative (any such operating improvement, restructuring, cost savings initiative or other transaction, action or initiative, a “Run Rate Initiative”) projected by the Borrower in good faith, including as a result of any alternative arrangements projected by the Borrower in good faith to be available, to be realized as a result of actions that have been taken or initiated (or with respect to which substantial steps have been taken or initiated) or are expected to be taken (in the good faith determination of the Borrower), including any cost savings, expenses and Charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, the Borrower or any of its Restricted Subsidiaries within 24 months after such Run Rate Initiative (which Run Rate Benefits shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such Run Rate Benefits had been realized on the first day of the relevant period), in each case net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable (for the avoidance of doubt, whether or not permitted to be added back under the rules and regulations of the SEC) and (B) no Run Rate Benefits shall be added pursuant to this clause (d) to the extent duplicative of any Charges relating to such Run Rate Benefits that increased Consolidated Net Income pursuant to clause (d) of the definition thereof (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken or initiated or that is expected to be taken); plus

(e)      (i) the aggregate amount of “run rate” income that would have been earned pursuant to Customer Contracts entered into on or prior to the last day of such period (net of actual income earned pursuant to such Customer Contracts during such period) as estimated by the Borrower in good faith as if such Customer Contract had been entered into at the beginning of such period and determined assuming the contracted pricing for such Customer Contract was applicable (at the highest contracted rate and calculated based on assumed volumes, costs and margin determined by the Borrower to be a reasonable good faith estimate of the actual volumes and costs associated with such Customer Contract) during the entire Test Period, less (ii) any actual income earned under any Customer Contract that was cancelled or otherwise terminated in accordance with its terms during such period, or for which the Borrower has received notice that such cancellation or termination will occur; minus

(f)       without duplication, any amount that, in the determination of such Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(g)      without duplication, the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that is accounted for in a prior period and that was added to Consolidated Net Income of the Borrower to determine Consolidated EBITDA of the Borrower for such prior period and that does not otherwise reduce such Consolidated Net Income for the current period.

Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period shall be calculated on a pro forma basis.

“Consolidated First Lien Debt”: as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt of such Person outstanding on such date (a) that constitutes Obligations or Secured Notes Obligations or (b) that is secured by a Lien on the Collateral that does not rank junior to the Liens on the Collateral securing the Obligations (excluding, for the avoidance of doubt, any obligation with respect to a Financing Lease of the Borrower or any Restricted Subsidiary secured by Liens on the assets subject thereto).

“Consolidated First Lien Debt Ratio”: the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of the last day of the Test Period then most recently ended on or prior to such date of determination to (b) Annualized EBITDA, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Interest Expense”:  cash interest expense (including that attributable to Financing Leases), net of cash interest income of the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries to the extent included in the calculation of Consolidated Total Debt, including all commissions, discounts and other cash fees and Charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (less net cash payments in connection therewith) under Specified Hedge Agreements and any Restricted Payments on account of Disqualified Stock made pursuant to Section 6.1(b)(xiv), but in any event excluding, for the avoidance of doubt, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, amortization of deferred financing costs, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest expense and any capitalized interest, whether paid or accrued (including as a result of the effects of purchase accounting or pushdown accounting), (b) any capitalized interest, whether paid in cash or otherwise, and any other non-cash interest expense, whether paid in cash or accrued, (c) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and Charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (e) all non-recurring interest expense or “additional interest”, “special interest” or “liquidated damages” for failure to timely comply with registration rights obligations, (f) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any acquisition or Investment, all as calculated on a consolidated basis in accordance with GAAP, (g) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (h) penalties and interest relating to taxes, (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (j) [Reserved], (k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (l) any expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments related to any transaction on or after the Issue Date, (m) any lease, rental or other expense, in connection with Non-Financing Lease Obligations or (n) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility.

For purposes of this definition, interest on obligations in respect of Financing Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income”: with respect to any Person (the “Subject Person”) for any Test Period, an amount equal to the net income (loss), determined in accordance with GAAP, attributable to such Person and its Restricted Subsidiaries on a consolidated basis, but excluding (and excluding the effect of), without duplication:

(a)      (i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash or Cash Equivalents (or to the extent converted into cash or into Cash Equivalents) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period;

(b)      [Reserved];

(c)      any gain or Charge from (A) any extraordinary or exceptional items and/or (B) any non-recurring or unusual item (including any non-recurring or unusual accruals or reserves in respect of any extraordinary, exceptional, non-recurring or unusual items) and/or (C) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(d)     any Charge attributable to the development, undertaking and/or implementation of any Run Rate Initiatives (including in connection with any integration, restructuring, strategic initiative or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility/location opening and/or pre-opening, any inventory optimization program and/or any curtailment), any business optimization Charge (including related to rate changes, new product or service introductions and other strategic or cost savings initiatives), any duplicative running costs, any restructuring Charge (including any Charge relating to any tax restructuring and/or acquisitions and adjustments to existing reserves and whether or not classified as a restructuring expense on the consolidated financial statements), any Charge relating to the closure or consolidation of any facility or location and/or discontinued operations (including severance, rent termination costs, contract termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative (including any multi-year strategic initiative), any signing Charge, any retention or completion bonus, any other recruiting, signing and retention Charges, any expansion and/or relocation Charge, any Charge associated with any curtailments or modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof), any software or other intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any startup Charge, any Charge in connection with new operations, any consulting Charge and/or any business development Charge;

(e)       Transaction Costs;

(f)       any Charge (including any transaction or retention bonus or similar payment or any amortization thereof for such period) incurred in connection with the consummation of any transaction (including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), including any issuance or offering of Equity Interests, any disposition, any spin-off transaction, any recapitalization, any acquisition, merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment, termination or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or any Investment, including any acquisition, and/or “growth” capital expenditure including, in each case, any earn-out or other contingent consideration obligation expense or purchase price adjustment, integration expense or nonrecurring merger costs incurred during such period as a result of any such transactions, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805 and gains or losses associated with FASB Accounting Standards Codification Topic 460) and any adjustments of any of the foregoing, including such Charges related to (i) the Transactions and (ii) any amendment, termination or other modification of the Notes or other Indebtedness;

(g)      the amount of any Charge that is actually reimbursed (or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance); provided that the relevant Person in good faith expects to receive reimbursement for such Charge within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such four fiscal quarters, such reimbursement amount shall be deducted in calculating Consolidated Net Income in the next succeeding fiscal quarter);

(h)      any net gain or Charge (less all fees and expenses chargeable thereto) with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (including asset retirement costs, but other than (A) at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof and (B) dispositions of inventory in the ordinary course of business), (ii) any location that has been closed during such period and/or (iii) any returned or surplus assets outside the ordinary course of business;

(i)      any net income or Charge that is established, adjusted and/or incurred, as applicable, and attributable to the early extinguishment of Indebtedness, any Hedge Agreement or other derivative instrument (including deferred financing costs written off and premiums paid);

(j)       any Charge that is established, adjusted or incurred, as applicable, within 24 months of the closing of any acquisition or other Investment, in each case, in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(k)     (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its Subsidiaries) resulting from the application of acquisition method, purchase and/or recapitalization accounting in relation to any consummated acquisition or similar transaction or recapitalization accounting or the amortization or write-off of any amounts thereof, net of taxes including adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, lease, software, goodwill, intangible asset, in-process research and development, Deferred Revenue, advanced billing and debt line items thereof) and/or (ii) at the election of the Borrower with respect to any fiscal quarter, and subject to the last paragraph of the definition of “GAAP”, the cumulative effect of any change in accounting principles or standards (effected by way of either a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles, standards and/or policies (including any impact resulting from an election by the Borrower to apply IFRS or other accounting changes) and any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications;

(l)      (i) any compensation Charge and/or any other Charge arising from the granting, rollover, acceleration or payment of any stock-based awards, partnership interest-based awards and similar awards or arrangements (including with respect to any profits interest relating to membership interests or partnership interests in any limited liability company or partnership, and including any stock option, profits interest, restricted stock or equity incentive payments) and the granting, rollover, acceleration or payment of any stock appreciation or similar right, management equity plan, employee benefit plan or agreement, stock option plan and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement) and (ii) payments made to option, phantom equity or profits interests holders of such Person in connection with, or as a result of, any distribution made to equity holders of such Person, which payments are being made to compensate such option, phantom equity or profits interests holders as though they were equity holders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case, to the extent permitted under this Agreement (including expenses relating to distributions made to equity holders of such Person resulting from the application of FASB Accounting Standards Codification Topic 718);

(m)     amortization of intangible assets;

(n)      any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, leased right of use assets and investments in debt and equity securities);

(o)      solely for the purpose of determining the amount available under clause (2)(B) of Section 6.1(a), the net income in such period of any Restricted Subsidiary (other than any Guarantor) that, as of the date of determination, is subject to any restriction on its ability to pay dividends or make other distributions, directly or indirectly, by operation of its organizational documents or any agreement, instrument, judgment, decree, order or Requirements of Law applicable thereto (other than (A) any restriction that has been waived or otherwise released, (B) any restriction set forth in this Agreement, similar restrictions (or other customary restrictions, as determined in good faith by the Borrower) set forth in any Credit Facilities or other Indebtedness and any restriction set forth in the documents relating to any Refinancing Indebtedness in respect of any of the foregoing and/or (C) restrictions arising pursuant to other agreements or instruments if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to Lenders than the encumbrances and restrictions contained in this Agreement or any Credit Facilities or other Indebtedness contemplated by the preceding clause (B) (as determined by the Borrower in good faith)); it being understood and agreed that Consolidated Net Income will be increased by the amount of any payments made in cash (or converted into cash) or in Cash Equivalents to the Borrower or any Restricted Subsidiary (other than the Restricted Subsidiary that is subject to the relevant restriction) in respect of any such income;

(p)     (i) any realized or unrealized gain or loss in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to FASB Accounting Standards Codification Topic 815-Derivatives and Hedging or any other financial instrument pursuant to FASB Accounting Standards Codification Topic 825 and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency remeasurement of Indebtedness or other balance sheet items), any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from revaluation of intercompany balances (including Indebtedness and other balance sheet items);

(q)      any deferred tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(r)      any reserves, accruals or non-cash Charges related to adjustments to historical tax exposures, including social security, federal unemployment, state unemployment and state disability taxes deducted in the calculation of net income during such period (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

(s)       any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period;

(t)       any net income or Charge attributable to deferred compensation plans or trusts;

(u)      income or expense related to changes in the fair value of contingent liability in connection with earn-out obligations, purchase price adjustments and similar liabilities in connection with any acquisition or Investment;

(v)      any non-cash interest expense or non-cash interest income, in each case, to the extent that there is no associated cash disbursement or receipt; and

(w)     effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace and reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions, including to the extent such insurance proceeds or reimbursement relate to events or periods occurring prior to the Issue Date (whether or not received during such period so long as such Person in good faith expects to receive the same within the next four fiscal quarters; it being understood that to the extent such proceeds are not actually received within the next four fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

For the purpose of clause (2)(B) of Section 6.1(a) only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances that constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (2)(E), (2)(F) or (2)(G) of Section 6.1(a).

“Consolidated Secured Debt”:  as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt of such Person outstanding on such date that is secured by a Lien on the Collateral (excluding, for the avoidance of doubt, any obligation with respect to a Financing Lease of the Borrower or any Restricted Subsidiary secured by Liens on the assets subject thereto).

“Consolidated Secured Debt Ratio”: the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of the last day of the Test Period then most recently ended on or prior to such date of determination to (b) Annualized EBITDA, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date (assuming, for such purpose, that such Person’s only Subsidiaries are its Restricted Subsidiaries).

“Consolidated Total Debt”: as to any Person at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all third party debt for borrowed money (including letter of credit drawings that have not been reimbursed within ten Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), obligations in respect of Financing Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, (a) undrawn letters of credit, (b) Hedging Obligations, (c) all undrawn amounts under revolving credit facilities (except to the extent of any Elected Amounts) and (d) all obligations relating to Permitted Receivables Financings) and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case of such Person and its Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of purchase or pushdown accounting in connection with any acquisition, Investment or other similar transaction); provided that “Consolidated Total Debt” shall be calculated (i) net of all unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries at such date of determination and (ii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidence of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of cash and Cash Equivalents. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value shall be determined in good faith by the Board of Directors or senior management of such Person.

“Consolidated Total Debt Ratio”: the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of the last day of the Test Period then most recently ended on or prior to such date of determination to (b) Annualized EBITDA, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Contingent Obligations”:  with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)             to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)             to advance or supply funds:

(A)          for the purchase or payment of any such primary obligation, or

(B)          to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)             to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control”:  as defined in the definition of Affiliate.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Controlling Authorized Representative”: as defined in the Equal Priority Intercreditor Agreement.

“Conversion/Continuation Date”:  the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice”:  a Conversion/Continuation Notice substantially in the form of Exhibit E-2.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”:  as defined in Section 9.22(b).

“Covered Party”:  as defined in Section 9.22(b).

“Credit Facility”: with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 6.3) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Credit Party”:  the Administrative Agent, the Collateral Agent, each Issuing Bank and each other Lender.

“Customer Contracts”:  contracts entered into by the Borrower or any of its Restricted Subsidiaries for the sale, lease and/or other provision of products, goods and services by the Borrower or any such Restricted Subsidiary.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“date of determination”: the applicable date of determination for the specified ratio, amount or percentage.

“Debt to Total Capitalization Ratio”:  as of any date of determination for the Borrower and the Restricted Subsidiaries, the ratio of (x) Consolidated Total Debt to (y) the greater of (i) total capitalization calculated in accordance with GAAP and (ii) total capitalization calculated based on then-current stock trading price of the Borrower.

“Default”:  any event that is, or after notice or lapse of time or both would become, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Default Right”:  as defined in Section 9.22(b).

“Defaulting Lender”:  any Lender that:

(a)       has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied,

(b)      has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit,

(c)      has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or

(d)      has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or Bail-In Action.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each other Lender.

 “Deferred Revenue”: at any date, the amount set forth opposite the caption “deferred revenue” (or any like caption or included in any other caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance shall be determined excluding the effects of acquisition method accounting.

“Deposit Account”: a demand, time, savings, passbook or like account with a bank, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction”: (a) any interest rate transaction, including any interest rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange rate transaction, including any cross currency interest rate swap, any forward foreign exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal and natural gas) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants of the Borrower or its Subsidiaries shall constitute a Derivative Transaction.

“Designated Non-Cash Consideration”: the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation (which amount shall be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents). A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for, in each case, cash or Cash Equivalents in compliance with Section 6.4.

“Designated Preferred Stock”: Preferred Stock of the Borrower (other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, the cash proceeds of which shall be excluded from the calculation set forth in clause (2) of Section 6.1(a).

“Designs”: any and all and any part of the following: (a) all design patents and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Disposition”:  has the meaning set forth in the definition of Asset Sale.

“Disqualified Institutions”: (i) such Persons that have been specified in writing to the Administrative Agent prior to the Closing Date as being “Disqualified Institutions”, (ii) any Person who is a bona fide competitor of the Borrower, the Golar Target, the Hygo Target, or their respective Subsidiaries identified in writing to the Administrative Agent prior to the Closing Date, as such list of bona fide competitors may be updated by the Borrower (by furnishing such updates to the Administrative Agent) from time to time hereafter or (iii) any affiliate of any Person identified in clause (i) or (ii) that is (a) identified in writing by the Borrower from time to time or (b) clearly identifiable as an Affiliate solely on the basis of the similarity of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business, other than such debt funds excluded pursuant to clause (i) or (ii) of this paragraph).

“Disqualified Stock”: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), in whole or in part, on or prior to the date that is 91 days after the Stated Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the date that is 91 days following such maturity date shall constitute Disqualified Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Stock, in each case at any time on or prior to the date that is 91 days after the Stated Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to the date that is 91 days following the Stated Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is 91 days following the Stated Maturity Date shall constitute Disqualified Stock) or (d) provides for the scheduled payments of dividends in cash on or prior to the date that is 91 days following the Stated Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof requiring the issuer thereof to, or provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to, redeem or purchase such Capital Stock upon the occurrence of any change of control, any disposition, asset sale (including pursuant to any casualty or condemnation event or eminent domain) or similar event shall not constitute Disqualified Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants (or any Immediate Family Member of the foregoing) of the Borrower or any Restricted Subsidiary, or by any such plan to such directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants (or any Immediate Family Member of the foregoing), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management, member, partner, independent contractor or consultant (or by any Immediate Family Member of the foregoing) of the Borrower (or by any Subsidiary) shall be considered Disqualified Stock solely because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement that is established by the laws of the jurisdiction of organization of any of the foregoing Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

 “Domestic Subsidiary”: any Restricted Subsidiary (other than a Foreign Subsidiary) that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election”: if the then-current Benchmark is the LIBO Screen Rate, the occurrence of:

(1)       a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)      the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Screen Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution”:  (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority”:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elected Amount”:  as set forth in Section 1.7(h).

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Environment”:  ambient air, indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediments and natural resources such as wetlands, flora and fauna.

“Environmental Claim”:  any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with the presence, Release of, or exposure to, any Hazardous Materials; or (c) in connection with any actual or alleged damage, injury, threat, or harm to the Environment.

“Environmental Laws”:  any and all Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, protection or regulation of the Environment or human health or safety in connection with exposure to Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect and including the common law insofar as it relates to any of the foregoing.

“Environmental Permits”:  any and all Permits required under, or issued pursuant to, any Environmental Law and including the common law insofar as it relates to any of the foregoing.

“Equal Lien Priority”: with respect to specified Indebtedness, such Indebtedness is secured by a Lien that is equal in priority to the Liens on specified Collateral (but without regard to control of remedies) and is subject to the Equal Priority Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the Equal Priority Intercreditor Agreement, taken as a whole).

“Equal Priority Collateral Agent”: the Equal Priority Representative for the holders of the Equal Priority Obligations.

“Equal Priority Intercreditor Agreement”: that certain intercreditor agreement with respect to the Collateral, dated as of April 12, 2021, among U.S. Bank National Association, as 2025 Notes Collateral Agent, U.S. Bank National Association, as 2026 Notes Collateral Agent, U.S. Bank National Association, as Initial Common Representative, the Collateral Agent, as the Credit Facility Agent, each Additional Common Representative from time to time party thereto, and each additional Authorized Representative from time to time party thereto, and acknowledged by each Loan Party.

“Equal Priority Obligations”: collectively, (1) the Obligations, (2) the 2025 Secured Notes Obligations (3) the 2026 Secured Notes Obligations and (4) each Series of Additional Equal Priority Obligations.

“Equal Priority Representative”: any “Authorized Representative” as defined in the Equal Priority Intercreditor Agreement.

“Equal Priority Secured Parties”: collectively, (1) the 2025 Secured Notes Secured Parties, (2) the 2026 Secured Notes Secured Parties, (3) the Secured Parties and (4) any Additional Equal Priority Secured Parties.

“Equity Interests”:  Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA”:  the Employee Retirement Income Security Act of 1974.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate Loan”:  a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default”:  any of the events or conditions specified in Section 7.1(a); provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets”: the following:

(a)      any asset the grant of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement, (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement (in the case of clause (i) above, this clause (ii) and clause (iii) below, after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law) or (iii) trigger termination of, or a right of termination or any other modification of any rights under, any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision; it being understood that (A) the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right, (B) the exclusions referenced in clauses (i), (ii) and (iii) above shall not apply to the extent that the relevant contract expressly permits the grant of a security interest in all or substantially all of the assets of the Borrower or any Guarantor and (C) the exclusion set forth in this clause (a) shall only apply if the contractual prohibitions or contractual provisions that would be so violated or that would trigger any such termination, right or modification under clauses (i), (ii) or (iii) above (x) existed on the Closing Date (or in the case of any contract of a Subsidiary that is acquired following the Closing Date, as of the date of such acquisition) and were not entered into in contemplation of the Closing Date (or such acquisition) and (y) cannot be waived unilaterally by the Borrower or any of its Wholly-Owned Subsidiaries;

(b)      the Equity Interests of any (A) Captive Insurance Subsidiary, (B) Unrestricted Subsidiary, (C) not-for-profit or special purpose Subsidiary, (D) Receivables Subsidiary, (E) Qualified Liquefaction Development Entity or (F) Immaterial Subsidiary (other than NFE Shannon Holdings Limited);

(c)       any intent-to-use (or similar) trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” notice and/or filing with respect thereto;

(d)      any asset, the grant of a security interest in which would (i) require any governmental consent, approval, license, permit or authorization (collectively, “Governmental Consents”) that has not been obtained (provided that, in the case of the Borrower’s port lease in San Juan, Puerto Rico and the concession in respect of the Borrower’s LNG regasification terminal at the Puerto Pichilingue in Baja California Sur, Mexico (the “La Paz Facility Concession”), the Borrower has used commercially reasonable efforts to obtain any Governmental Consents necessary to grant a mortgage or similar security instrument thereon), (ii) be prohibited by applicable Requirements of Law, except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable Requirements of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clause (i) or clause (ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirements of Law notwithstanding the relevant requirement or prohibition or (iii) result in material adverse tax consequences to the Borrower or any of its direct or indirect Subsidiaries as reasonably determined by the Borrower, including as a result of the operation of Section 956 of the Code;

(e)     (i) any leasehold real property interests (other than the leasehold of property located at 6800 NW 72nd Street, Miami, Florida, or the leasehold interest relating to the LNG storage and regasification facility at the Port of Montego Bay, Jamaica) or concessions (provided that, in the case of the port lease in San Juan, Puerto Rico and the La Paz Facility Concession, the Borrower has used commercially reasonable efforts to obtain any Governmental Consents necessary to grant a mortgage or similar security instrument thereon) and (ii) any fee owned real property that is not a Material Real Estate Asset or that is located in a “special flood zone” (and no landlord lien waivers, estoppels or collateral access letters shall be required to be delivered);

(f)       any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary that cannot be pledged without (i) the consent of one or more third parties other than the Borrower or any of its Restricted Subsidiaries under the organizational documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned Subsidiary or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any third party other than the Borrower or any of its Restricted Subsidiaries in accordance with the organizational documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned Subsidiary;

(g)      (i) motor vehicles, tankers, marine vessels, ISO containers and other assets subject to certificates of title, other than any tankers or other marine vessels with a value (as reasonably estimated by the Borrower) in excess of $40.0 million, (ii) letter-of-credit rights not constituting supporting obligations of other Collateral and (iii) commercial tort claims with a value (as reasonably estimated by the Borrower) of less than $40.0 million, except, in each case of the foregoing clauses (i)-(iii), to the extent a security interest therein can be perfected solely by the filing of a UCC financing statement;

(h)      any margin stock;

(i)       any cash or Cash Equivalents, Deposit Account, commodities account or securities account (including securities entitlements and related assets but excluding cash and Cash Equivalents representing the proceeds of assets otherwise constituting Collateral);

(j)       any lease, license or other agreement or contract or any asset subject thereto (including pursuant to a purchase money security interest, Financing Lease or similar arrangement) that is, in each case, not prohibited by the terms of this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or contract or purchase money, Financing Lease or similar arrangement or trigger a right of termination in favor of any other party thereto (other than the Borrower or any of its Restricted Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Requirements of Law; it being understood that the term “Excluded Asset” shall not include any proceeds or receivables arising out of any asset described in this clause (j) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirements of Law notwithstanding the relevant requirement or prohibition;

(k)      any asset with respect to which the Borrower and the Collateral Agent has reasonably agreed that the cost, burden, difficulty or consequence (including any effect on the ability of the Borrower or any Guarantor to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the Secured Parties of the security afforded thereby, which determination is evidenced in writing;

(l)       receivables and related assets (or interests therein) (i) disposed of to any Receivables Subsidiary in connection with a Permitted Receivables Financing or (ii) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing; and

(m)     any governmental licenses, permits or authorizations, or U.S. or foreign state or local franchises, charters or authorizations, to the extent a security interest in any such license, permit, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) or where the effect thereof would be to limit or diminish the Borrower’s or any Guarantor’s ability to utilize such license, permit franchise, charter or authorization in the conduct of its business in the ordinary course.

“Excluded Contribution”: the aggregate amount of cash or Cash Equivalents or the Fair Market Value of other assets received by the Borrower or any of its Restricted Subsidiaries after the Issue Date from:

(a)       contributions in respect of Qualified Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than any amounts received from the Borrower or any of its Restricted Subsidiaries),

(b)      the sale of Qualified Capital Stock of the Borrower (other than (i) to any Restricted Subsidiary of the Borrower, (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, (iii) with the proceeds of any loan or advance made pursuant to clause (h)(i) of the definition of “Permitted Investments” or (iv) Designated Preferred Stock), including any addition to capital as a result of any consolidation, merger or similar transaction with the Borrower or any Restricted Subsidiary, to the extent designated as an Excluded Contribution and the proceeds of which have not been applied in reliance on clause (2) of Section 6.1(a) or to make a Restricted Payment pursuant to Section 6.1(b)(ii)(2) or 6.1(b)(xxix)(1), and

(c)       dividends, distributions, other Returns, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries.

“Excluded Swap Obligations”:  with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.  If any Obligation in respect of any Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Obligation in respect of any Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Existing Notes”: collectively, the 2025 Notes and the 2026 Notes.

“Existing Indentures”: collectively, the 2025 Indenture and the 2026 Indenture.

“Existing Note Guarantees”: collectively, the 2025 Note Guarantees and the 2026 Note Guarantees.

“Extended Maturity Date”: as defined in Section 2.21(a).

“Extending Lender”: as defined in Section 2.21(b).

“Extension Date”: as defined in Section 2.21(a).

“Fair Market Value”:  with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Borrower, which determination will be conclusive (unless otherwise provided in this Agreement).

“FASB”:  the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“FATCA”:  as defined in Section 2.17(a).

“FCPA”:  as defined in Section 3.22(b).

“Federal Funds Effective Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

 “Financing Lease”: as applied to any Person, any obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fitch”:  Fitch Ratings or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Fixed Amount”: as defined in Section 1.7(c).

“Fixed Charge Coverage Ratio”: means, as of any date of determination, the ratio of (a) Annualized EBITDA to (b) Fixed Charges for the period of four consecutive fiscal quarters then most recently ended, as of the last day of the Test Period then most recently ended, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Fixed Charges”: as to the Borrower and its Restricted Subsidiaries at any date of determination, on a consolidated basis, for any period, the sum of (without duplication):

(1)             Consolidated Interest Expense for such period;

(2)              all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of the Borrower and its Restricted Subsidiaries made during such period; and

(3)              all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower and its Restricted Subsidiaries made during such period.

“Floor”: the benchmark rate floor provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Screen Rate.

 “Foreign Employee Benefit Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower and its Subsidiaries, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

“Foreign Lender”:  as defined in Section 2.17(g).

“Foreign Subsidiary”: any Restricted Subsidiary that is not organized under the laws of the United States of America, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“Fortress”:  Fortress Investment Group LLC.

“Funding Notice”:  a notice substantially in the form of Exhibit E-1.

“GAAP”:  at the election of the Borrower, (i) the accounting standards and interpretations adopted by the International Accounting Standards Board, as in effect from time to time (“IFRS”) if the Borrower’s financial statements are at such time prepared in accordance with IFRS or (ii) generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time; provided that (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (b) any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter.

For avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Consolidated Net Income and Consolidated EBITDA of such Person or business shall not be excluded from the calculation of Consolidated Net Income or Consolidated EBITDA, respectively, until such disposition shall have been consummated.

“Golar Acquisition”: the acquisition, directly or indirectly, of all of the outstanding common equity interests of the Golar Target pursuant to the Golar Acquisition Agreement.

“Golar Acquisition Agreement”: that certain Agreement and Plan of Merger, dated as of January 13, 2021, among the Borrower, as buyer, the Golar Target, as the company, Golar GP LLC, a Marshall Islands limited liability company, as general partner, and Lobos Acquisition LLC, a Marshall Islands limited liability company (together with all exhibits, schedules and disclosure letters thereto).

“Golar Target”: Golar LNG Partners LP, a Marshall Islands limited partnership.

“Governmental Authority”:  any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, authority, court, central bank, agency, regulatory body or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender”:  as defined in Section 9.6(g).

“GS”: Goldman Sachs Bank USA.

“Guarantee”:  the guarantee by any Guarantor of the Obligations.

“Guarantor”:  each Subsidiary of the Borrower that executes this Agreement as a guarantor on the Closing Date and each other Subsidiary of the Borrower that thereafter guarantees the Obligations in accordance with the terms of this Agreement (but excluding any Person released from its obligations hereunder pursuant to Section 9.20).

“Guarantor Obligations”:  all obligations and liabilities of each Guarantor (including interest, fees and expenses after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization, examinership or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interests, fees or expenses is allowed or allowable in such proceeding) which arise under or in connection with this Agreement, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement, in each case whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, excluding, in each case, Excluded Swap Obligations.

“Hazardous Materials”:  any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law; or (b) can form the basis of any liability under any Environmental Law, including any Environmental Law relating to petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls and toxic mold.

“Hedge Agreement”: (a) any agreement with respect to any Derivative Transaction between the Borrower, any Guarantor or any Restricted Subsidiary and any other Person, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations”: the obligations of the Borrower, any Guarantor or any Restricted Subsidiary under any Hedge Agreement.

“Hygo”: Hygo Energy Transition Ltd., a Bermuda exempted company.

“Hygo Acquisition” the acquisition, directly or indirectly, of all of the outstanding equity interests of the Hygo Target pursuant to the Hygo Acquisition Agreement.

“Hygo Acquisition Agreement”: that certain Agreement and Plan of Merger, dated as of January 13, 2021, among the Borrower, as buyer, Hygo, as the company, Golar LNG Limited, a Bermuda exempted company, Stonepeak Infrastructure Fund II Cayman (G) Ltd., a Cayman Islands exempted company, and Lobos Acquisition Ltd., a Bermuda exempted company, together with all exhibits, schedules and disclosure letters thereto.

“IBA”: as defined in Section 1.5.

“IFRS”: as defined in the definition of GAAP.

 “Immaterial Subsidiary”: as of any date of determination, any Restricted Subsidiary of the Borrower (a) the assets of which (on a standalone basis, when combined with the assets of such Restricted Subsidiary’s subsidiaries attributable to such Restricted Subsidiary’s economic interest therein) do not exceed 3.0% of Consolidated Total Assets of the Borrower and (b) the contribution to Annualized EBITDA of which (on a standalone basis, when combined with the contribution to Annualized EBITDA of such Restricted Subsidiary’s subsidiaries, after intercompany eliminations) does not exceed 3.0% of the Annualized EBITDA of the Borrower, in each case, as of the last day of or for the most recently ended Test Period on or prior to such date of determination.

“Immediate Family Member”: with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs, legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount”:  as defined in Section 6.6(c).

“Increased Cost Lender”:  as defined in Section 2.19.

“Incurrence-Based Amounts”: as defined in Section 1.7(c).

“Indebtedness” as applied to any Person means, without duplication:

(a)       all indebtedness for borrowed money;

(b)      all obligations with respect to Financing Leases;

(c)       all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(d)      any obligation of such Person to pay the deferred purchase price of property or services (excluding (i) any earn-out obligation, purchase price adjustment or similar obligation, unless such obligation has not been paid within 60 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) any such obligations incurred ERISA), which purchase price is (A) due more than 365 days from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e)      all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person provided that the amount of Indebtedness of any Person for purposes of this clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby;

(f)       letters of credit or bankers’ acceptances issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g)      the guarantee by such Person of the Indebtedness of another, other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (g) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) in the case of Indebtedness that is non-recourse to the credit of the Borrower or a Restricted Subsidiary, the Fair Market Value of the property encumbered thereby;

(h)       all obligations of such Person in respect of any Disqualified Stock; and

(i)       all net obligations of such Person in respect of any Derivative Transaction, whether or not entered into for hedging or speculative purposes, other than those providing for the delivery of a commodity pursuant to forward contracts (any such Derivative Transaction pursuant to a Hedge Agreement, a “Specified Hedge Agreement”); provided that in no event shall any obligation under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Consolidated Total Debt Ratio, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, Fixed Charge Coverage Ratio or any other financial ratio under this Agreement;

in each case, to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provided that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided that, notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 or International Accounting Standard 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this proviso shall not be deemed an incurrence of Indebtedness under this Agreement) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amount that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement).

For all purposes hereof, the Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from cash management and accounting operations and intercompany loans, advances or Indebtedness among the Borrower and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business, consistent with past practice or consistent with industry norm, including any deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iv) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (v) Indebtedness appearing on the balance sheet of the Borrower solely by reason of pushdown accounting under GAAP, (vi) accrued expenses and royalties, (vii) asset retirement obligations and obligations in respect of performance bonds, reclamation and workers’ compensation claims, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (viii) accrued expenses or current trade or other ordinary course payables or liabilities incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (including on an intercompany basis), and obligations resulting from take-or-pay contracts entered into in the ordinary course of business, consistent with past practice or consistent with industry norm, and other liabilities associated with customer prepayments and deposits, (ix) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, (x) Non-Financing Lease Obligations or other obligations under or in respect of straight line leases, operating leases or Sale and Lease-Back Transactions (except to the extent resulting in a Financing Lease), any leases or rentals of equipment related to exploration, production and commercialization activities, including without limitation, leases or rentals of or related to drilling rigs, pipelines, supply boats and LNG carriers, FPSO (floating production storage and offloading) facilities, WHPs (wellhead platforms), TLWPs (tension leg wellhead platforms) and any other equipment or other assets, provided that such leases or rentals do not include a bargain purchase option, (xi) customary obligations under employment agreements and deferred compensation arrangements, (xii) Contingent Obligations, (xiii) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business, consistent with past practice or consistent with industry norm, (xiv) any liability for taxes and (xv) any land and port concessions.

“Indemnified Liabilities”:  as defined in Section 9.5(a) hereto.

“Indemnitee”:  as defined in Section 9.5(a) hereto.

“Independent Financial Advisor”:  an accounting, appraisal or investment banking firm or consultant of nationally recognized standing.

 “Information”:  as defined in Section 9.14 hereto.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such “plan” is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreements”: any Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement.

“Interest Payment Date”:  with respect to (a) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; and the final maturity date of such Loan; and (b) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the final maturity of such Loan; provided that, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period”:  in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or, to the extent agreed by the applicable Lenders, any other period), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a London Business Day, such Interest Period shall expire on the next succeeding London Business Day unless no further London Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding London Business Day; (ii) any Interest Period that begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last London Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of Loans shall extend beyond the Maturity Date.

“Interest Rate Determination Date”:  with respect to any Interest Period, the date that is two London Business Days prior to the first day of such Interest Period.

“Investment”: (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the securities of any other Person (other than the Borrower or any Guarantor), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance or capital contribution (other than accounts receivable, trade credit, advances to customers, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) or any advance to any current or former employee, officer, director, member of management, manager, member, partner, consultant or independent contractor of the Borrower or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case in the ordinary course of business, consistent with practice or consistent with industry norm of the Borrower and/or its Subsidiaries) by the Borrower or any of its Restricted Subsidiaries to any other Person.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of an Investment made with assets of the Borrower or any Restricted Subsidiary, based on the net book value of the assets invested), minus any payments actually received by such investor representing a Return in respect of such Investment (without duplication of amounts increasing clause (2) of Section 6.1(a)), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

If the Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

“Investment Grade Assets”:  (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests at least 90.0% of its assets in investments of the type described in the foregoing clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments utilized by any Foreign Subsidiary and customarily used by companies in the jurisdiction of such Foreign Subsidiary for high quality investments.

“Investment Grade Rating”:  a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or Fitch or the equivalent investment grade credit rating from any other nationally recognized rating agency.

“IP Rights”: a license or right to use all rights in Designs, patents, trademarks, domain names, copyrights, software, Trade Secrets and all other intellectual property rights.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP”:  “International Standby Practices 1998” published by the International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issue Date”:   September 2, 2020.

“Issuing Bank”:  each of (a) MSSF and GS and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.3(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.3(k) or Section 2.2(l), in each case except as otherwise provided in such Section), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.3 with respect to such Letters of Credit).

“Joinder Agreement” a Joinder Agreement, substantially in the form of Exhibit G, duly executed by a Subsidiary made a party hereto pursuant to Section 5.10(a).

 “Judgment Currency”:  as defined in Section 9.17(b) hereto.

 “Junior Lien Priority”: with respect to specified Indebtedness, that such Indebtedness is secured by a Lien that is junior in priority to the Liens on the Collateral securing the Senior Priority Obligations and is subject to a Junior Priority Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Junior Priority Collateral Agent”: the Junior Priority Representative for the holders of any Junior Priority Obligations.

“Junior Priority Intercreditor Agreement”: an intercreditor agreement with respect to the Collateral, entered into by, among others, the Collateral Agent, the applicable Junior Priority Collateral Agent(s) and, if applicable, any other Equal Priority Collateral Agent(s), having substantially the same terms as those described in the “Description of Notes—Security for the Notes—Junior Priority Intercreditor Agreement” section of the Offering Memorandum and other usual or customary terms reasonably acceptable to the Collateral Agent.

“Junior Priority Obligations”: the obligations with respect to any Indebtedness having Junior Lien Priority relative to the Obligations; provided that such Lien is permitted to be incurred under this Agreement, and provided further, that the holders of such Indebtedness or their Junior Priority Representative shall become party to a Junior Priority Intercreditor Agreement.

“Junior Priority Representative”: any duly authorized representative of any holders of Junior Priority Obligations, which representative is named as such in a Junior Priority Intercreditor Agreement or any joinder thereto.

“Law”:  all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, any Governmental Authority.

“LC Commitment”:  with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 1.1A, or if an Issuing Bank has entered into an Assignment and Acceptance or has been designated in accordance with Section 2.3(j), the amount set forth for such Issuing Bank as its LC Commitment in the Register.

“LC Disbursement”:  a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”:  any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be such Lender’s Pro Rata Share of the aggregate LC Exposure at such time.

“LCT Election”: as defined in Section 1.6(a).

“LCT Test Date”: as defined in Section 1.6(a).

“Lender Counterparty”:  each Lender, the Administrative Agent, the Collateral Agent and each of their respective Affiliates counterparty to a Hedge Agreement or Cash Management Agreement entered into with the Borrower or any Guarantor (on the Closing Date with respect to Hedge Agreements or Cash Management Agreements existing as of the Closing Date or at the time it entered into a Hedge Agreement or Cash Management Agreement and including any Person who is the Administrative Agent or a Lender (or an Affiliate of the Administrative Agent or a Lender) as of the date of entering into such Hedge Agreement or Cash Management Agreement but subsequently ceases to be (or whose Affiliate ceases to be) the Administrative Agent or a Lender, as the case may be).

“Lender Notice Date” is defined in Section 2.21(b).

“Lender Parent”:  with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

 “Lenders”:  the Persons listed on Schedule 1.1A and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance; provided, however, that Section 9.5 shall continue to apply to each such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance as if such Person is a “Lender”.

 “Letter of Credit”:  any standby letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 2.3(o).

“LIBO Rate”:  with respect to any Eurodollar Rate Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period.

“LIBO Screen Rate”:  for any day and time, with respect to any Eurodollar Rate Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien”:  any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

“Limited Condition Transaction”: (i) any acquisition or Investment, including by way of merger, amalgamation, consolidation, Division or similar transaction, not prohibited by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or refinancing of, any Indebtedness, Disqualified Stock or Preferred Stock, (iii) any dividend to be paid on a date subsequent to the declaration thereof or (iv) any Asset Sale or Disposition excluded from the definition of “Asset Sale”.

“Liquefaction Development Entity”: (i) any Subsidiary of the Borrower, the principal operations of which are the construction, development, financing or operation of liquefaction facilities and (ii) one or more holding companies, the primary purpose of which is to hold the capital stock of any such entity, either directly or indirectly.

“LNG”:  natural gas in its liquid state at or below its boiling point at or near atmospheric pressure.

“Loan Documents”:  this Agreement, the Security Documents, and the Loan Notes.

“Loan Note”:  a promissory note substantially in the form of Exhibit C.

“Loan Parties”:  the collective reference to the Borrower and each Guarantor.

“Loans”:  the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Business Day”:  any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

 “Management Investors”:  the current, former or future officers, directors, managers and employees (and any Immediate Family Members of the foregoing) of the Borrower or any of its Subsidiaries who are or who become direct or indirect investors in the Borrower.

“Material Adverse Effect”:  any circumstances or conditions that would have a material adverse effect on (a) the ability of the Borrower to perform its payment obligations under this Agreement or any other Loan Document, (b) the rights or remedies of the Secured Parties under this Agreement or any other Loan Document or (c) the business, assets, properties, liabilities or financial condition of the Loan Parties, taken as a whole.

“Material Real Estate Asset”:  any “fee-owned” real estate asset owned by a Loan Party on the Closing Date, acquired by a Loan Party after the Closing Date or owned by any Person at the time such Person becomes a Loan Party, in each case, having a Fair Market Value in excess of $25.0 million as of the date of acquisition thereof (or the date of substantial completion of any material improvement thereon or new construction thereof) or if the owning entity becomes a Loan Party after the Closing Date, as of the date such Person becomes a Loan Party.

“Maturity Date”:  the earliest of (a) the Stated Maturity Date, (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise and (c) the Springing Maturity Date (unless the Notes have been redeemed in full, or refinanced in full with Indebtedness with a maturity date later than 60 days after the Stated Maturity Date, prior to the Springing Maturity Date); provided that, in each case, if such date is not a Business Day, then the applicable Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate”: as defined in Section 9.25.

“Moody’s”:  Moody’s Investors Service, Inc. or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Mortgage”: any mortgage, deed of trust or other similar agreement made by a Loan Party in favor of the Collateral Agent or any Common Representative, for the benefit of the Collateral Agent and the Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall be in form reasonably satisfactory to the Collateral Agent and the Borrower.

“MSSF”:  as defined in the introductory paragraph hereto.

“Multiemployer Plan”:  a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity has an obligation to make contributions or has any actual or contingent liability.

“Net Proceeds”: the cash proceeds (including Cash Equivalents and cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received) received by the Borrower and any of its Restricted Subsidiaries in respect of any Asset Sale, net of (i) all fees and out-of-pocket expenses paid by (or on behalf of) the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees and the amount of all transfer and similar taxes and the Borrower’s good faith estimate of income or other taxes paid or payable (including pursuant to tax sharing arrangements or any tax distributions) in connection with such Asset Sale), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset disposed of in such Asset Sale and which is required to be repaid or otherwise comes due and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Asset Sale, (v) the pro rata portion of such Net Proceeds (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower and its Restricted Subsidiaries as a result thereof, (vi) the amount of any liabilities (other than Indebtedness in respect of the Notes) directly associated with such asset and retained by the Borrower or any Restricted Subsidiary, (vii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness (other than any unsecured Indebtedness) required (other than required by Section 4.10(b) of the Existing Indentures) to be paid as a result of such transaction and (viii) any costs associated with unwinding any related Hedging Obligations in connection with such Asset Sale.

“Non-Consenting Lender”:  as defined in Section 2.19.

“Non-Defaulting Lender”:  at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes”:  as defined in Section 2.17(a).

“Non-Extending Lender”: as defined in Section 2.21(b).

“Non-Financing Lease Obligation”: a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Public Information”:  material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower and its Subsidiaries or their securities.

 “Notice”:  a Funding Notice or a Conversion/Continuation Notice.

“Obligations”:  the collective reference to (a) the Borrower Obligations and (b) the Guarantor Obligations.

“Offering Memorandum”: the Offering Memorandum dated August 19, 2020 relating to the offering of the 2025 Notes and as in effect on the Closing Date.

 “Officer’s Certificate”:  a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Agreement.

“Organizational Documents”:  with respect to  any Person, (i) in the case of any corporation, the certificate of incorporation and bylaws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (v) in the case of any trust, the declaration of trust and trust agreement (or similar document) of such Person and (vi) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (and any interest, additions to Tax or penalties applicable thereto), except any such Taxes that are Other Connection Taxes imposed as a result of an assignment by a Recipient (other than an assignment made pursuant to Section 2.19).

“Participant”:  as defined in Section 9.6(b).

“Participant Register”:  as defined in Section 9.6(b).

“PATRIOT Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”:  a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Borrower may have liability, including any liability by reason of the Borrower’s (a) being jointly and severally liable for liabilities of any Commonly Controlled Entity in connection with such Pension Plan, (b) having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or (c) being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permit”:  any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, registration, notification, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or bylaw, rule or regulation of, by or from any Governmental Authority.

“Permitted Asset Swap”:  the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Holders”:  (a) any of Fortress, the Management Investors and their respective Affiliates, (b) any Person who is acting solely as an underwriter or initial purchaser in connection with a public or private offering of Equity Interests of the Borrower, acting in such capacity, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clauses (a), (b) or (d) of this definition) owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of the Borrower held by such group, and (d) any Permitted Plan.

“Permitted Investments”:

(a)      cash or Investments that were Cash Equivalents or Investment Grade Assets at the time made;

(b)      (i) Investments existing on the Closing Date in the Borrower or in any Restricted Subsidiary or (ii) Investments made after the Closing Date in the Borrower and/or one or more Restricted Subsidiaries (including, in each case, guarantees of obligations of Restricted Subsidiaries);

(c)      Investments (i) constituting deposits, prepayments, trade credit (including the creation of receivables) and/or other credits to suppliers or lessors, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, lessors, licensors and licensees, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d)      Investments in joint ventures and Unrestricted Subsidiaries (with respect to each such Investment, as valued at Fair Market Value of such Investment at the time such Investment is made or, at the option of the Borrower, committed to be made); provided that the amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this clause (d) and outstanding at the time of such Investment, after giving pro forma effect to such Investment, to exceed the greater of $100.0 million and 25.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries; provided, further however, that if any Investment pursuant to this clause (d) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (d);

(e)       Any Investment by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets of, or any business line, unit, division or product line (including research and development and related assets in respect of any product):

(i)           in any Person or the Equity Interests of any Person who is engaged in a Similar Business and becomes a Restricted Subsidiary (and, in any event, including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or by means of a Division); or

(ii)          if as a result of such Investment, such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit, product line or line of business) to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, Division, consolidation, transfer, conveyance or redesignation;

(f)       Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, replacement, renewal or extension increases the amount of such Investment except by the terms thereof in effect on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or as otherwise not prohibited by this Agreement;

(g)      Investments (including earn-outs) received in lieu of cash in connection with an Asset Sale made pursuant to the provisions of Section 6.4 or any other disposition of assets not constituting an Asset Sale;

(h)      loans or advances to, or guarantees of Indebtedness of, present or former employees, directors, members of management, officers, managers, members, partners, consultants or independent contractors (or any Immediate Family Member of the foregoing) of the Borrower, its Subsidiaries and/or any joint venture (i) to the extent permitted by applicable Requirements of Law, in connection with such Person’s purchase of Equity Interests of the Borrower, so long as any cash proceeds of such loan or advance are substantially contemporaneously contributed to the Borrower for the purchase of such Equity Interests, (ii) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that after giving pro forma effect to the making of any such loan, advance or guarantee, the aggregate principal amount of all loans, advances and guarantees made in reliance on this clause (h) then outstanding (measured as of the date such Investment is made or, at the option of the Borrower, committed to be made) shall not exceed the greater of $15.0 million and 5.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries;

(i)       Investments (i) made in the ordinary course of business, consistent with past practice or consistent with industry norm in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business, consistent with past practice or consistent with industry norm or (ii) consisting of extensions of credit in the nature of accounts receivable, performance guarantees or Contingent Obligations or notes receivable arising from the grant of trade credit in the ordinary course of business, consistent with past practice or consistent with industry norm;

(j)       Investments consisting of (or resulting from) (i) Indebtedness permitted under Section 6.3, (ii) Permitted Liens, (iii) Restricted Payments permitted under Section 6.1 (other than a Restricted Payment permitted under Section 6.1(b)(ix)) and (iv) Asset Sales permitted under Section 6.4 or any other disposition not constituting an Asset Sale (other than pursuant to clause (a), (b), (c)(ii) (if made in reliance on clause (B) therein) and (g) of the definition thereof);

(k)      Investments in the ordinary course of business, consistent with past practice or consistent with industry norm consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l)       Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, consistent with past practice or consistent with industry norm, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)     loans and advances of payroll payments or other compensation (including deferred compensation) to present or former employees, directors, members of management, officers, managers, members, partners, independent contractors or consultants of the Borrower and/or any Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm;

(n)      Investments to the extent that payment therefor is made solely with Qualified Capital Stock of the Borrower;

(o)      (i) Investments of any Restricted Subsidiary that is acquired after the Closing Date, or of any Person merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise not prohibited by this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this clause (o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise not prohibited by this Agreement;

(p)      [Reserved];

(q)      Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount (with respect to each such Investment, as valued at the Fair Market Value of such Investment at the time such Investment is made or, at the option of the Borrower, committed to be made) then outstanding not to exceed:

(i)            the greater of $125.0 million and 35.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries (measured as of the date such Investment is made, or at the option of the Borrower, committed to be made); plus

(ii)          in the event that (A) the Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, at the election of the Borrower, an amount equal to 100.0% of the Fair Market Value of such Investment as of the date on which such Person becomes a Restricted Subsidiary; provided that if the Borrower elects to apply the Fair Market Value of any such Investment (other than any Investment made pursuant to clause (q)(i)) in the manner described above in order to increase availability under this clause (q), then such Fair Market Value, and such Person becoming a Restricted Subsidiary, shall not increase the amount available for Restricted Payments under clause (2) of Section 6.1(a) or reduce the amount of outstanding Investments under the provision pursuant to which such Investment was initially made;

(r)       [Reserved];

(s)      to the extent constituting Investments, (i) guarantees of leases (other than Financing Leases) or of other obligations not constituting Indebtedness of the Borrower and/or its Restricted Subsidiaries and (ii) guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm;

(t)       [Reserved];

(u)       [Reserved];

(v)      Investments in Subsidiaries of the Borrower in connection with internal reorganizations and/or tax restructuring entered into among the Borrower and/or its Restricted Subsidiaries;

(w)     any Derivative Transactions of the type permitted under Section 6.3(b)(xix);

(x)      Investments consisting of the licensing of intellectual property or other works of authorship for the purpose of joint marketing arrangements with other Persons;

(y)       repurchases of the Existing Notes and any other Senior Indebtedness;

(z)      (i) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law and (ii) Investments of assets relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business, consistent with past practice or consistent with industry norm;

(aa)    Investments in the Borrower, any Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities and/or customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements, in each case, entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(bb)     additional Investments so long as, after giving effect thereto on a pro forma basis, the Consolidated Total Debt Ratio does not exceed 2.50 to 1.00;

(cc)     any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd)     [Reserved];

(ee)     Investments in Receivables Subsidiaries required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and Cash Equivalents to Receivables Subsidiaries to finance the purchase of assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves);

(ff)      contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust (or any Immediate Family Member of the foregoing) subject to claims of creditors in the case of a bankruptcy of the Borrower or any Restricted Subsidiary;

(gg)    to the extent that they constitute Investments, purchases, acquisitions, licenses or leases of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights or the contribution of IP Rights pursuant to joint marketing arrangements, in each case in the ordinary course of business, consistent with past practice or consistent with industry norm;

(hh)    intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business, consistent with past practice or consistent with industry norm or in connection with cash management operations of the Borrower and its Subsidiaries;

(ii)      Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event;

(jj)      Investments to the extent required by applicable rules under the Exchange Act or by any governmental authority, including any Investment made in order to avoid early warning or notice requirements under such rules or requirements;

(kk)    [Reserved]; and

(ll)      any transaction to the extent it constitutes an Investment that is not prohibited by and is made in accordance with the provisions of Section 6.5 (except transactions permitted by Section 6.5(b)(iv)(1) by reference to Section 6.1 or this definition and Section 6.5(b)(xv) and (xix)).

“Permitted Liens”:

(a)      Liens securing Indebtedness incurred under Credit Facilities permitted under Section 6.3(b)(i); including any letter of credit facility relating thereto, that was, at the time such Indebtedness is deemed to be incurred, not prohibited or deemed to be not prohibited by the terms of this Agreement to be incurred pursuant to Section 6.3(b)(i);

(b)       Liens for taxes, assessments or other governmental charges (i) which are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment, (ii) which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Restricted Subsidiaries in accordance with GAAP, (iii) which are on property that the Borrower or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iv) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c)      Liens (and rights of setoff) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens (including, without limitation, any maritime liens, whether or not statutory, that are recognized or given effect to as such by the law of any applicable jurisdiction) imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days or that are unfiled and no other action has been taken to enforce such Liens or those that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d)       Liens incurred or deposits made in the ordinary course of business, consistent with past practice or consistent with industry norm (i) in connection with workers’ compensation, pension, unemployment insurance, employers’ health tax and other types of social security or similar laws and regulations or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (ii) to secure the performance of tenders, statutory obligations, surety, stay, customs, appeal, performance and/or completion bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations but exclusive of obligations for the payment of borrowed money), (iii) securing or in connection with (x) any liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty, liability or other insurance (including self-insurance) to the Borrower or its Subsidiaries or otherwise supporting the payment of items set forth in the foregoing clause (i) or (y) leases or licenses of property otherwise not prohibited by this Agreement and use and occupancy agreements, utility services and similar transactions entered into in the ordinary course of business, consistent with past practice or consistent with industry norm and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds, completion bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)      Liens consisting of survey exceptions, easements, rights-of-way, restrictions, encroachments, and other similar encumbrances or minor defects or irregularities in title, in each case that would not reasonably be expected to result in a Material Adverse Effect;

(f)       Liens consisting of any (i) interest or title of a lessor or sublessor under any lease of real estate entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) landlord lien not prohibited by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject or (iv) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)       Liens solely on any cash advance, earnest money or escrow deposits made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment or disposition not prohibited under this Agreement;

(h)      Liens or purported Liens evidenced by the filing of UCC financing statements, including precautionary UCC financing statements, or any similar filings made in respect of (i) Non-Financing Lease Obligations or consignment or bailee arrangements entered into by the Borrower or any of its Restricted Subsidiaries and/or (ii) the sale of accounts receivable in the ordinary course of business, consistent with past practice or consistent with industry norm (to the extent otherwise permitted herein) for which a UCC financing statement is required;

(i)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)       Liens in connection with any zoning, building, land use or similar Requirements of Law or right reserved to or vested in any governmental authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Borrower or any of its Restricted Subsidiaries to (i) control or regulate the use of any or dimensions of real property or the structure thereon that would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order or (ii) terminate any such lease, license, franchise, grant or permit or to require annual or other payments as a condition to the continuation thereof;

(k)      Liens securing Refinancing Indebtedness permitted pursuant to Section 6.3(b)(xvii) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Section 6.3(a) or Section 6.3(b)(i), (ii), (x), (xi), (xiv), (xv), (xvii), (xviii), (xxi), (xxiii), (xxiv), (xxv), (xli) or (xlii) or (y) Indebtedness that is secured in reliance on clause (u) below (without duplication of any amount outstanding thereunder)); provided that (i) no such Lien extends to any property or asset of the Borrower or any Restricted Subsidiary that did not secure the Indebtedness being refinanced, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness, Disqualified Stock or Preferred Stock or subject to a Lien securing Indebtedness, in each case, not prohibited by Section 6.3, the terms of which Indebtedness, Disqualified Stock or Preferred Stock require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.3(b)(xiv) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) if such Liens are consensual Liens that are secured by the Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into an Equal Priority Intercreditor Agreement or a Junior Priority Intercreditor Agreement, as applicable, providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank (I) if the Liens on the Collateral that secured the Indebtedness that was refinanced by such Refinancing Indebtedness ranked equal in priority with the Liens on the Collateral securing the Secured Notes Obligations, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with the Liens on the Collateral (other than cash and Cash Equivalents) securing the Secured Notes Obligations or junior in priority to the Liens on the Collateral securing the Secured Notes Obligations or (II) if the Liens on the Collateral that secured the Indebtedness that was refinanced by such Refinancing Indebtedness ranked junior in priority to the Liens on the Collateral securing the Secured Notes Obligations, junior in priority to the Liens on the Collateral securing the Secured Notes Obligations but, in any event, shall not be required to enter into any such intercreditor agreement with respect to any Collateral consisting of cash and Cash Equivalents;

(l)        Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any property or asset of the Borrower or any Restricted Subsidiary that was not subject to the original Lien, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in either case permitted under Section 6.3, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.3(b)(xiv) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is not prohibited by Section 6.3;

(m)     Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.3(b)(xxv) and customary security deposits, related contract rights and payment intangibles related thereto;

(n)       Liens securing Indebtedness permitted pursuant to Section 6.3(b)(xiv), (xviii), or (xxi);

(o)      Liens securing Indebtedness permitted pursuant to Section 6.3(b)(xv) on the property or other asset the acquisition or Investment in which is financed thereby or on the Equity Interests and assets of the newly acquired Restricted Subsidiary or Liens otherwise existing on property at the time of its acquisition or existing on the property or Equity Interests or other assets of any Person at the time such Person becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary); provided that no such Lien (A) extends to or covers any other assets (other than (x) any replacements, additions and accessions thereto, any improvements thereon and any proceeds or products thereof, (y) after-acquired property to the extent such Indebtedness requires or includes, pursuant to its terms at the time assumed, a pledge of after-acquired property of such Person, and any replacements, additions and accessions thereto, any improvements thereon and any proceeds or products thereof, and customary security deposits in respect thereof and (z) in the case of multiple financings of equipment provided by any lender or its Affiliates, other equipment financed by such lender or its Affiliates, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) or (B) was created in contemplation of the applicable acquisition of the Person, assets or Equity Interests;

(p)      (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, consistent with past practice or consistent with industry norm of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens on the proceeds of any Indebtedness in favor of the holders of such Indebtedness incurred in connection with any transaction permitted under this Agreement, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (v) Liens consisting of an agreement to dispose of any property in a disposition permitted under Section 6.4, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q)       Liens on assets of Restricted Subsidiaries that are not Guarantors (including Equity Interests owned by such Persons);

(r)       (i) Liens securing obligations (other than obligations representing indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm of the Borrower and/or its Restricted Subsidiaries and (ii) Liens not securing indebtedness for borrowed money that are granted in the ordinary course of business, consistent with past practice or consistent with industry norm and customary in the operation of the business of the Borrower and its Restricted Subsidiaries;

(s)       [Reserved];

(t)       [Reserved];

(u)      other Liens on assets securing Indebtedness; provided that, at the time of incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate amount of Indebtedness and other obligations then outstanding and secured thereby shall not, except as contemplated by Section 6.3(b)(xvii), exceed an amount equal to the greater of $100.0 million and 25.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries provided that, if such Liens are consensual Liens that are secured by the Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into an Equal Priority Intercreditor Agreement or a Junior Priority Intercreditor Agreement, as applicable, providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Obligations but, in any event, shall not be required to enter into any such intercreditor with respect to any Collateral consisting of cash and Cash Equivalents;

(v)      (i) Liens on assets securing, or otherwise arising from, judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation not constituting an Event of Default under Section 7.1(a)(6) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w)    (i) leases (including ground leases and leases of vehicles, tankers and ISO containers), licenses, subleases or sublicenses granted to others in the ordinary course of business, consistent with past practice or consistent with industry norm (and other agreements pursuant to which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services), or which would not reasonably be expected to result in a Material Adverse Effect, and (ii) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(x)      Liens on securities that are the subject of repurchase agreements constituting Permitted Investments or any Investment permitted under Section 6.1 arising out of such repurchase transactions and reasonable customary initial deposits and margin deposits and similar Liens attaching to pooling, commodity trading accounts or other brokerage accounts maintained in the ordinary course of business, consistent with past practice or consistent with industry norm and not for speculative purposes;

(y)      Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds, completion bonds or similar instruments permitted under Section 6.3(b)(v), (vi), (viii), or (xxvii);

(z)      Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of any asset in the ordinary course of business, consistent with past practice or consistent with industry norm or (ii) by operation of law under Article 2 of the UCC (or any similar Requirements of Law under any jurisdiction);

(aa)     Liens (other than, if granted in favor of any Person that is not the Borrower or a Guarantor, Liens on the Collateral ranking on an equal or senior priority basis to the Liens on the Collateral securing the Obligations) securing Indebtedness of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary and not prohibited to be incurred in accordance with Section 6.3;

(bb)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)    (i) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s accounts payable or other obligations in respect of documentary or trade letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (ii) Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (iii) receipt of progress payments and advances from customers in the ordinary course of business, consistent with past practice or consistent with industry norm to the extent the same creates a Lien on the related inventory and proceeds thereof;

(dd)    Liens securing obligations of the type described in Section 6.3(b)(vii) and/or (xix);

(ee)    (i) Liens on Equity Interests of Unrestricted Subsidiaries, (ii) Liens on Equity Interests of joint ventures securing capital contributions to, or Indebtedness or other obligations of, such joint ventures, (iii) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement and (iv) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff)      Liens on cash or Cash Equivalents arising in connection with the defeasance, satisfaction, discharge or redemption of Indebtedness;

(gg)    Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(hh)    Liens disclosed in any mortgage policy or survey with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof;

(ii)      Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;

(jj)      Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the UCC (or any comparable or successor provision) on the items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service provider arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(kk)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business, consistent with past practice or consistent with industry norm;

(ll)      Liens securing Indebtedness incurred in reliance on Section 6.3(b)(xxxix);

(mm)  other Liens on assets securing Indebtedness; provided that, at the time of incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate amount of Indebtedness then outstanding and secured thereby shall not exceed an amount such that (I) in the case of any such Liens secured by the Collateral that have Equal Lien Priority (but without regard to the control of remedies) relative to the Liens on the Collateral securing the Obligations, the Consolidated First Lien Debt Ratio does not exceed either (x) 3.00 to 1.00 (whether or not incurred in connection with an acquisition, Investment or other similar transaction) or (y) solely if incurred in connection with an acquisition, Investment or other similar transaction, the Consolidated First Lien Debt Ratio in effect immediately prior to giving effect to the incurrence of such Liens, in each case, calculated on a pro forma basis, (II) in the case of any such Liens secured by the Collateral that have Junior Lien Priority relative to the Liens securing the Secured Notes Obligations, the Consolidated Secured Debt Ratio does not exceed either (x) 4.00 to 1.00 (whether or not incurred in connection with an acquisition, Investment or other similar transaction) or (y) solely if incurred in connection with an acquisition, Investment or other similar transaction, the Consolidated Secured Debt Ratio in effect immediately prior to giving effect to the incurrence of such Liens, in each case, calculated on a pro forma basis and (III) in the case of any such Indebtedness that is secured by assets that do not constitute Collateral (assuming, for purposes of this clause (III) and future ratio calculations for so long as such Indebtedness remains outstanding, that such assets constitute Collateral), the Consolidated Secured Debt Ratio does not exceed either (x) 4.00 to 1.00 (whether or not incurred in connection with an acquisition, Investment or other similar transaction) or (y) if incurred in connection with an acquisition, Investment or other similar transaction, the Consolidated Secured Debt Ratio in effect immediately prior to giving effect to the incurrence of such Liens, in each case, calculated on a pro forma basis; provided that, if such Liens are consensual Liens that are secured by the Collateral, then the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into an Equal Priority Intercreditor Agreement or a Junior Priority Intercreditor Agreement, as applicable, providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Secured Notes Obligations but, in any event, shall not be required to enter into any such intercreditor agreement with respect to any Collateral consisting of cash and Cash Equivalents;

(nn)    agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(oo)    Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance or incurrence of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(pp)     Liens securing the 2025 Notes (other than any 2025 Additional Notes issued after the Closing Date) and the related 2025 Note Guarantees;

(qq)     Liens securing the 2026 Notes (other than any 2026 Additional Notes issued after the Closing Date) and the related 2026 Note Guarantees;

(rr)    Liens with respect to any vessel for maritime torts with respect to damage resulting from allisions, collisions, cargo damage, property damage, conversion (wrongful possession), pollution, personal injury and death, maintenance and cure, and unseaworthiness, in each case, that are covered by insurance (subject to reasonable deductibles); and

(ss)     Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary arising from vessel chartering, drydocking, maintenance, repair, refurbishment, the furnishing of supplies and bunkers to vessels or masters’, officers’ or crews’ wages and maritime Liens, that, in the case of each of the foregoing, were not incurred or created to secure the payment of Indebtedness and that in the aggregate do not materially adversely affect the value of the properties subject to such Liens or materially impair the use for the purposes of which such properties are held by the Borrower and its Restricted Subsidiaries.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Receivables Financing”:  any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (a) the Board of Directors of the Borrower or any direct or indirect parent of the Borrower shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries; (b) all sales of accounts receivable and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value; and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first introduced (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

“Person”:  any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or any other entity.

 “Platform”:  as defined in Section 5.2(d).

“Post-Closing Actions”:  as defined in Section 5.12.

“Preferred Stock”: any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate”:  the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time.

“Principal Office”:  the Administrative Agent’s “Principal Office” as set forth in Section 9.2, or such other office or office of a third party or subagent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Private Side Information”:  as defined in Section 5.2.

“pro forma basis” or “pro forma effect”: with respect to any determination of the Consolidated Total Debt Ratio, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, Fixed Charge Coverage Ratio, Consolidated EBITDA, Annualized EBITDA, Debt to Total Capitalization Ratio, or Consolidated Total Assets (including component definitions thereof) or any other calculation under this Agreement, that each Subject Transaction required to be calculated on a pro forma basis in accordance with Section 1.7 shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any ratio, test, covenant, calculation or measurement for which such calculation is being made and that:

(a)      (i) in the case of (A) any disposition of all or substantially all of the Equity Interests of any Restricted Subsidiary or any division, facility, business line and/or product line of the Borrower or any Restricted Subsidiary and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative and including any Run Rate Benefits related thereto) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made and (ii) in the case of any acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative and including any Run Rate Benefits related thereto) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made; it being understood that any pro forma adjustment described in the definition of “Consolidated EBITDA” may be applied to any such ratio, test, covenant, calculation or measurement solely to the extent that such adjustment is consistent with the definition of “Consolidated EBITDA”,

(b)      any retirement, refinancing, prepayment or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made,

(c)     any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been incurred as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Financing Lease shall be deemed to accrue at an interest rate reasonably determined by an officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP, (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower and (iv) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the applicable date of determination, and

(d)     the acquisition of any asset included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test, covenant or calculation for which such calculation is being made.

“Pro Rata Share”:  at any time, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time.  If all the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments of Loans and LC Exposures that occur after such termination or expiration.

“Property”:  any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including Equity Interests.

“Public Lenders”:  Lenders that do not wish to receive Non-Public Information with respect to the Borrower and its Subsidiaries or their securities.

“QFC”:  as defined in Section 9.22(b).

“QFC Credit Support”:  as defined in Section 9.22.

 “Qualified Capital Stock”: of any Person means any Equity Interests of such Person that is not Disqualified Stock.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Obligation or grant of the relevant security interest becomes effective or (b) otherwise constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Liquefaction Development Entities”: (i) Bradford County Real Estate Holdings LLC, (ii) any Liquefaction Development Entity which is designated by the Borrower as a Qualified Liquefaction Development Entity and (iii) any Subsidiary of a Qualified Liquefaction Development Entity.

“Receivables Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing”: any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, contribute, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedge Agreements entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation”:  any obligation of a seller of receivables in a Permitted Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary”: a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower or a direct or indirect parent of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower or a direct or indirect parent of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries or a direct or indirect parent of the Borrower and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower (as provided below) as a Receivables Subsidiary and:

(a)     no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)      with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(c)       to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Recipient”:  (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank or (d) any Arranger, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Screen Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Screen Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Indebtedness”:  as defined in Section 6.3(b)(xvii).

“Refunding Capital Stock”: as defined in Section 6.1(b)(viii).

 “Register”:  as defined in Section 2.4(b).

“Regulation D”:  Regulation D of the Board as in effect from time to time.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

 “Related Business Assets”:  assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund”:  with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release”:  any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or through any structure or facility.

“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender”:  as defined in Section 2.19.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement is waived.

“Required Lenders”:  one or more Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time.

“Requirements of Law”: with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any governmental authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”:  an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  with respect to any Loan Party, the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, controller, secretary, assistant secretary, board member or manager of such Loan Party, or any other authorized officer or signatory of such Loan Party reasonably acceptable to the Administrative Agent.

“Restricted Debt Payments”: as defined in Section 6.1(a).

“Restricted Investment”:  an Investment other than a Permitted Investment.

“Restricted Payments”:  as defined in Section 6.1(a).

“Restricted Subsidiary”:  at any time, with respect to any Person, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary. Upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a “Restricted Subsidiary”. Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Borrower.

“Return”: with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other similar amount received or realized in respect thereof.

 “Revolving Availability Period”:  the period from and including the date hereof to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Exposure”: with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Loans and (b) such Lender’s LC Exposure.

“Revolving Facility Usage”: as of any date, the quotient, expressed as a percentage, of (a) the sum of outstanding Loans and LC Exposure and (b) the Commitments.

“Revolving Loan Facility”:  as defined in the recitals hereto.

“S&P”:  S&P Global Ratings, a division of S&P Global Inc., or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Sale and Lease-Back Transaction”: any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions”:  as defined in Section 3.22(c).

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Cash Management Agreements”:  each Cash Management Agreement that is (i) entered into by and between the Borrower or any Guarantor and any Lender Counterparty and (ii) designated as a Secured Cash Management Agreement by the Borrower in a written notice delivered to the Administrative Agent.

“Secured Hedge Agreements”:  each Hedge Agreement permitted under Section 6.3 that is (i) entered into by and between the Borrower or any Guarantor and any Lender Counterparty and (ii) designated as a Secured Hedge Agreement by the Borrower in a written notice delivered to the Administrative Agent.

“Secured Indebtedness”:  any Indebtedness secured by a Lien.

“Secured Notes Obligations”: collectively, the 2025 Secured Notes Obligations and the 2026 Secured Notes Obligations.

“Secured Parties”:  a collective reference to the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and the Lender Counterparties.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement”: that certain Pledge and Security Agreement, dated as of the Closing Date, among the Borrower, the Guarantors and the Collateral Agent.

“Security Documents”: the Security Agreement, the Mortgages, the Ship Mortgages and any other security agreements relating to the Collateral securing the Obligations and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral securing the Obligations (including financing statements under the Uniform Commercial Code of the relevant states), each for the benefit of the Collateral Agent.

 “Senior Indebtedness”:

(a)      all Indebtedness of the Borrower or any Restricted Subsidiary outstanding under the Existing Notes and related Existing Note Guarantees (including in each case interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Borrower or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of the Borrower or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b)      the Obligations, and all (i) Hedging Obligations (and guarantees thereof) and (ii) Indebtedness of the Borrower and/or any Guarantor in respect of Banking Services (and guarantees thereof); provided that such Hedging Obligations and Indebtedness, as the case may be, are permitted to be incurred under the terms of this Agreement;

(c)      any other Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Obligations; and

(d)      all obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided, however, that Senior Indebtedness shall not include:

(i)           any obligation of such Person to the Borrower or any of its Subsidiaries;

(ii)          any liability for U.S. or foreign federal, state, local or other taxes owed or owing by such Person;

(iii)         any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv)          any Indebtedness or other obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person; or

(v)           that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“Senior Lien Priority”: with respect to specified Indebtedness, that such Indebtedness is secured by a Lien that is senior in priority to the Liens on the Collateral securing the Junior Priority Obligations, including the Liens securing the Equal Priority Obligations, and is subject to a Junior Priority Intercreditor Agreement.

“Senior Priority Obligations”: (x) the Equal Priority Obligations and (y) any obligations with respect to any Indebtedness having a Junior Lien Priority relative to the Obligations with respect to the Collateral and having Senior Lien Priority relative to the Junior Priority Obligations; provided, that the holders of such Indebtedness or their Senior Priority Representative shall become party to a Junior Priority Intercreditor Agreement and any other applicable intercreditor agreements.

“Senior Priority Representative”: any duly authorized representative of any holders of Senior Priority Obligations, which representative is named as such in a Junior Priority Intercreditor Agreement or any joinder thereto.

“Series”: (1) with respect to the Equal Priority Secured Parties, each of (i) the 2025 Secured Notes Secured Parties (in their capacity as such), (ii) the 2026 Secured Notes Secured Parties (in their capacity as such) (iii) the Secured Parties and (iv) the Additional Equal Priority Secured Parties that are represented by a common representative (in its capacity as such for such Additional Equal Priority Secured Parties) and (2) with respect to any Equal Priority Obligations, each of (i) the 2025 Secured Notes Obligations, (ii) the 2026 Secured Notes Obligations (iii) the Obligations and (iv) the Additional Equal Priority Obligations incurred pursuant to any applicable agreement, which are to be represented under the Equal Priority Intercreditor Agreement by a common representative (in its capacity as such for such Additional Equal Priority Obligations).

“Shared Collateral”: at any time, Collateral in which the holders of two or more Series of Equal Priority Obligations hold a valid and perfected security interest at such time. If more than two Series of Equal Priority Obligations are outstanding at any time and the holders of less than all Series of Equal Priority Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Equal Priority Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series that does not have a valid and perfected security interest in such Collateral at such time.

“Ship Mortgage”: any mortgage, deed of trust or other similar agreement made by a Loan Party in favor of the Collateral Agent or any Common Representative, for the benefit of the Collateral Agent and the Secured Parties, on any tanker or other marine vessel constituting Collateral, which shall be in form reasonably satisfactory to the Collateral Agent and the Borrower.

 “Significant Subsidiary”:  any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date; provided that, solely for purposes of Section 7.1(a)(7), each Restricted Subsidiary forming part of a group is subject to an Event of Default under such clause.

“Similar Business”:  means any business conducted, engaged in or proposed to be conducted by the Borrower or any of its Subsidiaries on the Closing Date or any business that is similar, incidental, complementary, ancillary, supportive, synergetic or reasonably related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any acquisition or Investment or other immaterial businesses).

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”:  with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, respectively; (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted on such date.

“SPC”:  as defined in Section 9.6(g).

“Specified Acquisition Agreement Representations”:  the representations made by or with respect to the Golar Target and its subsidiaries in the Golar Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Borrower or Borrower’s applicable Affiliate have the right (taking into account any cure provisions) to terminate Borrower’s or Borrower’s applicable Affiliate’s obligations under the Golar Acquisition Agreement or to decline to consummate the Golar Acquisition without liability to Borrower as a result of a breach of such representations.

“Specified Hedge Agreement”: as defined in clause (i) of the definition of Indebtedness.

“Specified Representations”: the representations and warranties contained in Sections 3.3(a) (solely with respect to the Borrower), 3.4(b), 3.4(d), 3.11, 3.14, 3.19, 3.20, and 3.22 (as it relates to use of proceeds of the Loans).

“Springing Maturity Date”: 60 days prior to the maturity of the 2025 Notes.

“Standard Securitization Undertakings”: representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity Date”: April 15, 2026, as may be extended pursuant to Section 2.21.

“Statutory Reserve Rate”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Lien”: as defined in Section 6.6(a).

“Subject Transaction”: with respect to any Test Period, (a) the Transactions, (b) any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or the Capital Stock of any Person (and, in any event, including any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is not prohibited by this Agreement, (c) any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary (or any facility, business unit, line of business, product line or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Agreement, (e) any incurrence or prepayment, repayment, redemption, repurchase, defeasance, satisfaction and discharge or refinancing of Indebtedness, (f) the implementation of any Run Rate Initiative, (g) any tax restructuring, (h) [Reserved], (i) the entry into any Customer Contract and/or (j) any other event that by the terms of this Agreement requires pro forma compliance with a test or covenant or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Indebtedness”:  (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“Subsidiary”:  with respect to any Person:

(1)             any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)             any partnership, joint venture, limited liability company or similar entity of which

(x)      more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)      such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under the Loan Documents, regardless of whether such entity is consolidated on the Borrower’s or any of its Restricted Subsidiaries’ financial statements. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Company”:  as defined in Section 6.9(a)(i).

“Successor Guarantor”: as defined in Section 6.9(c)(i).

“Supported QFC”:  as defined in Section 9.22.

“Swap Obligation”:  as defined in the definition of “Excluded Swap Obligations.”

 “Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Terminated Lender”:  as defined in Section 2.19.

“Termination Conditions”:  collectively, (a) the payment in full in cash of the Obligations (other than (i) Unasserted Contingent Obligations and (ii) Obligations owing to Lender Counterparties under any Secured Hedge Agreements or Secured Cash Management Agreements that are not then due and payable), (b) the expiration or termination of the Commitments and (c) the expiration or termination of all Letters of Credit (except those that have been cash collateralized or backstopped, in each case, in a manner reasonably satisfactory to each applicable Issuing Bank).

“Test Period”:  (x) for any determination under this Agreement other than determining compliance with Section 6.10, the fiscal quarter then most recently ended for which financial statements are internally available and (y) for any determination of compliance with Section 6.10 (including calculation of any component of the ratios tested therein), the last day of the then most recently ended fiscal quarter or fiscal year of the Borrower with respect to which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b).

“Total Loss”: as defined in Section 6.3(b)(xlii).

“Trade Secrets”: any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, software (to the extent not a copyright) and data collections.

“Transaction Costs”: fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower and/or its Subsidiaries in connection with the Transactions.

“Transactions”: all the transactions (and any transactions related thereto) described in the definition of “Transactions” in the Offering Memorandum.

“Transferee”:  as defined in Section 9.14.

“Treasury Capital Stock”: as defined in Section 6.1(b)(viii).

“Type”:  a Base Rate Loan or a Eurodollar Rate Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unasserted Contingent Obligations”:  at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Subsidiary”:

(1)              any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below);

(2)             any Subsidiary of an Unrestricted Subsidiary; and

(3)              as of the Closing Date, NFE South Power Holdings Limited and each of its Subsidiaries.

The Borrower may designate (or redesignate) any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(i)          immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary); and

(ii)          as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower or hold any Indebtedness of or any Lien on any property of the Borrower or any Restricted Subsidiary; and

(iii)         as of the date of the designation thereof, such Unrestricted Subsidiary is not a “restricted subsidiary” for purposes of any Existing Indenture or any other agreement governing any other Equal Priority Obligations.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the Fair Market Value of the net assets of such Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably determined by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.1). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable and (ii) a Return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s Investment in such Subsidiary.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly providing an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Special Resolution Regimes”:  as defined in Section 9.22.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.17(g).

“Voting Stock”:  of any Person, as of any date, means shares of such Person’s Capital Stock that are at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary”:  any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary”:  of any Person means a Subsidiary of such Person, 100.0% of the outstanding Capital Stock of which (other than directors’ qualifying shares and/or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers”:  (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2           Other Definitional Provisions; Rules of Construction.

(a)       Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)      The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.” Provisions apply to successive events and transactions.

(c)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms; “or” is not exclusive.

(d)      As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, replacements, refinancings, supplements or other modifications set forth herein or in any other Loan Document).  Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, supplemented or otherwise modified from time to time.

(e)       The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(f)       Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

(g)      Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary of such Person as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(h)       The Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definition of Benchmark or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing.

Section 1.3           Accounting Terms and Principles.

(a)      Generally.  Except as otherwise specifically provided in this Agreement, all accounting or financial terms not specifically or completely defined herein shall be construed in conformity with, and all computations and determinations as to accounting or financial matters and all financial statements and other financial data (including financial ratios and other financial calculations, and principles of consolidation, where appropriate) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)      Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4           Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in the definition of “Maturity Date”) or performance shall extend to the immediately succeeding Business Day.

Section 1.5           Currency Equivalents Generally.

(a)      For purposes of determining compliance with Sections 6.1, 6.3 and 6.6 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)      For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the exchange rate in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates.

Section 1.6           Limited Condition Transactions.

(a)       In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)          determining compliance with any provision of this Agreement that requires the calculation of the Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or Debt to Total Capitalization Ratio;

(ii)          determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(iii)         testing availability under baskets, ratios or financial metrics under this Agreement (including those measured as a percentage of Consolidated EBITDA, Annualized EBITDA, Fixed Charges or Consolidated Total Assets or by reference to clause (2) of Section 6.1(a));

in each case, at the option of the Borrower, any of its Restricted Subsidiaries or any successor entity of any of the foregoing (including a third party) (the “Testing Party”, and the election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements, submission of notice or the making of a definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted under this Agreement, shall be deemed to be (a) the date the definitive agreements (or, if applicable, a binding offer or launch of a “certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Transaction are entered into, provided or made, as applicable, or the date that an Officer’s Certificate is given with respect to the designation of a Subsidiary as restricted or unrestricted, or (b) with respect to sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intent to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers (as applicable, the “LCT Test Date”) is made, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock, Preferred Stock or Liens and the use of proceeds thereof, Restricted Payments and Asset Sales) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or financial metric, such ratio, basket or financial metric shall be deemed to have been complied with.

(b)     For the avoidance of doubt, if the Testing Party has made an LCT Election and any of the ratios, baskets or financial metrics for which compliance was determined or tested as of the LCT Test Date are exceeded or not complied with as a result of fluctuations in any such ratio, basket or financial metrics, including due to fluctuations in Fixed Charges, Consolidated Net Income or Annualized EBITDA of the Borrower, the target company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to redetermine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized and (c) Fixed Charges with respect to any Indebtedness expected to be incurred in connection with such Limited Condition Transaction will, for purposes of the Fixed Charge Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by the Testing Party in good faith (or, if no such documentation is available, using an assumed interest rate as reasonably determined by the Testing Party in good faith). If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement. The Borrower will be deemed to have made an LCT Election with respect to the Golar Acquisition and the Hygo Acquisition on the Closing Date.

Section 1.7            Certain Compliance Determinations.

(a)      Notwithstanding anything to the contrary herein, but subject to Section 1.6 and clauses (b) and (c) of this Section 1.7, all financial ratios, tests, covenants, calculations and measurements (including Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Consolidated First Lien Debt Ratio, Debt to Total Capitalization Ratio, Fixed Charge Coverage Ratio, Consolidated Interest Expense, Fixed Charges, Consolidated Net Income, Consolidated Total Assets, Consolidated EBITDA, Annualized EBITDA, any Fixed Amount or any Incurrence-Based Amount) contained in this Agreement that are calculated with respect to any period during which any Subject Transaction occurs shall be calculated with respect to such period and each such Subject Transaction on a pro forma basis and may be determined with reference to the financial statements of a parent company of the Borrower instead, so long as such parent company does not hold any material assets other than, directly or indirectly, the Equity Interests of the Borrower (as determined in good faith by the Board of Directors or senior management of the Borrower (or any parent company of the Borrower)). Further, if, since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio, test, covenant, calculation or measurement (i) any Subject Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test, covenant, calculation or measurement shall be calculated on a pro forma basis for such period as if such Subject Transaction (including, without duplication of any amounts otherwise reflected in Consolidated EBITDA for the applicable Test Period, any Run Rate Benefits and the “run rate” income described, and calculated as set forth, in clause (e)(i) of the definition of Consolidated EBITDA) had occurred at the beginning of the applicable period.

(b)      For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement (including Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Consolidated First Lien Debt Ratio, Debt to Total Capitalization Ratio, Fixed Charge Coverage Ratio, Consolidated Interest Expense, Fixed Charges, Consolidated Net Income, Consolidated Total Assets, Consolidated EBITDA and Annualized EBITDA), such Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.6), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c)      Notwithstanding anything in this Agreement to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including any covenant), including in connection with any Limited Condition Transaction, that does not require compliance with a financial ratio or test (including Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Consolidated First Lien Debt Ratio, Debt to Total Capitalization Ratio and/or Fixed Charge Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently (or in connection with the same Limited Condition Transaction) with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Consolidated First Lien Debt Ratio, Debt to Total Capitalization Ratio and/or Fixed Charge Coverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(d)      Notwithstanding anything in this Agreement to the contrary, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on an Incurrence-Based Amount, such Incurrence-Based Amount shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (i) immediately prior to or in connection therewith or (ii) used to finance working capital needs of the Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower).

(e)      For purposes of determining compliance at any time with Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6 and the definition of “Permitted Investments”, in the event that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to Section 6.3(a), any clause of Section 6.3(b), any clause of the definition of “Permitted Liens”, clause (2) of Section 6.1(a) or any clause of Section 6.1(b), any clause of Section 6.2(b), any clause of the definition of “Permitted Investment”, any clause of the definition of “Asset Sale” and any dispositions constituting exceptions thereto and any clause under Section 6.5, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item incurred or made pursuant to a Fixed Amount that later would be permitted on a pro forma basis to be incurred or made pursuant to an Incurrence-Based Amount. It is understood and agreed that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction need not be permitted solely by reference to one category of permitted Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction under such sections, respectively, but may instead be permitted in part under any combination thereof.

(f)       Notwithstanding anything in this Agreement to the contrary, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Agreement that was calculated or determined in good faith by a responsible financial or accounting officer of the Borrower based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Agreement at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Agreement.

(g)      For purposes of any determination under this Agreement (other than the calculation of compliance with any financial ratio for purposes of taking any action under this Agreement) with respect to the amount of any Indebtedness, Lien, Restricted Payment, Investment, Asset Sale, Sale and Lease-Back Transaction, Affiliate Transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “specified transaction”) requiring the use of a current exchange rate, (i) the equivalent amount in U.S. dollars of a specified transaction in a currency other than U.S. dollars shall be calculated based on the relevant exchange rate, as may be determined by the Borrower in good faith, for such foreign currency (the “Exchange Rate”) on the date of such determination (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than U.S. dollars, and the relevant refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of the Refinanced Indebtedness, except by an amount equal to (x) unpaid accrued interest and premiums (including premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing unutilized commitments and letters of credit undrawn thereunder and (z) additional amounts permitted to be incurred under Section 6.3 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the Exchange Rate occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action under this Agreement, on any relevant date of determination, amounts denominated in currencies other than U.S. dollars shall be translated into U.S. dollars at the applicable Exchange Rate used in preparing the financial statements delivered pursuant to Section 5.1 (or, prior to the first such delivery, the most recent internally available financial statements), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted under this Agreement in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. dollar equivalent amount of such Indebtedness.

(h)      For purposes of the calculation of the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Debt to Total Capitalization Ratio and Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 6.3(a), such Person may elect to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Borrower, its Restricted Subsidiaries or any third party), as the case may be, as being incurred or secured, as the case may be, as of the date of determination and (i) any subsequent incurrence of such Indebtedness under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount and (iii) for subsequent calculations of the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Debt to Total Capitalization Ratio and Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

Section 2.       LOANS

Section 2.1           Loans.

(a)      Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Commitment.  All Loans shall be denominated in Dollars.  Within the foregoing limits and subject to the terms and conditions hereof, the Borrower may borrow, prepay and reborrow Loans.  The Loans may be Eurodollar Rate Loans or Base Rate Loans, as provided herein.

(b)       Borrowing Mechanics for Loans.

(i)          The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. (noon) (New York City time) (x) on the date of the proposed Borrowing with respect to Base Rate Loans and (y) three days prior to the date of the proposed Borrowing with respect to Eurodollar Rate Loans (or such later time as may be acceptable to the Administrative Agent).  Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(ii)          Each Lender shall make its Loan available to the Administrative Agent not later than 3:00 p.m. (New York City time) on the date of the proposed Borrowing, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the date of the proposed Borrowing by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower or, in the case of a Base Rate Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.3(e), to the applicable Issuing Bank as specified by the Borrower in the applicable Funding Notice.

(iii)        At the commencement of each Interest Period for any Borrowing of Eurodollar Rate Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a Borrowing of Eurodollar Rate Loans that results from a continuation of an outstanding Borrowing of Eurodollar Rate Loans may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each Borrowing of Base Rate Loans is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a Borrowing of Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.3(e).

Section 2.2           Pro Rata Shares; Availability of Funds.

(a)      Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)      Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such corresponding amount is not in fact made available to the Administrative Agent forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such duplicative interest paid by the Borrower for such period.  In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the requested date of the applicable Borrowing, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.3           Letters of Credit.

(a)      General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary), denominated in Dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Closing Date to the fifth Business Day prior to the Maturity Date, provided that no Issuing Bank shall have any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.  The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.8(b) to the same extent as if it were the sole account party in respect of such Letter of Credit.  Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.  Where reasonably practical the Borrower shall endeavor to allocate requests for Letters of Credit hereunder among the Issuing Banks so that the aggregate outstanding amount of the Letters of Credit issued by each Issuing Bank are similar in amount.

(b)      Notice of Issuance, Amendment, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, at least three Business Days prior to the requested date of issuance, amendment or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the requested date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be requested by the applicable Issuing Bank as necessary to enable such Issuing Bank to prepare, amend or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.  A Letter of Credit shall be issued, amended or extended only if (and upon each issuance, amendment or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the LC Exposure will not exceed $100,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iii) no Lender will have a Revolving Exposure greater than its Commitment and (iv) the Aggregate Revolving Exposure will not exceed the Aggregate Commitment.  The Borrower may, at any time and from time to time, reduce the LC Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the LC Commitment of any Issuing Bank if, after giving effect to such reduction, the condition set forth in clause (ii) above shall not be satisfied.  Each Issuing Bank agrees that it shall not permit any issuance, increase or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(c)      Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit may contain customary automatic extension provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall be automatically extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such extension from occurring by giving notice to the beneficiary in advance of any such extension.

(d)      Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph(e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP or similar provisions stated in the Letter of Credit) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of  the Borrower deemed made pursuant to Section 4.2 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended or extended (or, in the case of an automatic extension permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.2(a) or 4.2(b) would not be satisfied if such Letter of Credit were then issued, amended or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)      Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than on the Business Day immediately following the day that the Borrower receives such notice; provided that, if the amount of such LC Disbursement is $1,000,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1(b) that such payment be financed with a Borrowing of Base Rate Loans and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting such Borrowing.  If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Lender’s Pro Rata Share thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the amount then due from the Borrower, in the same manner as provided in Section 2.1(b) with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of a Borrowing of Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)       Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP or similar provisions stated in the Letter of Credit) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)       Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by email or facsimile) of such demand for payment and if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h)      Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.7 shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(a)(7) or Section 7.1(a)(8).  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.3(c), 2.10 or 2.20(c).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall, notwithstanding anything to the contrary in the Security Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of the Required Lenders and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Commitment and no Default shall have occurred and be continuing.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j)       Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Lenders that are reasonably acceptable to the Administrative Agent and that agree to serve in such capacity as provided below.  The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent (and which shall specify the initial LC Commitment of such Issuing Bank), executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein or in any other Loan Document to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)     Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.8(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue any additional Letters of Credit.

(l)       Replacement or Resignation of an Issuing Bank.

(i)          An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.8(b).  From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein or in any other Loan Document to the term “Issuing Bank” shall be deemed to refer to such successor Issuing Bank or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)          Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.3(l)(i) above.

(m)     Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be reasonably requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, decreases that have been accepted by the beneficiaries, increases, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, increases or extends any Letter of Credit, the date of such issuance, increase or extension, and the amount of the Letters of Credit issued or increased by it and outstanding after giving effect to such issuance or increase, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n)      LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the amount thereof shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum amount may be drawn immediately at the time of determination.

(o)      Release.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.3(d) or 2.3(e).

Section 2.4           Evidence of Debt; Register; Lenders’ Books and Records; Loan Notes.

(a)      Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Borrower Obligations to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower and each other Loan Party, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower Obligations in respect of any Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)      Register.  The Administrative Agent (or its agent or sub-agent appointed by it), acting solely as a non-fiduciary agent of the Borrower for purposes of maintaining the Register (as defined below), shall maintain at its Principal Office (which Principal Office shall be in the United States) a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of Lenders (and each assignee thereof) and the Commitments and Loans (and related stated interest amounts) of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (provided that any such Lender may only inspect any entry relating to such Lender’s Commitments and Loans) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans (and related interest amounts), as well as any assignments thereof, in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount (and related interest amounts) of the Loans, and any such recordation shall be conclusive and binding on the Borrower, each other Loan Party and each Lender, absent manifest error.  The parties hereto shall treat each Person listed in the Register as the owner of the applicable Loan, notwithstanding notice to the contrary.  This Section 2.4(b) is intended to establish a “book entry system” within the meaning of Treasury regulation Section 5f.103-1(c)(1)(ii) and shall be interpreted consistently with such intent.

(c)      Loan Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an Assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Loan Note to evidence such Lender’s Loans provided that the delivery of such Loan Notes shall not be a condition to closing on the Closing Date.

Section 2.5            Interest on Loans.

(a)      Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)          if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)     The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)      In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)      Interest payable pursuant to clause (a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)      Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on (i) each Interest Payment Date with respect to interest accrued on and to each such payment date; and (ii) upon any prepayment of that Loan, to the extent accrued on the amount being prepaid (provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date).

Section 2.6           Conversion/Continuation.

(a)       Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i)           to convert at any time all or any part of any Loan (in an amount permitted by Section 2.1(b)(iii)) from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)           upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan (in an amount permitted by Section 2.1(b)(iii)) as a Eurodollar Rate Loan.

(b)      Subject to clause (c) below, the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)      Any Conversion/Continuation Notice shall be executed by a Responsible Officer of the Borrower in a writing delivered to the Administrative Agent.  In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of such proposed conversion or continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Conversion/Continuation Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Conversion/Continuation Notice, the written Conversion/Continuation Notice shall govern.  In the case of any Conversion/Continuation Notice that is irrevocable once given, if the Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

Section 2.7           Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 7.1(a)(1), Section 7.1(a)(7) or Section 7.1(a)(8), the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder shall bear interest (including post-petition interest in any proceeding under Bankruptcy Laws (or interest that would have accrued after the commencement of a proceeding but for the commencement of such proceeding)) payable on demand at a rate that is 2% per annum in excess of (i) in the case of overdue principal of any Loan, the interest rate otherwise payable hereunder with respect to the applicable Loans and (ii) in the case of any other amount, the rate applicable to Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.8           Fees.

(a)      The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 0.50% on the average daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which the Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.

(b)     The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, increase or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)      The Borrower agrees to pay to each Arranger and the Administrative Agent fees and expenses in the amounts and at the times separately agreed upon.

(d)       The Borrower agrees to pay to each Arranger and the Administrative Agent fees in the amounts and at the times set forth in that certain Second Amended and Restated Fee Letter, dated as of the date hereof.

(e)      All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.

Section 2.9           Termination and Reduction of Commitments.

(a)       Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.

(b)      The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each partial reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, (A) the Aggregate Revolving Exposure would exceed the Aggregate Commitment or (B) the Revolving Exposure of any Lender would exceed its Commitment.

(c)      The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified in such notice, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10         Voluntary and Mandatory Prepayments.

(a)       Voluntary Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)      Mandatory Prepayments.  In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Commitment, the Borrower shall prepay Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.3(i)) in an aggregate amount equal to such excess.

(c)      Prepayment Procedures.  Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to the following sentence.  All such prepayments voluntary or mandatory prepayments shall be made (i) upon written or telephonic notice on the date of prepayment, in the case of Base Rate Loans and (ii) upon not less than (to the extent practicable, in the case of a mandatory prepayment) two Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans, in each case of (i) and (ii), given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly advise each applicable Lender of the contents thereof).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets or the closing of a merger, amalgamation or acquisition transaction, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness, provided that the Borrower shall make any payments required to be made pursuant to Section 2.15(c) in connection therewith.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.1(b), except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.5(e).

Section 2.11          [Reserved].

Section 2.12         Benchmark Replacement Setting.

(a)      Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if

(i)          (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then:

(1)             if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document, and

(2)             if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders; or

(ii)          (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto has already occurred prior to the Reference Time for any setting of the then-current Benchmark and as a result the then-current Benchmark is being determined in accordance with clauses (2) or (3) of the definition of “Benchmark Replacement”; and

(B) the Administrative Agent subsequently determines, in its sole discretion, that (w) Term SOFR and a Benchmark Replacement Adjustment with respect thereto is or has becomes available and the Benchmark Replacement Date with respect thereto has occurred, (x) there is currently a market for U.S. dollar-denominated syndicated credit facilities utilizing Term SOFR as a Benchmark and for determining the Benchmark Replacement Adjustment with respect thereto, (y) Term SOFR is being recommended as the Benchmark for U.S. dollar-denominated syndicated credit facilities by the Relevant Government Authority and (z) in any event, Term SOFR, the Benchmark Replacement Adjustment with respect thereto and the application thereof is administratively feasible for the Administrative Agent (as determined by the Administrative Agent in its sole discretion), then clause (1) of the definition of “Benchmark Replacement” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document, replace such then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings on and from the beginning of the next Interest Period or, as the case may be, Available Tenor so long as the Administrative Agent notifies the Borrower and the Lenders prior to the commencement of such next Interest Period or, as the case may be, Available Tenor.

(b)      Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time; provided that notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Loan Document. To the extent administratively and operationally feasible, the Administrative Agent shall use commercially reasonable efforts to ensure that any Benchmark Replacement Rate and any Benchmark Replacement Conforming Changes shall meet the standards set forth in Proposed Section 1.1001-6 of the United States Treasury Regulations (or any successor or final version of such regulation) so as not to be treated as a “modification” (and therefore an exchange) of this Agreement for purposes of Section 1.1001-3 of the United States Treasury Regulations, it being understood that for these purposes, the substantially equivalent fair market value requirement of Proposed Treasury Regulations 1.1001-6(b)(2) shall be deemed satisfied, and it being further understood that the Administrative Agent shall not be required to take any action under this provision that would cause it any commercially unreasonable burden as determined in good faith by the Administrative Agent.

(c)      Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its (or their) sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(d)      Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor, provided that to the extent administratively and operationally feasible, the Administrative Agent shall use commercially reasonable efforts to ensure that any Benchmark Replacement Rate and any Benchmark Replacement Conforming Changes shall meet the standards set forth in Proposed Section 1.1001-6 of the United States Treasury Regulations (or any successor or final version of such regulation) so as not to be treated as a “modification” (and therefore an exchange) of this Agreement for purposes of Section 1.1001-3 of the United States Treasury Regulations, it being understood that for these purposes, the substantially equivalent fair market value requirement of Proposed Treasury Regulations 1.1001-6(b)(2) shall be deemed satisfied, and it being further understood that the Administrative Agent shall not be required to take any action under this provision that would cause it any commercially unreasonable burden as determined in good faith by the Administrative Agent.

(e)      Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f)       Definitions. For the avoidance of doubt, any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.12.

Section 2.13         General Provisions Regarding Payments.

(a)      All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders.

(b)      All payments in respect of the principal amount of any Loan shall be accompanied by payment of any fees required to be paid in connection with such principal payment pursuant to Section 2.8 and payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)      The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due related thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)     Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)      Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)       The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) (unless a later time is otherwise specified herein with respect to such payment) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7, if applicable, from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14         Ratable Sharing.  The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under Bankruptcy Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.  For purposes of clause (a)(iii) of Section 2.17, a Lender that acquires a participation pursuant to this Section 2.14 shall be treated as having acquired such participation on the earlier date on which such Lender acquired the applicable interest in the Loan to which such participation relates.

Section 2.15         Making or Maintaining Eurodollar Rate Loans.

(a)      Inability to Determine Applicable Interest Rate.  Subject to Section 2.12, in the event that the Required Lenders shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market (other than the circumstances described in Section 2.12) adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate,” the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b)      Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date (i) any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by email or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (A) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (B) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.15(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)      Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)       Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)      Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

Section 2.16          Increased Costs; Capital Requirements.

(a)       Increased Costs.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or any Issuing Bank;

(ii)         subject any Recipient to any Taxes (other than (A) Taxes excluded from Section 2.17(a) pursuant to clauses (ii) through (iv) of Section 2.17(a), (B) Non-Excluded Taxes and Other Taxes indemnifiable under Section 2.17 and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)      Capital Requirements.  If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)      Certificates for Reimbursement.  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)      Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.17         Taxes.

(a)       All payments made by or on behalf of any Loan Party to a Recipient under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes (except as required by applicable Law), excluding any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (i) Taxes imposed on or measured by net income (however denominated), branch profits, and franchise Taxes, in each case (x) imposed on any Recipient as a result of such Recipient being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision thereof), or (y) that are Other Connection Taxes; (ii) Taxes imposed on any Recipient that are attributable to such Recipient’s failure to comply with the requirements of paragraph (f), (g) or (h) of this Section 2.17; (iii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (x) such Lender acquires such interest in such Commitment (or, to the extent such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date on which such Lender acquires interest in such Loan), provided that this clause (x) shall not apply to a Lender that became a Lender pursuant to an assignment request by the Borrower under Section 2.19, or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office; and (iv) Taxes that are imposed pursuant to Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement (and any related fiscal or regulatory legislation, administrative rules or official practices implementing the foregoing (such Code provisions, agreements, regulations and interpretations, collectively, “FATCA”)).  If applicable Law (as determined in the good faith discretion of any applicable withholding agent) requires any Taxes not described in clauses (i) through (iv) of the preceding sentence (“Non-Excluded Taxes”) or any Other Taxes to be withheld by any applicable withholding agent from any amounts payable under any Loan Document, the amounts so payable by or on behalf of any Loan Party shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of any amounts received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)      Without duplication of Section 2.17(a), the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)      Whenever any Non-Excluded Taxes or Other Taxes are payable or remittable by a Loan Party, as soon as practicable thereafter the Loan Party shall send to the applicable Recipient the original or a certified copy of an original official receipt received by the Loan Party or other reasonably satisfactory evidence showing payment thereof.

(d)      Without duplication of Section 2.17(a), the Loan Parties shall indemnify each Recipient for the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed on amounts payable under this Section 2.17) payable by such Recipient, and any liability (including penalties, additions to Tax, interest and any reasonable expenses, in each case other than those arising from the gross negligence, bad faith or willful misconduct of a Recipient as determined by a final non-appealable judgment of a court of competent jurisdiction) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Such indemnification shall be made within 10 days after the date the Recipient makes written demand therefor (which demand shall set forth in reasonable detail the nature and amount of Non-Excluded Taxes and Other Taxes for which indemnification is being sought).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Arranger or Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)      If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to the Loan Party (plus interest attributable to the period during which the Loan Party held such funds and any penalties, additions to Tax, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  This Section 2.17(e) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)       Upon the reasonable request of the Borrower or the Administrative Agent, a Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower or the Administrative Agent, as applicable) as will permit such payments to be made without withholding or at a reduced rate prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent); provided that the completion, execution or submission of such documentation required under this Section 2.17(f) (other than such documentation set forth in Section 2.17(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall deliver the forms and other documentation required to be provided under this Section 2.17:  (i) on or before the date it becomes a party to this Agreement, (ii) promptly upon the obsolescence, expiration, inaccuracy, or invalidity of any form previously delivered by such Lender, and (iii) at such other times as may be reasonably requested by the Borrower or the Administrative Agent or as required by Law.  Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any documentation previously delivered to the Borrower or the Administrative Agent.  Notwithstanding anything in this Section 2.17 to the contrary, no Lender shall be required to provide any form or other documentation pursuant to this Section 2.17 that it is not legally eligible to provide.

(g)      Without limiting the generality of Section 2.17(f):

(i)           Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(ii)          Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of  whichever of the following is applicable:

(A)         In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(B)          IRS Form W-8ECI;

(C)         In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(D)         To the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(iii)        If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for the purpose of this Section 2.17(g)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)       If the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal back-up withholding.  If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (ii) with respect to payments made to the Administrative Agent for the account of any Lender, a properly completed and duly executed IRS Form W-8IMY confirming that the Administrative Agent agrees to be treated as a “United States person” for U.S. federal withholding Tax purposes. On or prior to the date on which it becomes an Arranger, such Arranger shall provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that such Arranger is exempt from U.S. federal back-up withholding. The Administrative Agent and each of the Arrangers shall, (A) promptly upon the obsolescence, expiration, inaccuracy or invalidity of any form previously delivered by the Administrative Agent or an Arranger under this clause (h), and (B) at such other times as may be reasonably requested by the Borrower or as required by Law, deliver promptly to the Borrower an updated form or other appropriate documentation (in such number of copies as shall be reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so.  Notwithstanding anything in this clause (h) to the contrary, no Administrative Agent or Arranger shall be required to provide any documentation pursuant to this clause (h) that such Administrative Agent or Arranger is unable to deliver as a result of a Change in Law after the date of this Agreement.

(i)      The agreements in this Section 2.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j)       For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank.

Section 2.18          Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments or would require the Borrower to pay amounts under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or by the Borrower pursuant to Section 2.15, 2.16 or 2.17 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office or taking such other measures as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. For purposes of this Section 2.18, the term “Lender” shall include any Issuing Bank and the term “Loan” shall include any Letter of Credit.

Section 2.19        Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a)(i) any Lender shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments or that the Borrower is required to make payments under Section 2.15, 2.16 or 2.17 (an “Increased Cost Lender”), (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive or the Borrower to make such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; or (c) if any Lender is a Non-Extending Lender under Section 2.21; then, with respect to each such Increased Cost Lender, Non-Consenting Lender or Non-Extending Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6 (each a “Replacement Lender”) and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or a Non-Extending Lender; provided that, (A) on the date of such assignment, such Terminated Lender shall have received payment from the Replacement Lender or the Borrower in an amount equal to the sum of (1) the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (2) all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (B) in the case of any such assignment resulting from a claim for compensation under Section 2.15(c), 2.16 or 2.17, such assignment will result in a material reduction in such compensation and on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15, 2.16 or 2.17; or otherwise as if it were a prepayment and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6; provided that each party hereto agrees that an assignment required pursuant to this Section 2.19 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6. For purposes of this Section 2.19, the term “Lender” shall include any Issuing Bank and the term “Loan” shall include any Letter of Credit.

Section 2.20         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)       commitment fees shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.8(a).

(b)      the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.1, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)       if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)          all or any part of the LC Exposure of such Defaulting Lender (other than any portion of such LC Exposure attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.3(e) and 2.3(f)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares, but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure would not exceed the sum of all Non-Defaulting Lenders’ Commitments; provided that no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated in accordance with the procedures set forth in Section 2.3(i) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.8(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and 2.8(b) shall be adjusted to give effect to such reallocation; and

(v)          if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.8(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)      so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such issued, amended or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall have occurred following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or the applicable Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.21          Extension of Stated Maturity Date.

(a)      Requests for Extension.  The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 120 days and not later than 30 days prior to each anniversary of the date of this Agreement (each such date, an “Extension Date”), request that each Lender extend the then-current Stated Maturity Date (the “Applicable Maturity Date”) to the date that is one year after the Applicable Maturity Date with respect to such Lender (such date that is one year after such Applicable Maturity Date, the “Extended Maturity Date”).

(b)     Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 20 days after the date on which the Administrative Agent received the Borrower’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Applicable Maturity Date, an “Extending Lender”).  Each Lender that determines not to so extend its Applicable Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Applicable Maturity Date.

(c)      Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower of each applicable Lender’s determination under this Section no later than the date that is 10 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)      Additional Commitment Lenders.  The Borrower shall have the right, but shall not be obligated, on or before the Applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as a “Lender” under this Agreement in place thereof, one or more financial institutions that are not Disqualified Institutions (each, an “Additional Commitment Lender”) in accordance with and subject to the procedures of Section 2.19, including approval by the Administrative Agent, and provided that such Additional Commitment Lender has consented to the extension of the Applicable Maturity Date, each of which Additional Commitment Lenders shall have entered into an Assignment and Acceptance (in accordance with and subject to the restrictions contained in Section 9.6) with such Non-Extending Lender, pursuant to which, effective on or before the Applicable Maturity Date for such Non-Extending Lender, such Non-Extending Lender shall assign its Loans to such Additional Commitment Lender and such Additional Commitment Lender shall assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment so assumed shall be in addition to such Lender’s existing Commitment).  Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Borrower (which notice shall set forth such Lender’s Extended Maturity Date), to become an Extending Lender.  The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Lenders.

(e)      Conditions to Effectiveness of Extension.  Notwithstanding the foregoing, (x) no more than one (1) extension of the Stated Maturity Date shall be permitted hereunder and (y) any extension of any Stated Maturity Date pursuant to this Section 2.21 shall not be effective with respect to any Lender unless:

(i)           No Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii)          the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.; and

(iii)          the Administrative Agent shall have received an Officer’s Certificate from a Responsible Officer of the Borrower certifying the accuracy of the foregoing clauses (i) and (ii).

(f)       Maturity Date for Non-Extending Lenders.  On the Applicable Maturity Date of each Non-Extending Lender, (i) to the extent of the Commitments of each Non-Extending Lender not assigned to the Additional Commitment Lenders, the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Borrower shall repay such Non-Extending Lender in accordance with Section 2.13 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.15(d)) to the extent necessary to keep outstanding Loans ratable with the Pro Rata Shares of the Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the applicable Revolving Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(g)      Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13, 2.14 or Section 9.1 to the contrary.

Section 3.       REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and the Issuing Banks to enter into this Agreement and to make the Loans and to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent and each Lender that:

Section 3.1          Financial Condition.  The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2020 and the audited consolidated statements of operations, comprehensive loss and cash flow of the Borrower and its consolidated Subsidiaries for such fiscal period then ended, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, in each case, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of operations and consolidated cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended.  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2020, and the unaudited consolidated statements of operations, comprehensive loss and cash flow of the Borrower and its consolidated Subsidiaries for the fiscal period then ended, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, in each case, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of operations and consolidated cash flows of the Borrower and its consolidated Subsidiaries for the fiscal period then ended.  Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as disclosed therein).

Section 3.2           No Change.  Since December 31, 2020, there has been no development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3         Existence; Compliance with Law.  Each Loan Party (a) is duly incorporated, organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the organizational power and authority and all requisite Permits from Governmental Authorities to own and operate its Property, to lease the Property it leases as a lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization or body corporate and in good standing under the laws of each jurisdiction (if applicable) where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with such Loan Party’s Organizational Documents and all Requirements of Law, except, in the case of clause (a) above with respect to any Loan Party other than the Borrower, and in the cases of clauses (b), (c) and (d) above, to the extent that failure of the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4          Power; Authorization; Enforceable Obligations.  (a) Each Loan Party has the requisite corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party.  (b) Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  (c) No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder, the granting of Liens pursuant to the Security Documents or the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (i) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings or other actions referred to in Section 3.19.  (d) Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not contravene, violate or result in a breach of or default under any Loan Party’s Organizational Documents, the Existing Indentures, any Requirement of Law or any Contractual Obligation of any Loan Party, other than any violation that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

Section 3.6           No Material Litigation.  No litigation, action, suit, claim, dispute, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues that (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) as of the Closing Date, purports to affect or pertain to any of the Loan Documents or any of the transactions contemplated hereby or thereby.

Section 3.7          No Default.  No Default or Event of Default has occurred and is continuing.  No Loan Party is in default under or with respect to, or a party to, any Contractual Obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8           Ownership of Property; Liens.  Each of the Loan Parties has title in fee simple or good and valid title, as the case may be, to, or a valid leasehold interest in, or easements or other limited property interests in, all its real or immoveable property necessary in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, or valid license of or other right to use, all its other Property necessary for the conduct of its business as currently conducted, in each case except where the failure to have such title, interest, license or right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 6.6.

Section 3.9           IP Rights.  Each of the Loan Parties owns, or is licensed or otherwise has the right to use, all IP Rights necessary for the conduct of its business as currently conducted except to the extent such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights by any Loan Party or the validity or effectiveness of any IP Rights, and the Borrower does not know of any valid basis for any such claim, in each case except to the extent that any such claim could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Borrower, the use of IP Rights by the Loan Parties does not infringe on the IP Rights of any Person, except for such infringements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10        Taxes.  Each of the Loan Parties has filed or caused to be filed all tax returns that are required to be filed and has paid all Taxes due and payable by it (including in its capacity as a withholding agent) other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or (b) where the failure to make such filing, payment, deduction, withholding, collection or remittance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and no Lien for Tax has been filed, other than a Permitted Lien, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.11          Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulations T, U or X.

Section 3.12        Labor Matters.  There are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Borrower threatened, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All payments due from the Loan Parties on account of employee health and welfare insurance that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Loan Party.

Section 3.13         ERISA.  As of the date hereof, there are no Pension Plans or Multiemployer Plans.  None of the Borrower or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14         Investment Company Act.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

Section 3.15         Subsidiaries.

(a)      The Persons listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower as of the Closing Date.  Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of incorporation or organization of each Person listed therein and the percentage of each class of Capital Stock of such Person owned by the Borrower and each Subsidiary.

(b)       As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments granted to any Person other than the Borrower and its Subsidiaries (other than directors’ qualifying shares or other similar shares required pursuant to applicable Law) of any nature relating to any Capital Stock of any Subsidiary owned directly or indirectly by the Borrower; provided that, with respect to any non-Wholly-Owned Subsidiary, its Capital Stock may be subject to customary rights of first refusal, tag-along, drag-along and other similar rights.

Section 3.16         Use of Proceeds.  The proceeds of the Loans shall be used for the purposes set forth in the recitals hereto.

Section 3.17          Environmental Matters.  Other than exceptions to any of the following that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

(a)       The Loan Parties and each of their respective facilities and operations:  (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (iii) are in compliance with all of their Environmental Permits; (iv) have taken reasonable steps to ensure each of their Environmental Permits will be timely maintained, renewed and complied with; and (v) have no knowledge of any facts or circumstances upon which any such Environmental Permits could reasonably be expected to be adversely amended or revoked.

(b)       Hazardous Materials are not present at, on, under, in, or emanating from any property now or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of the Loan Parties, or, to the knowledge of the Borrower, at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or Loan Party under any applicable Environmental Law or otherwise result in costs to the Borrower or any Loan Party, or (ii) interfere with the Borrower’s or any Loan Party’s continued operations.

(c)       There are no Environmental Claims to which the Borrower or any of the Loan Parties is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened. To the knowledge of the Borrower, there are no facts or circumstances that could reasonably be expected to give rise to any such Environmental Claim.

(d)     None of the Borrower nor any Loan Party has received any written request for information, or been notified that it is a potentially responsible party or subject to liability under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law, or with respect to any Hazardous Materials, excluding any such matters that have been fully resolved with no further obligation or liability on the part of the Borrower or any Loan Party.

(e)      None of the Borrower nor any Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral or other form of dispute resolution, relating to compliance with or liability under any Environmental Law, excluding any such matters that have been fully resolved with no further obligation or possible liability on the part of the Borrower or any Loan Party.

Section 3.18         Accuracy of Information, Etc.

No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement (other than any projections and information of a general economic or general industry nature) furnished to the Administrative Agent, the Issuing Banks or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent, the Issuing Banks and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.19         Security Documents.

Each of the Security Documents is effective to create in favor of the Collateral Agent or any Common Representative for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of (i) any Pledged Stock (as defined in the Security Agreement) which is in certificated form, when any stock, membership or partnership unit certificates representing such Pledged Stock are delivered to, and in the possession of, the Collateral Agent (or the Controlling Authorized Representative in accordance with the terms of the Equal Priority Intercreditor Agreement) and (ii) the other Collateral described in the Security Documents, when financing statements and other filings in appropriate form are filed or registered in the office specified on Schedule 3.19, the security interest created in favor of the Collateral Agent or any Common Representative for the benefit of the Secured Parties in such Pledged Stock and other Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Stock, other Collateral and the proceeds thereof, in which a security interest may be perfected by delivery to the Collateral Agent of such Pledged Stock or by filing a financing statement in the United States or other filing or registration in any applicable non-U.S. jurisdiction as security for the Obligations, in each case, prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights that are permitted by this Agreement to be incurred pursuant to Section 6.6).

Section 3.20         Solvency.  As of the Closing Date and after giving effect to any Loans made on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.21         [Reserved].

Section 3.22         Anti-Money Laundering and Anti-Corruption Laws; Sanctions.

(a)      To the extent applicable, each of the Borrower and each Restricted Subsidiary is in compliance in all material respects, and the operations of the Borrower and each Restricted Subsidiary are and have been conducted at all times in compliance in all material respects, with all applicable financial recordkeeping and reporting requirements, including those of the (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) the material applicable anti-money laundering statutes of jurisdictions where the Borrower and each such Restricted Subsidiary conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any Restricted Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Loan Parties party hereto, threatened.

(b)      No part of the proceeds of the Loans will be used, directly or, to the knowledge of any Loan Party, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or otherwise in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any material applicable anti-corruption laws.  None of the Borrower nor any Restricted Subsidiary or any director or officer thereof, nor, to the knowledge of any Loan Party, any employee, agent, Affiliate or representative thereof, has taken or will take any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or, to the knowledge of any Loan Party, indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for public office) in order to influence official action, or to any Person in material violation of the FCPA or any material applicable anti-corruption laws.  The Borrower and its Restricted Subsidiaries have conducted their businesses in compliance in all material respects with the FCPA and material applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve material compliance with such laws and with the representations and warranties contained in this clause (b).

(c)       None of the Borrower nor any Restricted Subsidiary, nor, to the knowledge of any Loan Party, any employee, agent, Affiliate or representative of any Loan Party or any Restricted Subsidiary, is a Person that is, or is owned or controlled by one or more Persons that are, (i) on the list of “Specially Designated Nationals and Blocked Persons” or (ii) subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) and the Borrower will not directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, in violation of Sanctions or (B) in any other manner that will result in a violation of Sanctions by the Borrower or any Restricted Subsidiary.  The Loan Parties have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve material compliance with applicable Sanctions.

Section 3.23        Insurance.  The properties of the Borrower and the other Loan Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Loan Party operates.

Section 4.        CONDITIONS PRECEDENT

Section 4.1           Closing Date.  The obligations of each Lender to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions precedent is satisfied (or waived):

(a)       Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer or signatory of the Borrower (ii) the Security Agreement, dated as of the Closing Date, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto and (iii) the Equal Priority Intercreditor Agreement, dated as of the Closing Date, duly executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto.

(b)     Fees and Expenses.  All fees due to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders on the Closing Date shall have been paid, and all reasonable and documented out-of-pocket expenses to be paid or reimbursed to the Administrative Agent, the Collateral Agent and the Arrangers on the Closing Date that have been invoiced at least three Business Days prior to the Closing Date shall have been paid (which amounts may be offset against the proceeds of the Loans).

(c)      Solvency Certificate.  The Lenders shall have received a solvency certificate, substantially in the form of Exhibit D, executed by a Responsible Officer (which shall be the chief financial officer, chief accounting officer or other officer with equivalent duties) of the Borrower.

(d)      Lien Searches.  The Administrative Agent shall have received the results of recent Uniform Commercial Code (or other applicable personal property financing statements), tax and judgment lien searches in each relevant jurisdiction reasonably requested by the Administrative Agent with respect to each of the Loan Parties.

(e)      Closing Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, certifying that (i) the Specified Representations are true and correct in all material respects on the Closing Date (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects as of such earlier date), (ii) the Specified Acquisition Agreement Representations are true and correct in all material respects on the Closing Date and (iii) the Golar Acquisition has been consummated, or shall be consummated substantially concurrently, on the Closing Date, in all material respects in accordance with the terms of the Golar Acquisition Agreement.

(f)      Legal Opinions.  The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent, (i) a legal opinion of Skadden, Arps, Slate Meagher & Flom LLP, New York counsel to the Borrower and its Subsidiaries (which opinion shall include a non-contravention opinion with respect to material debt) dated the date hereof and addressed to the Administrative Agent and the Lenders and (ii) legal opinions of applicable local counsel to the Borrower or to the Administrative Agent (which opinions shall include a existence, good standing, execution and delivery, authorization and authority with respect to each Foreign Subsidiary that is a Loan Party as of the Closing Date) dated the date of the date hereof and addressed to the Administrative Agent and the Lenders.

(g)     Organizational Documents.  A certificate of an Responsible Officer of each Loan Party, certifying (A) as to copies of the Organizational Documents of such Loan Party, together with all amendments thereto, (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith and (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of the Borrower, including, without limitation, Funding Notices, and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers.

(h)      Uniform Commercial Code Filings.  Each Uniform Commercial Code financing statement required as of the Closing Date by the Security Documents or under law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.6), shall have been filed, or shall have been delivered to the Collateral Agent in proper form for filing, or arrangements reasonably satisfactory to the Collateral Agent for such filing shall have been made.

(i)      PATRIOT Act; Beneficial Ownership.  The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date.  At least five (5) Business Days prior to the Closing Date, the Borrower shall have delivered a Beneficial Ownership Certification to any Lender that has requested such certification, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities and Industry and Financial Markets Association, in relation to the Borrower.

(j)       Financial Statements.  The Administrative Agent and the Arrangers shall have received (a) (i) audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for the three most recently completed fiscal years ended at least 75 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after the most recent audited financial statements delivered pursuant to clause (a)(i) above and at least 45 days prior to the Closing Date, (b)(i) audited combined balance sheets and related statements of income and cash flows of the Golar Target and its consolidated subsidiaries for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited combined balance sheets and related statements of income and cash flows of the Golar Target and its consolidated subsidiaries for each fiscal quarter ended after the most recent audited financial statements delivered pursuant to clause (b)(i) above and at least 45 days prior to the Closing Date and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower for the periods required by Regulation S-X under the Securities Act to the extent required to be included in a Form 8-K on the Closing Date, in each case prepared after giving effect to all contemplated Closing Date transactions as if such transactions had occurred.

(k)      Governmental and Third-Party Consents. All governmental and third-party consents and all equity holder and board of directors (or comparable entity management body) authorizations, in each case in respect of the Golar Acquisition, shall have been obtained and shall be in full force and effect, in each case to the extent that the failure of any such consents or authorizations to be obtained would give Borrower the right to terminate the Golar Acquisition Agreement or otherwise decline to consummate the Golar Acquisition.

(l)        Golar Acquisition.  The Golar Acquisition has been consummated, or shall be consummated substantially concurrently, on the Closing Date, in all material respects in accordance with the terms of the Golar Acquisition Agreement.

Section 4.2          Each Credit Event.  The obligation of each Lender to make a Loan on the on the occasion of any Borrowing (other than any Borrowing on the Closing Date), and of the Issuing Banks to issue, amend or extend any Letter of Credit (other than on the Closing Date), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)      Representations and Warranties.  The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.

(b)      No Default.  No event shall have occurred and be continuing or would result from the making of the Loans or the issuance, amendment or extension of such Letter of Credit, as applicable, that would constitute an Event of Default or a Default.

Each Borrowing (other than any initial Borrowing on the Closing Date, and provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment or extension of a Letter of Credit (other than a Letter of Credit issued or deemed issued on the Closing Date) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 5.       AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as the Termination Conditions have not been satisfied, the Borrower shall and shall cause each of the Restricted Subsidiaries of the Borrower to:

Section 5.1           Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender and each Issuing Bank and take the following actions:

(a)      within 90 days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2020, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, audited by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing, together with a report and opinion by such certified public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely as a result of (a) the impending maturity of any Indebtedness or (b) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period); and

(b)     not later than 45 days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each of the first three fiscal quarters of the Borrower, beginning with the fiscal quarter ending June 30, 2021, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

(c)     If the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary, then the annual and quarterly information required by Section 5.1(a) and 5.1(b) shall include information (which need not be audited or reviewed by the Borrower’s auditors) regarding such Unrestricted Subsidiaries substantially comparable to the financial information of the Unrestricted Subsidiaries presented in the Offering Memorandum; provided that no such information shall be required if such financial information is not material compared to the applicable financial information of the Borrower and its Subsidiaries on a consolidated basis or if such Unrestricted Subsidiaries are not material to the Borrower and its Subsidiaries on a consolidated basis.

Financial statements, segment information and other information required to be delivered pursuant to this Section 5.1, Section 5.2 or Section 5.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower, as applicable, posts such financial statements, segment information or other information, or provides a link thereto, on the website of the Borrower, as applicable; (ii) on which such financial statements, segment information or other information is posted on behalf of the Borrower on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or third-party website or whether sponsored by the Administrative Agent); or (iii) to the extent such financial statements, segment information or other information are set forth in the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC, on which date such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that except in the case of clause (iii) the Borrower shall notify the Administrative Agent by facsimile or electronic mail of the posting of any such documents and provide to the Administrative Agent electronic versions of such documents.

Section 5.2           Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender and each Issuing Bank:

(a)      concurrently with the delivery of any financial statements pursuant to Section 5.1, a Compliance Certificate of the Borrower (the first such Compliance Certificate to be delivered for the fiscal quarter ending June 30, 2021) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b)      no later than 60 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2021, a consolidated budget for the Borrower and its Subsidiaries for the following fiscal year (including a consolidated statement of projected results of operations of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year presented on a quarterly basis);

(c)      concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, in each case, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter; and

(d)      promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries and their compliance with the terms of any Loan Document, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender or Issuing Bank).

The Borrower hereby acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has not clearly and conspicuously marked “PUBLIC” shall not be posted on that portion of the Platform designated for such Public Lenders.  The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this paragraph contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries and their securities (“Private Side Information”).  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.

Section 5.3          Payment of Taxes.  Pay, before the same shall become delinquent or in default, all Taxes required to be paid except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.4        Conduct of Business and Maintenance of Existence; Compliance with Law.  (a)(i) Except as otherwise permitted by Section 6.9, preserve, renew and keep in full force and effect its organizational existence and good standing in its jurisdiction of incorporation or organization and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or 6.9 or, other than with respect to the organizational existence of the Borrower, to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) comply with all Requirements of Law, except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5          Maintenance of Property; Insurance.  (a) Keep all real and tangible Property and systems used, useful, or necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses) as are customarily carried under similar circumstances by such other Persons.

Section 5.6         Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which entries which are full, true and correct, in all material respects, in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities, (b) upon the request of the Administrative Agent or the Required Lenders, participate in a meeting or conference call with the Administrative Agent and the Lenders once during each fiscal quarter at such time as may be agreed to by the Borrower and the Administrative Agent (provided that the requirements of this clause (b) shall be satisfied by the Borrower providing the Lenders with access to any earnings call for such fiscal quarter with the holders of the Capital Stock of the Borrower) and (c) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired (but the Administrative Agent may not have more than one visit per any twelve month period except during an Event of Default), upon reasonable advance notice to the Borrower, and to discuss the business, operations, properties and financial and other condition of the Borrower and the Borrower’s Restricted Subsidiaries with officers and employees of the Borrower and the Borrower’s Restricted Subsidiaries and with their independent certified public accountants (and the Borrower will be given the opportunity to participate in any such discussions with such independent certified accountants).  So long as no Event of Default has occurred and is continuing at the time of such inspection, the Borrower shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent (or its representatives); provided that in any event, no more than two such inspections shall be conducted in any calendar year if no Event of Default has occurred and is continuing.  Notwithstanding anything to the contrary in this Section 5.6, none of the Borrower and its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) is prohibited by any Requirement of Law or any binding agreement (provided that, with respect to any prohibition by any binding agreement, the Borrower shall attempt to obtain consent to such disclosure if requested by the Administrative Agent) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.7           Notices.  Promptly after obtaining knowledge of the same, give notice to the Administrative Agent of:

(a)      the occurrence of any Default or Event of Default;

(b)     any dispute, claim, litigation, investigation or proceeding (i) affecting the Borrower or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby; and

(c)      any other development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary has taken or proposes to take with respect thereto.

Section 5.8           Environmental Laws.

(a)     Except in each case to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all material Environmental Permits.

(b)      Except in each case to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required by any Governmental Authority under Environmental Laws, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 5.9          Plan Compliance.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, establish, maintain and operate any and all Pension Plans, Multiemployer Plans and Foreign Employee Benefit Plans (other than government-sponsored plans) in compliance with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plans to the extent the Borrower or any Commonly Controlled Entity has the authority to establish, maintain and operate such plans.

Section 5.10         Additional Guarantors; Additional Collateral, Collateral Limitations.

(a)      Subject to Section 5.12, the Borrower shall cause each of its Wholly-Owned Restricted Subsidiaries (other than (a) the Guarantors, (b) any Qualified Liquefaction Development Entities, (c) any Receivables Subsidiaries, (d) any Immaterial Subsidiaries, (e) any Captive Insurance Subsidiaries, (f) not-for-profit or special purpose Subsidiary and (g) any Subsidiary with respect to which a guarantee by it of the Obligations would result in material adverse tax consequences to any Loan Party, as reasonably determined by the Borrower and notified to the Administrative Agent and the Collateral Agent in writing) to, within 60 days (subject to extensions, and exceptions as to scope of foreign security and perfection requirements, as are reasonably agreed by the Collateral Agent) of the later of (i) such Subsidiary becoming a Wholly-Owned Restricted Subsidiary and (ii) the Borrower determining such Subsidiary ceased to meet any of the exceptions set forth in the preceding parenthetical, execute and deliver (A) a Joinder Agreement, (B) a joinder to the Security Agreement substantially in the form of Exhibit A thereto, (C) an acknowledgment to the Equal Priority Intercreditor Agreement substantially in the form of Annex A thereto, (D) subject to the applicable limitations set forth in this Section 5.10, Security Documents in respect of the Collateral in the relevant jurisdictions outside of the United States, or, with respect to Single Lien Collateral (defined in the Equal Priority Intercreditor Agreement), new agreements, or amendments, amendments and restatements, supplements or other modifications to Single Lien Security Documents (as defined in the Equal Priority Intercreditor Agreement) in respect of such Single Lien Collateral, (E) a perfection certificate for such Wholly-Owned Restricted Subsidiary substantially in the form of the Perfection Certificate delivered on the Closing Date, and (F) all filings and other documents required by such Security Documents (including any Single Lien Security Documents) to create or perfect (to the extent required by such Security Documents) the security interests for the benefit of the Secured Parties in the Collateral of such Wholly-Owned Restricted Subsidiary. The Borrower may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor (and no 60-day period described in the foregoing sentence shall apply to such Subsidiary).

(b)      From and after the Closing Date, and subject to the applicable time periods, limitations and exceptions set forth in the Security Documents and this Agreement (including the limitations and exceptions in this Section 5.10), if the Borrower or any Guarantor acquires any Property or asset that would constitute Collateral (which, for the avoidance of doubt, does not include any Excluded Assets), the Borrower or such Guarantor must grant a first-priority perfected security interest (subject to Permitted Liens) upon any such Collateral, as security for the Obligations within 90 days of such acquisition (subject to extensions, and exceptions as to scope of foreign security and perfection requirements, as are reasonably agreed by the Collateral Agent).

(c)      Subject to the applicable terms of the Security Documents and any Intercreditor Agreements, within 90 days after the acquisition by any Loan Party of any Material Real Estate Asset (or within 90 days after the acquisition of a Person that becomes a Loan Party and that owns any Material Real Estate Asset) (in each case, other than any Excluded Asset) (or as soon as practicable thereafter using commercially reasonable efforts, but subject to extensions, and exceptions as to scope of foreign security and perfection requirements, as are reasonably agreed by the Collateral Agent), the Borrower shall cause such Loan Party to (i) execute, deliver and record a Mortgage with respect thereto, (ii) deliver a fully paid extended coverage policy or policies of title insurance (or executed proforma therefor) from a national title insurance company with respect to such Material Real Estate Asset in an amount not to exceed 100.0% of the Fair Market Value of the such Material Real Estate Asset, as reasonably determined by the Borrower, naming the Collateral Agent for the benefit of the Secured Parties as the insured, insuring such Mortgage to be a valid first priority Lien on the real property described therein, free and clear of all Liens other than Permitted Liens and containing reasonable and customary endorsements (each, a “Title Policy”), (iii) deliver legal opinions of local counsel or Borrower’s counsel with respect to enforceability of such Mortgage and other customary matters; (iv) deliver an existing or new ALTA survey of such Material Real Estate Asset or with such affidavits as shall be sufficient for the title insurance company to delete the standard survey exception in the applicable Title Policy; and (v) deliver an updated perfection certificate; it being understood and agreed that with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Guarantor under this Agreement, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Guarantor under this Agreement.

(d)     Subject to the applicable terms of the Security Documents and any Intercreditor Agreements, and to the extent not otherwise constituting Excluded Assets, after the acquisition by any Loan Party of any tanker or other marine vessel with a value (as reasonably estimated by the Borrower) in excess of $40.0 million, the Borrower, as soon as practicable thereafter using commercially reasonable efforts, shall cause such Loan Party to (i) execute, deliver and record a Ship Mortgage with respect thereto; (ii) deliver customary legal opinions of admiralty counsel; and (iii) deliver an updated perfection certificate; it being understood and agreed that with respect to any tanker or other marine vessel with a value (as reasonably estimated by the Borrower) in excess of $40.0 million owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Guarantor under this Agreement, such tanker or other marine vessel shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Guarantor under this Agreement.

(e)     Notwithstanding anything to the contrary, to the extent that the Lien on any Collateral is not or cannot be created and/or perfected on the Closing Date (other than (a) by the execution and delivery of the Security Agreement by the Borrower and the Guarantors and (b) a Lien on Collateral that is of the type that may be perfected by the filing of a financing statement in the United States under the UCC), the Borrower shall take all necessary actions to create and/or perfect such Lien pursuant to arrangements to be mutually agreed between the Borrower and the Collateral Agent acting reasonably, including those Post-Closing Actions set forth on Schedule 5.12. In addition, notwithstanding anything to the contrary, it is understood and agreed that:

(i)          the Collateral Agent may waive or grant extensions of time for the creation and perfection of security interests in, or obtaining Mortgages, policies of title insurance, legal opinions, surveys, appraisals or other deliverables with respect to, particular assets or the provision of any Guarantee by any Restricted Subsidiary;

(ii)          (1) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including Deposit Accounts, securities accounts and commodities accounts (other than control or possession of pledged Equity Interests (to the extent certificated) that constitute Collateral) and (2) no blocked account agreement, deposit account control agreement or similar agreement shall be required for any Deposit Account, securities account or commodities account;

(iii)         the Collateral Agent will only be authorized to take actions in any non-U.S. jurisdiction or under the laws of any non-U.S. jurisdiction to create security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets as follows:

(1)             with respect to Equity Interests in, and Collateral owned by, Guarantors located in Barbados as of the Closing Date, a charge over shares and debentures under the Laws of Barbados and any customary filings associated therewith;

(2)             with respect to Equity Interests in, and Collateral owned by, Guarantors located in Bermuda as of the Closing Date, a share charge under the Laws of Bermuda and any customary filings associated therewith;

(3)             with respect to Equity Interests in, and Collateral owned by, Guarantors located in Ireland as of the Closing Date, a charge over shares under the laws of Ireland and any customary filings associated therewith;

(4)             with respect to Equity Interests and Collateral located in Jamaica as of the Closing Date, (i) a debenture creating charges over Collateral, (ii) four share charges by a Barbadian parent over shares in four Jamaican subsidiaries, (iii) a share charge by a United States parent over shares in a Jamaican subsidiary and (iv) two mortgages over certain real property interests under the Laws of Jamaica (and Barbados, as applicable, with respect to the charge over shares), and any customary filings associated therewith;

(5)           with respect to Equity Interests in, and Collateral owned by, Guarantors located in Mexico as of the Closing Date, equity interests pledge agreements and non-possessory pledge agreements under the Laws of Mexico, and any customary filings associated therewith;

(6)            with respect to Equity Interests in, and Collateral owned by, Guarantors located in The Netherlands as of the Closing Date, a pledge of shares and pledge on receivables and accounts under the Laws of The Netherlands, and any customary filings associated therewith;

(7)             with respect to Collateral owned by, Guarantors located in Nicaragua as of the Closing Date, movable pledge over a Power Purchase Agreement under the laws of Nicaragua, and any customary filings associated therewith;

(8)            with respect to Equity Interests in, and Collateral owned by, Guarantors located in Puerto Rico as of the Closing Date, a filing of the applicable financing statement before the Commonwealth of Puerto Rico Department of State’s Secured Transactions Registry and any customary filings associated therewith;

(9)             with respect to Equity Interests in, and Collateral owned by, Guarantors incorporated in England and Wales as of the Closing Date, a charge over shares and debentures under the Laws of England and Wales and any customary filings associated therewith; and

(10)          with respect to Equity Interests in, and Collateral owned by, Foreign Subsidiaries that become Guarantors after the Closing Date, only such share pledges, debentures and similar instruments as are substantially consistent with those described in the foregoing clauses (1) through (9), as applicable.

(f)       No actions shall be required to perfect a security interest in (1) any vehicle, tanker, marine vessel, ISO container or other asset subject to a certificate of title, other than tankers or other marine vessels with a value (as reasonably estimated by the Borrower) in excess of $40.0 million, (2) letter-of-credit rights not constituting supporting obligations of other Collateral, (3) the Equity Interests of any Immaterial Subsidiary not constituting Collateral, (4) the Equity Interests of any Person that is not a Subsidiary or (5) commercial tort claims with a value of less than $40.0 million, except in the case of each of clauses (1) through (5), perfection actions limited solely to the filing of a UCC financing statement.

(g)     Subject to Section 5.12, the Borrower shall cause each Subsidiary (other than any Captive Insurance Subsidiaries, not-for-profit or special purpose Subsidiaries and any Subsidiary with respect to which a guarantee by it of the Obligations would result in material adverse tax consequences to any Loan Party, as reasonably determined by the Borrower and notified to the Administrative Agent and the Collateral Agent in writing) that is a guarantor under any Existing Indenture and any other Equal Priority Obligations to become a Guarantor under this Agreement and satisfy the requirements of this Section 5.10, and the Borrower shall, and shall cause each Guarantor to, grant a first-priority perfected security interest upon any Property (including, for the avoidance of doubt, any real property, tankers and other marine vessels) that constitutes collateral under any Existing Indenture and any other Equal Priority Obligations and satisfy the requirements of this Section 5.10 with regards to such Property, in each case substantially concurrently with (and in no event later than 90 days of) such Subsidiary becoming a guarantor under any Existing Indenture or any other Equal Priority Obligation and such Property becoming collateral under any Existing Indenture or any other Equal Priority Obligation (subject to extensions as are reasonably agreed by the Collateral Agent).

Section 5.11       Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Collateral Agent may, subject to the terms of the Intercreditor Agreement, reasonably request for the purposes of more fully creating, maintaining, preserving, perfecting or renewing the Liens granted in favor of (together with the other rights of) the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which are required to become part of the Collateral pursuant to Section 5.10) pursuant hereto or thereto.  Upon the exercise by the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement, the other Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Collateral Agent may be reasonably required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 5.12        Post-Closing Covenants.  The Borrower shall, and shall cause the Restricted Subsidiaries to, take the actions set forth on Schedule 5.12 (the “Post-Closing Actions”) within the time periods specified therein (it being understood that the Borrower and its subsidiaries shall not be required to enter into any Loan Documents governed by the laws of a jurisdiction outside of the United States until the date that is at least 90 days after the Closing Date (subject to extensions, and exceptions as to scope of foreign security and perfection requirements, as are reasonably agreed by the Collateral Agent, in each case as applicable)).

Section 5.13         Use of Proceeds.  Use the proceeds of the Loans only for those purposes set forth in Section 3.16.

Section 5.14         Commodity Exchange Act Keepwell Provisions.  Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in order for such other Loan Party to honor its obligations under the Guarantee with respect to Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.14, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 5.14 shall remain in full force and effect until the Termination Conditions are satisfied.  Each Qualified ECP Guarantor intends that this Section 5.14 constitute, and this Section 5.14 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 6.       NEGATIVE COVENANTS

The Borrower agrees that, so long as the Termination Conditions are not satisfied:

Section 6.1          Limitation on Restricted Payments.

(a)      The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

(i)           declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A)          dividends, payments or distributions by the Borrower payable solely in Qualified Capital Stock of the Borrower or in options, warrants or other rights to purchase Qualified Capital Stock; or

(B)        dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)          redeem, purchase, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger, amalgamation or consolidation, in each case, held by a Person other than the Borrower or a Restricted Subsidiary;

(iii)          make any principal payment on, or redeem, purchase, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (such payment and other actions described in the foregoing (subject to the exceptions in clauses (A) and (B) below), “Restricted Debt Payments”), other than:

(A)          Indebtedness permitted to be incurred or issued under Section 6.3(b)(iii); or

(B)         the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, redemption, purchase, repurchase, defeasance, discharge or acquisition or retirement; or

(iv)          make any Restricted Investment,

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)             in the case of a Restricted Payment under any of clauses (i), (ii) and (iii) above (other than with respect to amounts attributable to subclauses (A) and (C) through (H) of clause (2) below), no Event of Default described under Section 7.1(a)(1), (7) or (8) shall have occurred and be continuing or would occur as a consequence thereof; and

(2)             such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Issue Date pursuant to this clause (2), is less than the sum of (without duplication):

(A)          $75.0 million; plus

(B)          50.0% of the cumulative Consolidated Net Income of the Borrower for each fiscal quarter (if greater than zero for such quarter) commencing on July 1, 2020 to the end of the most recent Test Period; plus

(C)          the sum of (x) the amount of any cash capital contribution to the common equity capital of the Borrower or any Restricted Subsidiary, plus (y) the cash proceeds received by the Borrower from any issuance of Qualified Capital Stock (including Treasury Capital Stock, and other than any Designated Preferred Stock or Refunding Capital Stock) of the Borrower after the Issue Date, plus (z) the Fair Market Value of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary as a capital contribution to the common equity capital of the Borrower or such Restricted Subsidiary, or that becomes part of the common equity capital of the Borrower or a Restricted Subsidiary as a result of any consolidation, merger or similar transaction with the Borrower or any Restricted Subsidiary (in each case, other than any amount (A) constituting an Excluded Contribution, (B) received from the Borrower or any Restricted Subsidiary, (C) consisting of any loan or advance made pursuant to clause (h)(i) of the definition of “Permitted Investments” received as cash equity by the Borrower or any of its Restricted Subsidiaries, (D) used to make a Restricted Payment pursuant to Section 6.1(b)(ii)(2) or (xxix)(1), in each case, during the period from and including the day immediately following the Issue Date through and including such time or (E) used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 6.3(b)(xviii)); plus

(D)          the net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the incurrence after the Issue Date of any Indebtedness or from the issuance after the Issue Date of any Disqualified Stock, in each case, of the Borrower or any Restricted Subsidiary (other than Indebtedness owed or Disqualified Stock issued to the Borrower or any Restricted Subsidiary) that has been converted into or exchanged for Qualified Capital Stock of the Borrower during the period from and including the day immediately following the Issue Date through and including such time; plus

(E)          the net cash proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Issue Date through and including such time in connection with the disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to this clause (2); plus

(F)          to the extent not already reflected as a Return with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Issue Date through and including such time in connection with cash Returns and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Issue Date pursuant to this clause (2); plus

(G)         an amount equal to the sum of (A) the amount of any Investment by the Borrower or any Restricted Subsidiary pursuant to this clause (2) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary (equal to the lesser of (1) the Fair Market Value of the Investment of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger, consolidation or amalgamation and (2) the Fair Market Value of the original Investments by the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary; provided that, in the case of original Investments made in cash, the Fair Market Value thereof shall be such cash value), (B) the Fair Market Value of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made after the Issue Date pursuant to this clause (2) and (C) the Net Proceeds of any disposition of any Unrestricted Subsidiary (including the issuance or sale of the Equity Interests thereof) received by the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Issue Date through and including such time; plus

(H)        to the extent not included in Consolidated Net Income or Consolidated EBITDA and without duplication of any dividends, distributions or other Returns or similar amounts included in the calculation of any basket or other provision of this Agreement (and other than any amount that has previously been applied as an Excluded Contribution), dividends, distributions or other Returns received by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary or joint ventures or Investments in entities that are not Restricted Subsidiaries;

provided that, for the avoidance of duplication, any item or amount that increases the amount of Excluded Contributions shall not also increase the amount available under this clause (2).

(b)      Section 6.1(a) shall not prohibit any of the following:

(i)           [Reserved];

(ii)        any payments by the Borrower to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests (other than Disqualified Stock) of the Borrower held by any future, present or former employee, director, member of management, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member thereof) of the Borrower or any Restricted Subsidiary of any of the foregoing (or any options, warrants, profits interests, restricted stock units or equity appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), in each case pursuant to any management, director, employee, consultant and/or advisor equity plan or equity option plan, equity appreciation rights plan, or any other management, director, employee, consultant and/or advisor benefit plan or agreement or any equity subscription or equityholder agreement, any employment termination agreement or any other employment agreement or equityholders’ or similar agreement:

(1)     with cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of Indebtedness issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of the Borrower held by any future, present or former employee, director, member of management, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of the Borrower or any Restricted Subsidiary of any of the foregoing), including any Equity Interests rolled over by management, directors, employees or consultants (or any Immediate Family Member of the foregoing) of the Borrower or any of its Restricted Subsidiaries in connection with any corporate transaction; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (ii)(1) in any fiscal year shall not exceed the greater of $35.0 million and 10.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries, which, if not used in such fiscal year, may be carried forward to succeeding fiscal years;

(2)     with the proceeds of any sale or issuance of the Equity Interests of the Borrower (to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of clause (2) of Section 6.1(a) or are not an Excluded Contribution);

(3)      with the net proceeds of any key-man life insurance policy; or

(4)     the amount of any cash bonuses otherwise payable to future, present or former employees, directors, members of management, officers, managers, members, partners, independent contractors or consultants (or any Immediate Family Member of the foregoing) of the Borrower or any of its Restricted Subsidiaries that are foregone in exchange for the receipt of Equity Interests of the Borrower pursuant to any compensation arrangement, including any deferred compensation plan;

provided further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Immediate Family Members) of the Borrower or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.1 or any other provision of this Agreement;

(iii)         Restricted Payments that are made (1) in an amount that does not exceed the aggregate amount of Excluded Contributions received following the Issue Date and (2) without duplication of clause (1), in an amount that does not exceed the aggregate net cash proceeds from any sale, conveyance, transfer or disposition of, or distribution in respect of, Investments acquired after the Issue Date, to the extent the acquisition of such Investments was financed in reliance on clause (1);

(iv)         Restricted Payments (1) to make cash payments in lieu of the issuance of fractional shares or interests in connection with any share dividend, share split or share combination or any acquisition or Investment (or other similar transaction) or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any Restricted Subsidiary and (2) consisting of (A) repurchases of Equity Interests in connection with the exercise of warrants, options or other securities convertible with or exchangeable for Equity Interests or upon the vesting of any profits interests, restricted stock units or similar incentive interests, and (B) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former officer, director, employee, member of management, manager, member, partner, independent contractor and/or consultant (or any of their respective Immediate Family Members) of the Borrower or any Restricted Subsidiary in connection with or in lieu of repurchases described in the foregoing clause (A);

(v)          repurchases of Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests or upon the vesting of any profits interests, restricted stock units or similar incentive interests, in each case if such Equity Interests represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise upon such exercise or vesting, as applicable;

(vi)          [reserved];

(vii)         the declaration and payment of regular quarterly dividends or distributions, including the initial dividend or distribution following the Closing Date, to holders of the Borrower’s common equity, in each case to the extent approved by the Board of Directors of the Borrower in good faith;

(viii)       (1) Restricted Payments to (A) redeem, repurchase, retire, defease, discharge or otherwise acquire any Equity Interests (“Treasury Capital Stock”) of the Borrower and/or any Restricted Subsidiary, including any accrued and unpaid dividends thereon, in exchange for, or out of the proceeds of a sale or issuance (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Borrower that is made within 120 days of such sale or issuance to the extent any such proceeds are received by or contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock after the Issue Date (“Refunding Capital Stock”) and (B) declare and pay dividends on any Treasury Capital Stock out of the proceeds of such sale (other than to the Borrower or a Restricted Subsidiary) of any Refunding Capital Stock or (2) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 6.1(b)(xvii), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per fiscal year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(ix)          to the extent constituting a Restricted Payment, the making or consummation of any Asset Sale or Disposition not constituting an Asset Sale pursuant to the exclusions from the definition thereof or transaction in accordance with the provisions of Section 6.5(b) (other than pursuant to clause (iv) of such paragraph);

(x)          so long as no Event of Default under Section 7.1(a)(1), (7) or (8) then exists or would result therefrom, additional Restricted Payments; provided that the aggregate amount of all such Restricted Payments made and then outstanding pursuant to this clause (x) shall not exceed the greater of $100.0 million and 25.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries;

(xi)          so long as no Event of Default under Section 7.1(a)(1), (7) or (8) then exists or would result therefrom, additional Restricted Payments so long as the Consolidated Total Debt Ratio, calculated on a pro forma basis at the time of the determination thereof, would not exceed 2.00 to 1.00;

(xii)        the distribution, by dividend or otherwise, or other transfer or disposition of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (or any Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), other than Unrestricted Subsidiaries the primary assets of which are cash and Cash Equivalents;

(xiii)       payments or distributions (1) to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (2) made in connection with working capital adjustments or purchase price adjustments or (3) made in connection with the satisfaction of indemnity and other similar obligations, in each case pursuant to or in connection with any acquisition, other Investment, disposition or consolidation, amalgamation, merger or transfer of assets that is not prohibited under this Agreement;

(xiv)        Restricted Payments constituting fixed dividend payments in respect of Disqualified Stock incurred in accordance with Section 6.3 to the extent such Restricted Payments are included in the calculation of Fixed Charges;

(xv)         the declaration and payment of regular dividends or distributions to holders of Golar Target’s Preferred Stock for so long as such Preferred Stock is outstanding, provided that the amount of such dividends or distributions are not increased from the amounts of such dividends or distributions in effect on the Closing Date;

(xvi)        [Reserved];

(xvii)      Restricted Payments consisting of (1) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Issue Date, (2) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 6.1(b)(viii); provided, however, that, in the case of each of sub-clause (1) and sub-clause (2) of this clause (xvii), at the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(xviii)      [Reserved];

(xix)        distributions or payments of Receivables Fees and purchases of receivables in connection with any Permitted Receivables Financing or any repurchase obligation in connection therewith;

(xx)        (1) payments made to optionholders or holders of phantom equity or profits interests of the Borrower in connection with, or as a result of, any distribution made to stockholders of the Borrower (to the extent such distribution is otherwise permitted under this Agreement), which payments are being made to compensate such optionholders or holders of phantom equity or profits interests as though they were stockholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of phantom equity or profits interests pursuant to this clause (xx) to the extent such payment would not have been permitted to be made to such optionholder or holder of phantom equity or profits interests if it were a stockholder pursuant to the provisions of this Section 6.1) and (2) Restricted Payments to pay for the redemption, purchase, repurchase, defeasance or other acquisition or retirement of Equity Interests of the Borrower for nominal value, from a former investor of an acquired business or a present or former employee, director, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of an acquired business, which Equity Interests were issued as part of an earn-out or similar arrangement in the acquisition of such business, and which repurchase relates to the failure of such earn-out to fully vest;

(xxi)        [Reserved];

(xxii)      the making of any Restricted Payment within 60 days after the date of declaration thereof or the giving of irrevocable notice thereof, as applicable, if, at such date of declaration or the giving of such notice, such payment would have been permitted by any of the other clauses in this Section 6.1 (and any Restricted Payment made in reliance on this clause (xxii) shall also be deemed to have been made under such applicable clause, except for the purpose of testing the permissibility of such Restricted Payment on the date it is actually made);

(xxiii)     the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of any Subordinated Indebtedness (1) in accordance with provisions similar to those set forth in Sections 4.10 and 4.14 of the Existing Indentures or (2) after completion of an Asset Sale Offer or Advance Offer, as applicable, from any Declined Proceeds (as each term is defined in the Existing Indentures);

(xxiv)      [Reserved];

(xxv)       Restricted Debt Payments made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted under Section 6.3;

(xxvi)      any Restricted Debt Payments made as part of an applicable high yield discount obligation catch-up payment;

(xxvii)     [Reserved];

(xxviii)    [Reserved];

(xxix)     (1) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Borrower and/or any capital contribution in respect of Qualified Capital Stock of the Borrower or any Restricted Subsidiary (in each case, other than to or by the Borrower or any Restricted Subsidiary), (2) Restricted Debt Payments as a result of the conversion of all or any portion of any Subordinated Indebtedness into Qualified Capital Stock of the Borrower and (3) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Subordinated Indebtedness that is permitted under Section 6.3;

(xxx)       [Reserved];

(xxxi)     Restricted Debt Payments with respect to Subordinated Indebtedness assumed pursuant to Section 6.3(b)(xv) (other than any such Subordinated Indebtedness incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Borrower or a Restricted Subsidiary or (y) otherwise in connection with or in contemplation of such acquisition), so long as such Restricted Debt Payment is made or deposited with a trustee or other similar representative of the holders of such Subordinated Indebtedness contemporaneously with, or substantially simultaneously with, the closing of the transaction under which such Subordinated Indebtedness is assumed; and

(xxxii)     any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Stock (to the extent treated as Indebtedness outstanding and/or incurred in compliance with Section 6.3).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the relevant date of determination, in the case of a Subject Transaction, or the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(c)      As of the Closing Date, NFE South Power Holdings Limited, a company incorporated under the laws of Jamaica, and each of its Subsidiaries will be Unrestricted Subsidiaries, and all of the Borrower’s other Subsidiaries will be Restricted Subsidiaries. The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second and third paragraphs of the definition of “Unrestricted Subsidiary”. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement and will not guarantee the Obligations.

(d)      Unrestricted Subsidiaries may use value transferred from the Borrower and its Restricted Subsidiaries pursuant to this Section 6.1 or in a Permitted Investment to purchase or otherwise acquire Indebtedness or Equity Interests of the Borrower or any of the Borrower’s Restricted Subsidiaries, and to transfer value to the holders of the Equity Interests of the Borrower or any Restricted Subsidiary or to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Borrower or its Restricted Subsidiaries.

Section 6.2           Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)      The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(i)           (1)  pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries that is a Guarantor on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or (2) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries that is a Guarantor;

(ii)           make loans or advances to the Borrower or any of its Restricted Subsidiaries that is a Guarantor; or

(iii)          sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries that is a Guarantor.

(b)      The restrictions in Section 6.2(a) shall not apply to encumbrances or restrictions:

(i)           set forth in any agreement evidencing or governing (1) Indebtedness of a Restricted Subsidiary that is not a Guarantor permitted to be incurred pursuant to Section 6.3 and any corresponding Organizational Documents of any such Restricted Subsidiary structured as a special purpose entity incurring such Indebtedness, (2) Secured Indebtedness permitted to be incurred pursuant to Sections 6.3 and 6.6 if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness, (3) Indebtedness permitted to be incurred pursuant to Section 6.3(a) and Sections 6.3(b)(i), (ii), (xiv), (xv) and (xvii) (as it relates to Indebtedness in respect of Section 6.3(a) and Sections 6.3(b)(i), (ii), (xiv), (xv), (xviii), (xxi), (xxv), (xli) and/or (xlii)), and Sections 6.3(b)(xviii), (xxi), (xxv), (xxxix), (xli) and/or (xlii) and (4) any Permitted Receivables Financing solely with respect to the assets subject to such Permitted Receivables Financing;

(ii)          arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(iii)          that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Equity Interests not otherwise prohibited under this Agreement;

(iv)          that are assumed in connection with any acquisition of property or the Equity Interests of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Equity Interests of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(v)          set forth in any agreement for any disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such disposition;

(vi)          set forth in provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(vii)         imposed by customary provisions in partnership agreements, limited liability company agreements, joint venture agreements, other organizational and governance documents and other similar agreements;

(viii)       on cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such cash, other deposits or net worth or similar restrictions exist;

(ix)          set forth in documents that exist on the Closing Date, including pursuant to the Existing Notes, the Existing Note Guarantees, the Existing Notes Indentures, this Agreement and the other Loan Documents and, in each case, related documentation and related Derivative Transactions;

(x)          (1) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date or (2) arising under customary separateness, bankruptcy remoteness and similar provisions included in governing or other documents related to entities structured as special purpose entities in anticipation of financing arrangements, acquisition of assets or similar transactions, in each case, if the relevant restrictions, taken as a whole (as determined in good faith by the Borrower) (A) are not materially less favorable to the holders than the restrictions contained in this Agreement, (B) generally represent market terms at the time of incurrence or structuring, as applicable, taken as a whole, or (C) would not, in the good faith determination of senior management of the Borrower, at the time of incurrence or structuring, as applicable, materially impair the Borrower’s ability to pay the Obligations when due;

(xi)          arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(xii)         arising in any Hedge Agreement and/or any agreement relating to Banking Services;

(xiii)        relating to any asset (or all of the assets) of and/or the Equity Interests of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any disposition of such asset (or assets) and/or all or a portion of the Equity Interests of the relevant Person that is not prohibited by the terms of this Agreement;

(xiv)        set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Restricted Subsidiary to dispose of or encumber the assets subject thereto;

(xv)        restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business, consistent with past practice or consistent with industry norm; provided that such agreement (i) prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are subject to such agreements, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary or (ii) would not, in the good faith of the Borrower, at the time such Indebtedness is incurred, materially impair the Borrower’s ability to make payments under the Loan Documents when due;

(xvi)        any encumbrance or restrictions with respect to a Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became or is redesignated as a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming or being redesignated as a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any Restricted Subsidiary other than the assets and property of such Subsidiary and its Subsidiaries; and/or

(xvii)     imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xvi) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 6.2, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (2) the subordination of (including the application of any standstill requirements to) loans and advances made to the Borrower or a Restricted Subsidiary to other Indebtedness incurred by the Borrower or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 6.3           Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)      The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not a Guarantor to issue Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), and issue shares of Disqualified Stock or Preferred Stock, if the Fixed Charge Coverage Ratio of the Borrower would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the Test Period.

(b)      The provisions of Section 6.3(a) shall not apply to:

(i)          the incurrence of Indebtedness under Credit Facilities (including the incurrence of the Obligations under this Agreement) by the Borrower or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to Section 6.3(b)(xvii) in respect of such Indebtedness then outstanding) not to exceed, except as contemplated by Section 6.3(b)(xvii), the greater of (i) $175.0 million and (ii) 50.0% of Annualized EBITDA;

(ii)           the Indebtedness represented by the Existing Notes (including any Existing Note Guarantee thereof) outstanding on the Closing Date;

(iii)         Indebtedness, Disqualified Stock and Preferred Stock of the Borrower issued or owing to any Restricted Subsidiary and/or of any Restricted Subsidiary issued or owing to the Borrower and/or any other Restricted Subsidiary; provided that any such Indebtedness, Disqualified Stock and Preferred Stock of the Borrower or a Guarantor owing to any Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Obligations (but only to the extent any such Indebtedness, Disqualified Stock or Preferred Stock is outstanding at any time after the date that is 30 days after the Closing Date and thereafter only to the extent permitted by applicable law and not giving rise to material adverse tax consequences);

(iv)          Indebtedness in respect of Permitted Receivables Financings;

(v)           Indebtedness, Disqualified Stock and Preferred Stock (1) arising from any agreement providing for indemnification, adjustment of purchase price, earn out or similar obligations (including contingent earn out obligations), in each case, incurred, issued or assumed in connection with any disposition, any acquisition or Investment permitted under this Agreement or consummated prior to the Closing Date or any other purchase of assets or Equity Interests, and (2) arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds, completion bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement described in the foregoing subclause (1);

(vi)          Indebtedness, Disqualified Stock and Preferred Stock of the Borrower and/or any Restricted Subsidiary (1) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, completion, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (including relating to any litigation not constituting an Event of Default under Section 7.1(a)(6)) and (2) in respect of letters of credit, bank guaranties, surety bonds, performance bonds, completion bonds or similar instruments to support any of the foregoing items;

(vii)         Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of Banking Services (including Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business, consistent with past practice or consistent with industry norm that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries) and incentive, supplier finance or similar programs;

(viii)        (1) guaranties by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, consistent with past practice or consistent with industry norm, (2) Indebtedness incurred in the ordinary course of business, consistent with past practice or consistent with industry norm in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (3) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(ix)          guarantees of Indebtedness by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to the terms of this Agreement or other obligations not prohibited by this Agreement;

(x)           Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing on the Closing Date (other than Indebtedness described in clause (i) or (ii) above);

(xi)         Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors; provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness, Disqualified Stock or Preferred Stock then outstanding pursuant to this clause (xi) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to Section 6.3(b)(xvii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.3(b)(xvii), exceed an amount equal to the greater of $100.0 million and 25.0% of Annualized EBITDA;

(xii)         Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(xiii)       Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (1) the financing of insurance premiums, (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm, and/or (3) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business, consistent with past practice or consistent with industry norm;

(xiv)       Indebtedness (including with respect to Financing Leases and purchase money Indebtedness), Disqualified Stock and Preferred Stock of the Borrower and/or any Restricted Subsidiary incurred or issued to finance or refinance the acquisition, construction, lease, expansion, development, design, installation, repair, replacement, relocation, renewal, maintenance, upgrade or improvement of property (real or personal), equipment or any other asset (whether through the direct purchase of property, equipment or other assets or Equity Interests of any Person owning such property, equipment or other assets); provided that such incurrence or issuance is prior to, at the time of or within two years after the completion of such acquisition, construction, lease, expansion, development, installation, repair, replacement, relocation, renewal, maintenance, upgrade or improvement;

(xv)         Indebtedness, Disqualified Stock or Preferred Stock (1) of the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (2) of Persons that are acquired by the Borrower or a Restricted Subsidiary or merged into, amalgamated with or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement (including designating an Unrestricted Subsidiary as a Restricted Subsidiary) or that are assumed in connection with an acquisition of assets; provided that after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation, either: (A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.3(a) or (B) the Fixed Charge Coverage Ratio of the Borrower is equal to or greater than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation;

(xvi)       Indebtedness issued by the Borrower or any Restricted Subsidiary to any shareholder of the Borrower or any future, current or former director, officer, employee, member of management, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of the Borrower or any Subsidiary to finance the purchase or redemption of Equity Interests of the Borrower permitted under Section 6.1;

(xvii)      the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, Borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness, Disqualified Stock or Preferred Stock has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, “refinance” with “refinances”, “refinanced” and “refinancing” having a correlative meaning) any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this Section 6.3 or any of clauses (i), (ii), (x), (xi), (xiv), (xv), (xvii), (xviii), (xxi), (xxiii), (xxiv), (xxv), (xxxvi), (xli) and (xlii) of this Section 6.3(b) (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness” and such Indebtedness, Disqualified Stock or Preferred Stock being refinanced, the “Refinanced Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(1)           the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such refinancing, except by (A) an amount equal to unpaid accrued interest, dividends and premiums (including tender premiums) thereon plus defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees, closing payments, original issue discount, initial yield payments and similar fees) incurred in connection with the relevant refinancing, (B) an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.3 (provided that (1) any additional Indebtedness, Disqualified Stock or Preferred Stock referenced in this clause (C) satisfies the other applicable requirements of this clause (xvii) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness is permitted pursuant to Section 6.6);

(2)      solely in the case of Refinancing Indebtedness with respect to Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under Section 6.3(b)(x), (A) such Refinancing Indebtedness either (1) has a final maturity the same as or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) or (2) requires no or nominal payments in cash (other than interest payments) prior to, in each case, the earlier of (x) the final maturity of the Refinanced Indebtedness and (y) the Maturity Date and (B) other than with respect to revolving Indebtedness, such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness (without giving effect to any amortization or prepayments in respect of such Refinanced Indebtedness);

(3)      such Refinancing Indebtedness shall not include:

(A)     Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;

(B)     Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(C)     Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(4)      in the case of Refinancing Indebtedness incurred in respect of Indebtedness incurred under Section 6.3(b)(i) or that is secured by Liens on the Collateral that are equal in priority (without regard to control of remedies) with the Obligations, such Refinancing Indebtedness ranks equal or junior in right of payment with the Obligations and is secured by Liens on the Collateral on an equal or junior priority basis with respect to the Obligations or is unsecured; provided that any such Refinancing Indebtedness that is (A) secured by Liens on the Collateral ranking on an equal priority basis (but without regard to control of remedies) with the Obligations shall be subject to an Equal Priority Intercreditor Agreement or (B) secured by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Obligations shall be subject to a Junior Priority Intercreditor Agreement;

(xviii)     Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and/or any Guarantors; provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate principal amount of such Indebtedness, Disqualified Stock or Preferred Stock then outstanding pursuant to this clause (xviii) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to Section 6.3(b)(xvii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.3(b)(xvii), exceed an amount equal to 100.0% of the net proceeds received by the Borrower since immediately after the Issue Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) to the extent such net proceeds have not otherwise been applied to make Restricted Payments pursuant to clause (2) of Section 6.1(a) or to make Permitted Investments (other than Permitted Investments specified in any of clauses (a), (b) and (e) of the definition thereof);

(xix)        Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction that was, at the time entered into, not for speculative purposes;

(xx)        Indebtedness of the Borrower and/or any Restricted Subsidiary representing (1) deferred compensation to current or former directors, officers, employees, members of management, managers, members, partners, independent contractors and consultants of the Borrower and/or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm of the Borrower and/or its Subsidiaries and (2) deferred compensation or other similar arrangements in connection with any Investment or any acquisition permitted under this Agreement;

(xxi)        Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and/or any Restricted Subsidiary; provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness, Disqualified Stock or Preferred Stock then outstanding pursuant to this clause (xxi) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to Section 6.3(b)(xvii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.3(b)(xvii), exceed an amount equal to the greater of $215.0 million and 60.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries;

(xxii)       [reserved];

(xxiii)     the incurrence of Indebtedness constituting Junior Priority Obligations up to an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to Section 6.3(b)(xvii) in respect of such Indebtedness then outstanding) not to exceed, except as contemplated by Section 6.3(b)(xvii), an amount such that, after giving pro forma effect to the incurrence of such amount and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio of the Borrower would be no greater than 4.00 to 1.00; provided that for purposes of determining the amount that may be incurred under this clause (xxiii), all Indebtedness incurred under this clause (xxiii) shall be deemed to be Consolidated Secured Debt;

(xxiv)     the incurrence of Indebtedness that is secured by Liens on assets that do not constitute Collateral (assuming, for purposes of this clause (xxiv) and future ratio calculations for so long as such Indebtedness remains outstanding, that such assets constitute Collateral), up to an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to Section 6.3(b)(xvii) in respect of such Indebtedness then outstanding) not to exceed, except as contemplated by Section 6.3(b)(xvii), an amount such that, after giving pro forma effect to the incurrence of such amount and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio of the Borrower would be no greater than 4.00 to 1.00; provided that for purposes of determining the amount that may be incurred under this clause (xxiv), all Indebtedness incurred under this clause (xxiv) shall be deemed to be Consolidated Secured Debt;

(xxv)       Indebtedness (including in the form of Financing Leases) of the Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions;

(xxvi)      [Reserved];

(xxvii)    Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds, completion bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance compensation claims;

(xxviii)    [Reserved];

(xxix)      [Reserved];

(xxx)       Indebtedness of the Borrower or any Restricted Subsidiary supported by any letter of credit, bank guaranty or similar instrument issued in compliance with this Section 6.3 in a principal amount not exceeding the face amount of such instrument;

(xxxi)     unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm;

(xxxii)    (i) customer deposits and advance payments (including progress premiums) received in the ordinary course of business, consistent with past practice or consistent with industry norm from customers or (ii) obligations to pay, in each case, for goods and services purchased or sold in the ordinary course of business, consistent with past practice or consistent with industry norm;

(xxxiii)    without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary otherwise permitted under this Agreement;

(xxxiv)    [Reserved];

(xxxv)     [Reserved];

(xxxvi)   Indebtedness, Disqualified Stock or Preferred Stock incurred or issued by the Borrower or any Restricted Subsidiary for the benefit of joint ventures; provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock then outstanding pursuant to this clause (xxxvi) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to Section 6.3(b)(xvii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.3(b)(xvii), exceed an amount equal to the greater of $50.0 million and 15.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries;

(xxxvii)  [Reserved];

(xxxviii) [Reserved];

(xxxix)   Indebtedness, Disqualified Stock or Preferred Stock incurred or issued by the Borrower or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the applicable trustee in connection with a legal defeasance, covenant defeasance or satisfaction and discharge of any Indebtedness;

(xl)        Indebtedness of the Borrower or any Restricted Subsidiary incurred through the provision of bonds, guarantees, letters of credit or similar instruments required by any maritime commission or authority or other governmental or regulatory agencies, including, without limitation, customs authorities in connection with ships owned or chartered or ordinary course business conducted by the Borrower or any Restricted Subsidiary, not to exceed the amount required by such governmental or regulatory authority;

(xli)         the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness in relation to: (i) regular maintenance required to maintain the classification of any of the ships owned or chartered on bareboat terms by the Borrower or any Restricted Subsidiary, (ii) scheduled dry-docking of any of the ships owned by the Borrower or any Restricted Subsidiary for normal maintenance purposes and (iii) any expenditures that will or reasonably may be expected to be recoverable from insurance on such ships; and

(xlii)       the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness to finance the replacement of a marine vessel upon the total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title to or use of, such marine vessel (collectively, a “Total Loss”) in an aggregate principal amount no greater than the amount that is equal to the contract price for such replacement marine vessel less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Borrower or any Restricted Subsidiary from any Person in connection with such Total Loss in excess of amounts actually used to repay Indebtedness secured by the marine vessel subject to such Total Loss.

(c)       For the avoidance of doubt and notwithstanding anything herein to the contrary, (a) the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or additional Equity Interests and (b) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 6.3.

(d)      For purposes of determining compliance with this Section 6.3, the principal amount of Indebtedness or the liquidation preference of Disqualified Stock or Preferred Stock outstanding under any clause of this Section 6.3 shall be determined after giving effect to the application of proceeds of any such Indebtedness, Disqualified Stock or Preferred Stock to refinance any such other Indebtedness, Disqualified Stock or Preferred Stock.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because such Indebtedness is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is secured by different collateral or issued or guaranteed by other obligors.

Section 6.4          Asset Sales.

(a)      The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale unless:

(i)           the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of such Asset Sale at least equal to the Fair Market Value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii)          except in the case of a Permitted Asset Swap, at least 75.0% of the consideration (measured at the time of contractually agreeing to such Asset Sale) for such Asset Sale, together with all other Asset Sales completed or contractually agreed upon since the Issue Date (on a cumulative basis), received (or to be received) by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b)       For purposes of Section 6.4(a)(ii) (and no other provision), the following shall be deemed to be cash or Cash Equivalents:

(i)           the greater of the principal amount and the carrying value of any liabilities (as reflected on the most recent balance sheet of the Borrower or such Restricted Subsidiary or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Borrower or such Restricted Subsidiary or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases or indemnifies the Borrower or such Restricted Subsidiary from such liabilities;

(ii)          the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Asset Sale;

(iii)         any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted or reasonably expected by the Borrower acting in good faith to be converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and

(iv)         any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate Fair Market Value (measured at the time of contractually agreeing to such Asset Sale and without giving effect to subsequent changes in value), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is outstanding at such time, not in excess of the greater of $50.0 million and 15.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries.

Section 6.5           Transactions with Affiliates.

(a)       The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) the greater of $25.0 million and 7.5% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries, unless:

(i)          such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Borrower, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(ii)         the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of $50.0 million and 15.0% of Annualized EBITDA of the Borrower and its Restricted Subsidiaries, a resolution adopted by the Board of Directors of the Borrower approving such Affiliate Transaction.

(b)       Section 6.5(a) shall not apply to the following:

(i)           any transaction between or among the Borrower, one or more Restricted Subsidiaries and/or one or more joint ventures with respect to which the Borrower or any of its Restricted Subsidiaries holds Equity Interests (or any entity that becomes a Restricted Subsidiary or a joint venture, as applicable, as a result of such transaction) to the extent not prohibited by this Agreement;

(ii)           any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(iii)         (1) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors, (2) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors, (3) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any supplemental executive retirement benefit plan, any health, disability or similar insurance plan that covers current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors or any employment contract or arrangement and (4) any transaction with an Immediate Family Member of a current or former officer, director, member of management, manager, employee, member, partner, consultant or independent contractor of the Borrower or any of its Restricted Subsidiaries, in connection with any agreement, arrangement or transaction described in the foregoing clauses (1) through (3);

(iv)        (1) Restricted Payments not prohibited by Section 6.1 (other than pursuant to Section 6.1(b)(ix)) and the definition of “Permitted Investments” (other than clause (ll) of such definition) and (2) issuances of Equity Interests and issuances and incurrences of Indebtedness, Disqualified Stock and Preferred Stock not restricted by this Agreement;

(v)          transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous, in any material respect, to the Lenders than the relevant transaction in existence on the Closing Date, in each case as determined in the good faith judgment of the Board of Directors or the senior management of the Borrower;

(vi)        the payment of all indemnification obligations and expenses owed to any Management Investor and any of their respective directors, officers, members of management, managers, employees, members, partners, independent contractors and consultants (or any Immediate Family Member of the foregoing) in connection with such management, monitoring, consulting, advisory or similar services provided by them, whether currently due or paid in respect of accruals from prior periods;

(vii)        [Reserved];

(viii)      compensation to Affiliates in connection with financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including in connection with any acquisitions or divestitures, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Borrower in good faith;

(ix)          guarantees not prohibited by Section 6.1, Section 6.3 or the definition of “Permitted Investments”;

(x)          [Reserved];

(xi)       the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers, employees, members of management, managers, members, partners, consultants and independent contractors (or any Immediate Family Members of the foregoing) of the Borrower and/or any of its Restricted Subsidiaries;

(xii)       transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, consistent with past practice or consistent with industry norm, which are (1) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the Board of Directors of the Borrower or the senior management thereof or (2) on terms, taken as a whole, that are not materially less favorable to the Borrower and/or its applicable Restricted Subsidiary as might reasonably have been obtained at such time from a Person other than an Affiliate;

(xiii)      (1) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xiii) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors or the senior management of the Borrower to the Borrower when taken as a whole as compared to the applicable agreement as in effect on the Closing Date and (2) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Borrower pursuant to any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto);

(xiv)       [Reserved];

(xv)       any transaction in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(xvi)       transactions in connection with any Permitted Receivables Financing;

(xvii)      (1) Affiliate purchases of the Existing Notes to the extent permitted under the Existing Indentures, the holding of such Existing Notes and the payments and other related transactions in respect thereof (including any payment of out-of-pocket expenses incurred by such Affiliate in connection therewith), (2) other investments by Fortress, its Affiliates or Permitted Holders in securities or loans of the Borrower or any of its Restricted Subsidiaries (and any payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith), including the Loans, so long as the investment is being offered generally to other investors on the same terms or on terms that are more favorable to the Borrower and (3) payments to Fortress, its Affiliates or Permitted Holders in respect of securities or loans of the Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (2) or that were acquired from Persons other than the Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(xviii)     transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium;

(xix)       payment to any Permitted Holder of out of pocket expenses incurred by such Permitted Holder in connection with any direct or indirect Investment in the Borrower and its Subsidiaries;

(xx)        the issuance or transfer of (1) Equity Interests (other than Disqualified Stock) of the Borrower and the granting and performing of customary registration rights and (2) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xxi)       transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower arising solely because the Borrower or any Restricted Subsidiary owns any Equity Interests in, or controls, such Person;

(xxii)      any lease entered into between the Borrower or any Restricted Subsidiary, on the one hand, and any Affiliate of the Borrower, on the other hand, which is approved by the Board of Directors of the Borrower or is entered into in the ordinary course of business;

(xxiii)     intellectual property licenses entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(xxiv)     transactions between the Borrower or any Restricted Subsidiary and any other Person that would constitute an Affiliate solely because a director of such other Person is also a director of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower on any matter including such other Person;

(xxv)      (1) pledges of Equity Interests of Unrestricted Subsidiaries and (2) in connection with the incurrence of any Indebtedness not prohibited by Section 6.3, pledges of equity interests of a Qualified Liquefaction Development Entity to secure such Indebtedness;

(xxvi)     any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary not in violation of Section 6.4 that the Board of Directors of the Borrower determines is either fair to the Borrower or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xxvii)    transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in anticipation of such Unrestricted Subsidiary becoming or being redesignated as a Restricted Subsidiary;

(xxviii)   payments by the Borrower and its Subsidiaries pursuant to tax sharing agreements among the Borrower and its Subsidiaries on customary terms; provided that such payments shall not exceed the excess (if any) of the amount of taxes that the Borrower and its Subsidiaries would have paid on a stand-alone basis over the amount of such taxes actually paid by the Borrower and its Subsidiaries directly to governmental authorities;

(xxix)     payments to and from, and transactions with, any joint ventures or Unrestricted Subsidiary entered into in the ordinary course of business, consistent with past practice or consistent with industry norm (including any cash management activities related thereto); and

(xxx)      transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.

Section 6.6          Liens.

(a)     The Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Guarantor, unless:

(i)            in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and

(ii)          in the case of any Subject Lien on any such asset or property that is not Collateral, (i) the Obligations are equally and ratably secured with (or, at the Borrower’s option or if such Subject Lien secures Subordinated Indebtedness, on a senior basis to) the obligations secured by such Subject Lien until such time as such obligations are no longer secured by such Subject Lien.

(b)     Any Lien created for the benefit of the Secured Parties pursuant to clause (a)(ii) of this Section 6.6 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to secure the Obligations. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Borrower may, at its option and without consent from the Collateral Agent or any other Secured Party, elect to release and discharge any Lien created for the benefit of the Secured Parties pursuant to Section 6.6(a) in respect of such Subject Lien.

(c)     With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 6.7          [Reserved].

Section 6.8          [Reserved]

Section 6.9 Merger, Consolidation or Sale of All or Substantially All Assets.

(a)     The Borrower shall not merge, consolidate or amalgamate with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i)          the Borrower is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation or winding up (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);

(ii)         the Successor Company (if other than the Borrower) expressly assumes all of the obligations of the Borrower under this Agreement, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and the applicable Security Documents pursuant to joinders hereto and to the applicable Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, or other documents or instruments in form reasonably satisfactory to the Administrative Agent and has provided all documentation and other information required by the Agents, the Issuing Banks and the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(iii)         immediately after such transaction, no Event of Default shall have occurred and be continuing;

(iv)         in the case of the Borrower, immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Test Period, either:

(1)             the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.3(a), or

(2)             the Fixed Charge Coverage Ratio immediately after such transaction would be equal to or greater than the Fixed Charge Coverage Ratio of the Borrower immediately prior to such transaction;

(v)          to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Successor Company are assets of the type that would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Agreement or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b)     The Successor Company will succeed to and be substituted for the Borrower under this Agreement, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and the other applicable Loan Documents and the Borrower will automatically be released and discharged from its obligations under this Agreement, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and the applicable Loan Documents, as applicable. Notwithstanding clauses (iii) and (iv) of Section 6.9(a),

(i)           any Restricted Subsidiary may merge, consolidate or amalgamate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Borrower or any Restricted Subsidiary,

(ii)         the Borrower may merge, consolidate or amalgamate with or into or wind up into an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in the United States, any state or territory thereof or the District of Columbia, and

(iii)         the Borrower may merge, consolidate or amalgamate with or into, wind up into or sell, assign, transfer, lease convey or otherwise dispose of all or part of its properties and assets to any Guarantor.

(c)     Subject to the provisions described in this Agreement and the Security Documents governing release of a Guarantee, no Guarantor shall, and the Borrower shall not permit a Guarantor to, merge, consolidate or amalgamate with or into or wind up into (whether or not the Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties or assets, taken as a whole, in one or more related transactions, to any Person unless:

(i)          such Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Guarantor or any other Guarantor or the laws of the United States, any state or territory thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(ii)          the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor’s related Guarantee pursuant to joinders hereto and to the applicable Security Documents and the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent; and

(iii)         to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Successor Guarantor are assets of the type that would constitute Collateral under the Security Documents, the Successor Guarantor will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Agreement or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; or

(iv)         the transaction is not prohibited by Section 6.4.

(d)     The Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Agreement, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and the applicable Security Documents and such Guarantor’s Guarantee and such Guarantor will automatically be released and discharged from its obligations under this Agreement, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and the applicable Security Documents.

(e)      Notwithstanding the foregoing, any Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties or assets to another Guarantor or the Borrower, (ii) merge, consolidate or amalgamate with or into or wind up into the Borrower or an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state or territory thereof, the District of Columbia or the jurisdiction of organization of any other Guarantor, (iii) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Guarantor or any other Guarantor, or the laws of a jurisdiction in the United States, any state or territory thereof or the District of Columbia or (iv) liquidate or dissolve or change its legal form if the Board of Directors or the senior management of the Borrower determines in good faith that such action is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, in each case, without regard to the requirements set forth in Section 6.9(c).

Section 6.10        Financial Covenants.

(a)      Debt to Total Capitalization Ratio.  The Borrower shall not permit the Debt to Total Capitalization Ratio for the Borrower and the Restricted Subsidiaries as of the last day of any Test Period to exceed 0.70 to 1.00.

(b)    Consolidated First Lien Debt Ratio. Commencing with the fiscal quarter ending December 31, 2021, if, as of the last Business Day of any Test Period, the Revolving Facility Usage is equal to or greater than 50%, the Borrower shall not permit the Consolidated First Lien Debt Ratio as of the last day of such Test Period to be greater than (i) 5.00 to 1.00, for the fiscal quarters ending December 31, 2021 through September 30, 2023 and (ii) 4.00 to 1.00, for the fiscal quarter ending December 31, 2023 and each fiscal quarter thereafter.

Section 7.      EVENTS OF DEFAULT

Section 7.1          Events of Default.

(a)      Each of the following events shall constitute an “Event of Default”:

(1)     the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within 30 Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(2)     any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(3)     any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6; or

(4)     any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (1) through (3) of this Section 7.1(a)), and such default shall continue unremedied for a period of 60 days after the earlier of (i) the date on which a Responsible Officer of any Loan Party obtains knowledge of such default and (ii) the date on which the Borrower has received written notice of such default from the Administrative Agent, or if such default is of a nature that it cannot with reasonable effort be completely remedied within said period of 60 days, such additional period of time as may be reasonably necessary to cure same, provided that the applicable Loan Party commences such cure within such 60 day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed 90 days; or

(5)     default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries (other than (i) Indebtedness owed to the Borrower or a Restricted Subsidiary, (ii) any Permitted Receivables Financing, (iii) with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by the Borrower or any Restricted Subsidiary and (iv) Indebtedness of a Restricted Subsidiary as to which the Borrower delivers to the Administrative Agent an Officer’s Certificate certifying a resolution adopted by the Borrower to the effect that the obligees of such Indebtedness have no recourse to the assets of the Borrower or any Guarantor), whether such Indebtedness or guarantee now exists or is created after the Closing Date, if both:

(A)         such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(B)         the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, is in the aggregate equal to $100.0 million (or its foreign currency equivalent); provided that if any such acceleration is being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, then the Event of Default by reason thereof would not be deemed to have occurred until the conclusion of such proceedings;

(6)     failure by the Borrower or any Restricted Subsidiary that is a Significant Subsidiary (other than any Receivables Subsidiary) (or group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Borrower for a fiscal quarter end provided as required under Section 5.1) would constitute a Significant Subsidiary, other than any Receivables Subsidiary) to pay final non-appealable judgments aggregating in excess of $100.0 million (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation), which final non-appealable judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgment becomes final and non-appealable, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; provided that such failure shall not be an Event of Default with respect to a judgment against a Significant Subsidiary as to which the Borrower delivers to the Administrative Agent an Officer’s Certificate certifying a resolution adopted by the Board of Directors of the Borrower to the effect that the creditors of such Significant Subsidiary have no recourse to the assets of the Borrower or any Guarantor (other than such Significant Subsidiary) and that the Board of Directors of the Borrower has determined in good faith that the assets of such Significant Subsidiary have a Fair Market Value less than the sum of (x) the amount of such outstanding judgment, and (y) the outstanding Indebtedness of such Significant Subsidiary;

(7)      the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Borrower for a fiscal quarter end provided as required under Section 5.1) would constitute a Significant Subsidiary, other than a Receivables Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i)           commences proceedings to be adjudicated bankrupt or insolvent;

(ii)          consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)         consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)          makes a general assignment for the benefit of its creditors; or

(v)          makes an admission in writing of its inability generally to pay its debts as they become due; or

(8)      a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)          is for relief against the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Borrower for a fiscal quarter end provided as required under Section 5.1) would constitute a Significant Subsidiary other than a Receivables Subsidiary), in a proceeding in which the Borrower or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Borrower for a fiscal quarter end provided as required under Section 5.1) would constitute a Significant Subsidiary other than a Receivables Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)          appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Borrower for a fiscal quarter end provided as required under Section 5.1) would constitute a Significant Subsidiary other than a Receivables Subsidiary), or for all or substantially all of the property of the Borrower or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Borrower for a fiscal quarter end provided as required under Section 5.1) would constitute a Significant Subsidiary other than a Receivables Subsidiary; or

(iii)         orders the liquidation of the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Borrower for a fiscal quarter end provided as required under Section 5.1) would constitute a Significant Subsidiary other than a Receivables Subsidiary); and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)     (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan, (ii) any failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan, or any Lien in favor of the PBGC or a Pension Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA or (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition results in or could reasonably be expected to result in a Material Adverse Effect; or

(10)   (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Agreement or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Agreement, (B) as a result of the satisfaction of the Termination Conditions or (C) any loss of perfection that results from the failure of the Controlling Authorized Representative or Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements; and (ii) such default continues for 30 days after receipt of written notice given by the Administrative Agent or the Required Lenders; or

(11)   any Guarantee of any Guarantor that is a Significant Subsidiary (or group of Guarantors that together (as determined as of the most recent consolidated financial statements of the Borrower for a fiscal quarter end provided as required under Section 5.1) would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or such Guarantor or such group of Guarantors denies or disaffirms its obligations under its Guarantee (other than by reason of the satisfaction of the Termination Conditions); or

(12)   the Borrower or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that together (as determined as of the most recent consolidated financial statements of the Borrower for a fiscal quarter end provided as required under Section 5.1) would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any material Security Document is invalid or unenforceable (other than by reason of the satisfaction of the Termination Conditions, the release of the Guarantee of such Guarantor in accordance with the terms of this Agreement or the release of such security interest in accordance with the terms of this Agreement and the Security Documents); or

(13)   any Change of Control shall occur.

(b)     If any Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event of Default specified in Section 7.1(a)(7) or Section 7.1(a)(8), with respect to the Borrower, the Commitment of each Lender to make Loans and any obligation of each Issuing Bank to issue Letters of Credit shall automatically terminate, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, and (B) subject to clause (c) below, if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare (i) the Commitment of each Lender to make Loans and any obligation of each Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated and (ii) the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(c)     In the event of any Event of Default specified in Section 7.1(a)(5), such Event of Default and all consequences thereof (excluding any resulting payment default hereunder, other than as a result of acceleration of the Obligations) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or any other Credit Party, if within 30 days after such Event of Default arose:

(1)          the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)          the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)          the default that is the basis for such Event of Default has been cured;

provided that the foregoing shall not apply (A) to the failure to provide notice of a Default or Event of Default resulting from taking such prohibited action, (B)  following the acceleration of the Loans and all other amounts due under this Agreement pursuant to Section 7.1(b) or (C) following receipt by the Borrower of written notice from the Required Lenders of any Default or Event of Default in respect of which the Required Lenders have expressly reserved their rights.

Section 7.2          Application of Proceeds.  Subject to the terms of the Equal Priority Intercreditor Agreement, all proceeds collected by the Collateral Agent upon any collection, sale, foreclosure or other realization upon any Collateral (including any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or the Collateral Agent (in their capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of all Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In addition, in the event that the Collateral Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Collateral Agent; provided that the Collateral Agent shall apply any cash distribution in accordance with this Section 7.2 prior to application of any such non-cash distribution.  The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

Section 8.      THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT.

Section 8.1          Appointment and Authority.

(a)     Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 8.1 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as provided in Section 8.6 below).

(b)     MSSF shall also act as the Collateral Agent hereunder and under the other Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes MSSF act as the Collateral Agent of such Lender or such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.5(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(c)     It is understood and agreed that the use of the term “agent” herein or (except as provided in any other Loan Documents) (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2          Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with  the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.3        Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Agents:

(a)      shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the applicable Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity;

(d)     shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.  The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by the Borrower, a Lender or an Issuing Bank;

(e)      shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien (including the priority thereof) granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (vii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (viii) providing, maintaining, monitoring or preserving insurance on or the payment of Taxes with respect to any of the Collateral or (ix) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents;

(f)       shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as an Agent;

(g)     shall not be required to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers, except for such expense, indemnity or liability, if any, arising out of such Agent’s gross negligence, bad faith or willful misconduct in the performance of its duties hereunder or under any other Loan Document, as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(h)     the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

No requirement in any Loan Document for a Loan Party to provide evidence, opinion, information, documentation or other material requested or required by any Agent shall be construed to mean that such Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material.  No Lender or Issuing Bank shall assert, and each Lender and each Issuing Bank hereby waives, any claim against the Agents, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

Section 8.4         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance, amendment or extension of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender or Issuing Bank), independent accountants and other experts, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5          Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Agent.

Section 8.6          Resignation of the Agents.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower (and upon any such resignation as Administrative Agent, shall also resign as Collateral Agent).  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a)(1), (7) or (8) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (which successor shall act as both Administrative Agent and Collateral Agent).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a)(1), (7) or (8) is continuing, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Person directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.7          Non-Reliance on the Agents and Other Lenders.  Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8          No Other Duties, Etc.

Anything herein to the contrary notwithstanding, the Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 8.9         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 9.5) allowed in such judicial proceeding; and

(b)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 9.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

Section 8.10        Collateral and Guaranty Matters; Rights Under Hedge Agreements.

(a)     Each of the Lenders and Issuing Banks irrevocably authorizes the Collateral Agent to release or evidence the release of any Lien on any property granted to or held by the Collateral Agent under any Loan Document, to release any Guarantor from its obligations under a Guarantee or any Loan Document or to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document, in each case as provided in Section 9.20.

(b)     Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to Section 9.20.

(c)     No Secured Hedge Agreement or Secured Cash Management Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights to manage or release any Collateral or the obligations of any Guarantor under the Loan Documents.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party.

Section 8.11       Withholding Taxes.  To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11.  The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.12        Intercreditor and Subordination Agreements.  Each Lender and Issuing Bank hereby irrevocably appoints, designates and authorizes the Agents to enter into any intercreditor or subordination agreement pertaining to any permitted subordinated debt or other debt permitted to be secured by the Collateral or any portion thereof on its behalf and to take such action on its behalf under the provisions of any such agreement.

Section 8.13        Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.14        Return of Certain Payments.

(a)     Each Lender and each Issuing Bank (and each Participant of any of the foregoing, by its acceptance of a Participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or Issuing Bank (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any  Recipient under this Section shall be conclusive, absent manifest error.

(b)     Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a  date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)     Any Payment required to be returned by a Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)     The Borrower and each other Loan Party hereby agrees that the receipt by any Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Lender or Issuing Bank by the Borrower or any other Loan Party.

Section 9.     MISCELLANEOUS

Section 9.1         Amendments and Waivers.  Except as provided in Section 2.21 (with respect to the extension of any Applicable Maturity Date) or in Section 2.12, neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders, the Issuing Banks or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that the Administrative Agent may, with the consent of the Borrower only and without the need to obtain the consent of any Lender, amend, supplement or modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, supplement or modification does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided further, however, that no such waiver and no such amendment, supplement or modification shall:

(i)          forgive the principal amount of any Loan, extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, fee or premium payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the time for payment of any interest, fees or premium or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly and adversely affected thereby;

(ii)          amend, modify or waive any provision of this Section 9.1 or the definition of Required Lenders to reduce any percentage specified in the definition of “Required Lenders” or reduce the consent required under any provision pursuant to which the consent of Required Lenders is necessary, in each case without the consent of each Lender directly affected thereby; provided that certain agreements may be amended without the consent of the Required Lenders as contemplated by the last paragraph of this Section 9.1;

(iii)         consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender;

(iv)         amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of the Administrative Agent or the Collateral Agent, without the consent of the Administrative Agent and the Collateral Agent, as applicable, or amend, modify or waive any provision of Section 2.3, or any other provision affecting the rights, duties or obligations of any Issuing Bank, without the consent of such Issuing Bank;

(v)          amend, modify or waive any provision of Section 2.14 without the consent of each Lender directly affected thereby;

(vi)        release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except (A) to the extent the release of such Collateral is permitted pursuant to Section 9.20 (in which case such release may be made without the consent of any Lender) or (B) upon satisfaction of the Termination Conditions; or

(vii)        release all or substantially all of the value of the Guarantees, without the written consent of each Lender, except (A) to the extent the release of any Subsidiary from a Guarantee is permitted pursuant to Section 9.20 (in which case such release may be made without the consent of any Lender) or (B) upon satisfaction of the Termination Conditions;

provided, further, that any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent and/or the Collateral Agent (without the consent of any Lender) solely to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Banks and all future holders of the Loans and issuers of Letters of Credit.  In the case of any waiver, the Loan Parties, the Lenders, the Collateral Agent and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, (A) Security Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Collateral Agent and the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent, the Collateral Agent and the Borrower only and without the need to obtain the consent of any Lender if such amendment or waiver is delivered solely to the extent necessary to (i) comply with local Law or advice of local counsel or (ii) cause such Guarantee, Security Document or related document to be consistent with this Agreement and the other Loan Documents and (B) no Lender consent is required to effect any amendment or supplement to the Equal Priority Intercreditor Agreement or a Junior Priority Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Equal Priority Obligations, or Junior Priority Obligations, as expressly contemplated by the terms of such Equal Priority Intercreditor Agreement, such Junior Priority Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement are required to effectuate the foregoing and provided that such other changes are not adverse, in any respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

Section 9.2          Notices.  Except as otherwise provided in Section 2.6(c), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed (a) in the case of the Loan Parties, the Collateral Agent and the Administrative Agent, as follows and (b) in the case of the Lenders and Issuing Banks, at their primary address set forth below their name on Appendix A or otherwise indicated to Administrative Agent in writing or, in the case of a Lender or Issuing Bank which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

the Loan Parties:	C/o New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, NY 10011
Attention:	Christopher S. Guinta – Chief Financial Offer
Telephone:	516-268-7406
Email:	cguinta@newfortressenergy.com

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Attention: Seth E. Jacobson
155 N. Wacker Drive
Chicago, IL 60606
Telephone:	(312) 409-0889
Email:	seth.jacobson@skadden.com

the Administrative Agent
and the Collateral Agent:	Morgan Stanley Senior Funding, Inc.
1300 Thames Street, 4th Floor
Thames Street Wharf
Baltimore, MD 21231
Group Hotline: (917) 260-0588
Email for Borrowers:
AGENCY.BORROWERS@morganstanley.com
Email for Lenders: MSAGENCY@morganstanley.com
For all data site postings, please send to:
Borrower.Documents@morganstanley.com

provided that any notice, request or demand to or upon the Agents or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (“BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agents or any of its Related Parties (each, an “Agent Party”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agents’ transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Platform or the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.3          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4         Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 9.5          Payment of Expenses; Indemnification.

(a)     The Borrower agrees (i) to pay or reimburse each of the Agents and each of the Arrangers for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Revolving Loan Facility (other than fees payable to syndicate members) and the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, limited in the case of counsel fees to the reasonable and documented fees and disbursements of a single law firm as counsel to the Agents and the Arrangers and one local counsel to the Agents, taken as a whole, in any relevant jurisdiction and the charges of any Platform, (ii) to pay or reimburse each Lender, each Issuing Bank and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including all costs and expenses incurred during any legal proceeding, including any proceeding under any Bankruptcy Laws, limited in the case of counsel fees to the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders and the Agents taken as a whole, and one local counsel to the Lenders and the Agents taken as a whole in any relevant material jurisdiction (or, with respect to enforcement, any relevant jurisdiction) and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction, (iii) to pay, indemnify, or reimburse each Lender, each Issuing Bank and the Agents for; and hold each Lender and the Agent harmless from, any and all reasonable recording and filing fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of , this Agreement, the other Loan Documents and any such other documents and (iv) to pay, indemnify or reimburse each Lender, each Issuing Bank, each Agent, the Arrangers, their respective affiliates, and their respective officers, directors, members employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of a single law firm as counsel to the Indemnitees taken as a whole and one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel (plus if applicable, any additional counsel in the event of a conflict) in each relevant jurisdiction), whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (B) any Loan or the use or proposed use of the proceeds thereof, (C) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (D)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party or their respective equity holders, affiliates, creditors or security holders, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”), but excluding, in each case, Taxes other than any Taxes that represent losses, claims or damages arising from a non-tax claim; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or any of its Related Parties or (y) resulted from any dispute that does not involve an act or omission by the Borrower or any of its affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee or any of its Related Parties against another Indemnitee or any of its Related Parties other than any claims against an Indemnitee in its capacity or in fulfilling its role as an Agent or an Arranger.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems. No Indemnitee shall assert against any Loan Party and no Loan Party shall assert against any Indemnitee, and each Indemnitee and each Loan Party hereby waives, any special, punitive, indirect or consequential or exemplary damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) provided that nothing contained in this sentence shall limit any Indemnitee’s indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which such Indemnified Party is entitled to indemnification hereunder.  Without limiting the foregoing, and to the extent permitted by applicable Law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section 9.5 shall survive the termination of the Commitments and the repayment of the Loans and all other amounts payable hereunder.

(b)     Without duplication of Section 2.17(d) or clause (a) above, Borrower agrees (i) to  hold each Lender and each Agent harmless from, any and all reasonable recording and filing fees and any and all reasonably liability with respect to, or resulting from any delay in paying Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (ii) to hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of a single law firm as counsel to the Indemnitees taken as a whole and one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel (plus if applicable, any additional counsel in the event of a conflict) in each relevant jurisdiction) whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (B) any Loan or the use or proposed use of the proceeds thereof, (C) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party or their respective equity holders, affiliates creditors or security holders, and regardless of whether any Indemnitee is a party thereto, but excluding, in each case of this clause (ii), Taxes other than any Taxes that represent losses, claims or damages arising from a non-tax claim; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or any of its Related Parties or (y) resulted from any dispute that does not involve an act or omission by the Borrower or any of its affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee or any of its Related Parties against another Indemnitee or any of its Related Parties other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent or an Arranger.

(c)      Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section 9.5 to be paid by it to any Agent (or any sub-agent thereof), and any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or such Issuing Bank  in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity.

Section 9.6          Successors and Assigns; Participations and Assignments.

(a)     This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent, the Arrangers, all future holders of the Loans and their respective successors and assigns, except that no Loan Party may assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except as described in this Section 9.6.

(b)     Any Lender may, without the consent of the Borrower, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that no Lender shall be permitted to sell any such participating interest to (i) any of the Permitted Holders (other than Permitted Holders described in clause (b) of the definition thereof) or any of their respective Affiliates or any of their respective associated investment funds, (ii) any Person that is a Defaulting Lender or a Disqualified Institution, (iii) the Borrower or any of its Subsidiaries or (iv) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person).  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.14 as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.17(f) and (g) (it being agreed that any required forms shall be provided solely to the participating Lender)) with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent that entitlement to a greater amount results from a Change in Law that occurs after such Participant acquires the applicable participation, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c)     Any Lender (an “Assignor”) may, in accordance with applicable Law and the written consent of the Administrative Agent and each Issuing Bank (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default under Section 7.1(a)(1), (7) or (8) has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Borrower shall be deemed to have consented unless the Borrower shall have objected thereto within ten (10) Business Days after having received written notice thereof), at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof, or to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that assignments made to any Lender, an affiliate of a Lender or a Related Fund will not be subject to the above described consents of the Administrative Agent or the Borrower; provided, further, that no assignment to an Assignee (other than any Lender or any affiliate thereof) of Commitments shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests in the Revolving Loan Facility under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Commitment) shall have a Commitment of at least $1,000,000 unless otherwise agreed by the Administrative Agent and the Borrower; provided, however, no Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to (i) any of the Permitted Holders (other than Permitted Holders described in clause (b) of the definition thereof) or any of their respective Affiliates or any of their respective associated investment funds, (ii) any Person that is a Defaulting Lender or a Disqualified Institution, (iii) the Borrower or any of its Subsidiaries or (iv) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person).  Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent of the interest assigned in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.16, 2.17 and 9.5 in respect of the period prior to such effective date).  For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d)     Any designation of a Disqualified Institution (x) shall not have retroactive effect to disqualify an entity in respect of any prior assignment, participation, executed trade with respect to the foregoing that has not yet settled or executed commitment advice letter, in respect of any Lender or potential Lender permitted hereunder at the time of such assignment, participation, executed trade or commitment advice letter and (y) shall not take effect until one (1) Business Day after written notice to the Administrative Agent. The Administrative Agent shall not be responsible for monitoring compliance with the Disqualified Institution list and shall have no liability for non-compliance by any Lender.

(e)     Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid in the case of an Assignee which is already a Lender or any affiliate, Related Fund or Control Investment Affiliate thereof), the Administrative Agent shall (A) promptly accept such Assignment and Acceptance and (B) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Loan Notes of the assigning Lender) a new Loan Note to such Assignee in an amount equal to the Commitment assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Commitment, upon request, a new Loan Note to the Assignor in an amount equal to the Commitment retained by it hereunder.  Such new Loan Note or Loan Notes shall otherwise be in the form of the Loan Note or Loan Notes replaced thereby.

(f)      For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of Loans and Loan Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Loan Notes, including any pledge or assignment by a Lender of any Loan or Loan Note to any Federal Reserve Bank in accordance with applicable Law.

(g)     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  Each party hereto also agrees that each SPC shall be entitled to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.17(f) and (g) (it being agreed that any required forms shall be provided solely to the Granting Lender)) with respect to its granted interest in the Commitments and the Loans outstanding from time to time as if such SPC were a Lender; provided that no SPC shall be entitled to receive any greater amount pursuant to any such Section than the Granting Lender would have been entitled to receive in respect of the amount of the interest granted by such Granting Lender to such SPC had no such grant occurred, except to the extent that entitlement to a greater amount results from a Change in Law that occurs after such interest was granted, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).  In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower or its Affiliates may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This Section 9.6(g) may not be amended without the written consent of any SPC with Commitments outstanding at the time of such proposed amendment.  To the extent an SPC provides a Loan, the applicable Granting Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each SPC and the principal and stated interest amounts of each SPC’s interest in the Loans held by it (the “SPC Register”).  The entries in the SPC Register shall be conclusive, absent manifest error, and such Granting Lender shall treat each person whose name is recorded in the SPC Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary. No Granting Lender shall have any obligation to disclose all or any portion of a SPC Register (including the identity of any SPC or any information relating to a SPC’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

Section 9.7          Set-off

(a)      In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of any Event of Default, each Lender and Issuing Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or such Issuing Bank or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender and Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.8          Counterparts.

(a)     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)     The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 9.9          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.10        Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.12        Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)      submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case, in the County of New York, Borough of Manhattan, and appellate courts from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 or at such other address of which the Administrative Agent (or in the case of the Administrative Agent, the other parties hereto) shall have been notified pursuant thereto;

(d)     agrees that the Agents, the Issuing Banks and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;

(e)      agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(f)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

Section 9.13        Acknowledgments.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a)(i) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (ii) each of the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Agents and the Arrangers are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Agents nor the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (c) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents nor the Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates; and (d) each of the Agents and the Arrangers (i) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services, (ii) in the ordinary course of business, may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships and (iii) with respect to any securities and/or financial instruments so held by the Agents or the Arrangers or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby agrees not to assert any claim that any Agent or either Arranger owes it any agency, fiduciary or similar duty and agrees no such duty is owed in connection with any aspect of any transaction contemplated hereby.

Section 9.14        Confidentiality.  Each of Agents, the Lenders and the Issuing Banks agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement (“Information”); provided that nothing herein shall prevent any Agent, any Lender or any Issuing Bank from disclosing any such information (a) to any Agent, any other Lender or Issuing Bank or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.14 or substantially equivalent provisions, (c) to any of its or its affiliates’ employees, directors, agents, attorneys, accountants, other professional advisors and service providers, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (d) to any financial institution that is a direct or indirect contractual counterparty or potential counterparty in swap agreements with the Borrower or any Subsidiary of the Borrower or such contractual counterparty’s or potential counterparty’s professional advisor (so long as such actual or potential contractual counterparty or professional advisor to such actual or potential contractual counterparty agrees to be bound by the provisions of this Section or substantially equivalent provisions), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) to the extent required in response to any order of any court or other Governmental Authority or to the extent otherwise required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 9.14, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any other party hereto, (k) with the consent of the Borrower or (l) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted and practicable, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and to afford the Loan Parties an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties may deem reasonable.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15        [Reserved.]

Section 9.16      WAIVERS OF JURY TRIAL.  EACH LOAN PARTY, THE AGENTS, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.17        Conversion of Currencies.

(a)      If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)     The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.18        USA PATRIOT ACT.  Each Lender and each Issuing Bank that is subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or such Issuing Bank or the Agents, as applicable, to identify each Loan Party in accordance with the Patriot Act.  The Borrower shall, promptly following a request by any Agent or any Lender or Issuing Bank, provide all documentation and other information that such Agent or such Lender or such Issuing Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 9.19        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender or Issuing Bank, or any Agent or any Lender or Issuing Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender or such Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to the Agents upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders and Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.20        Releases of Collateral and Guarantees.  Each of the Lenders (including in its capacity as a potential Lender Counterparty) and Issuing Banks irrevocably authorizes the Collateral Agent to be the agent for and representative of the Lenders and Issuing Banks with respect to the Collateral and the Security Documents; provided that the Collateral Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreements or Secured Cash Management Agreements, and the Collateral Agent agrees that:

(a)     The Collateral Agent’s Lien on any Property granted to or held by the Collateral Agent under any Loan Document shall be automatically and fully released (i) upon satisfaction of the Termination Conditions, (ii) at the time the Property subject to such Lien is sold (other than to any other Loan Party or other Person that would be required pursuant to any Security Document to grant a Lien on such Collateral to the Collateral Agent for the benefit of the Secured Parties after giving effect to such Disposition) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) if the Property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its obligations under its Guarantee pursuant to clause (b) below, (iv) to the extent (and only for so long as) such property constitutes an Excluded Asset or (v) if approved, authorized or ratified in writing in accordance with Section 9.1.

(b)     The Guarantee of a Guarantor shall be automatically and unconditionally released, and no further action by such Guarantor or the Administrative Agent is required for the release of such Guarantor’s Guarantee under this Agreement or any other Loan Document, if:

(i)       in connection with any sale, exchange, transfer or other disposition of all or substantially all the assets of that Guarantor (including by way of merger, consolidation or dissolution) to a Person that is not the Borrower or a Guarantor, if the sale, exchange, transfer or other disposition does not violate this Agreement;

(ii)       in connection with any sale, transfer or other disposition of Capital Stock of that Guarantor to a Person that is not the Borrower or a Restricted Subsidiary and that results in such Guarantor ceasing to be a Restricted Subsidiary, if the sale, transfer or other disposition does not violate this Agreement;

(iii)       if the Borrower designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 6.1(c) and the definition of “Unrestricted Subsidiary” in this Agreement, or upon such Guarantor becoming (A) a Qualified Liquefaction Development Entity, (B) a Receivables Subsidiary, (C) an Immaterial Subsidiary, (D) a Captive Insurance Subsidiary, (E) a not-for-profit or special purpose Subsidiary or (F) a Subsidiary with respect to which a guarantee would result in material adverse tax consequences, as reasonably determined by the Issuer, in each case in compliance with the applicable provisions of this Agreement;

(iv)       upon the merger, amalgamation, consolidation or winding up of such Guarantor with and into the Borrower or another Guarantor that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of such Guarantor; or

(v)         in accordance with the provisions of any Equal Priority Intercreditor Agreement.

(c)      In addition, any Lien on any Collateral may be subordinated to the holder of any Lien on such Collateral that is created, incurred, or assumed pursuant to clauses (c), (d), (e), (f), (g), (i), (j), (l), (m) (with respect to any assets subject to such Sale and Lease-Back Transaction), (n) (solely to the extent such Lien related to Indebtedness incurred under Section 6.3(b)(xiv)), (o) (other than any Lien on the Equity Interests of any Guarantor), (p), (r), (u) (to the extent the relevant Lien is of the type to which the Lien of the Collateral Agent is otherwise required or, if requested by the Borrower, permitted to be subordinated pursuant to any of the other exceptions included in this clause (c)), (w), (x), (y), (z)(i), (bb), (cc), (dd) (in the case of subclause (dd)(ii), to the extent the relevant Lien covers cash collateral posted to secure the relevant obligation), (ee), (ff), (gg), (hh), (ii), (jj), (kk), (ll), (oo), (rr) and/or (ss) of the definition of “Permitted Liens” (and, in the case of each such clause, any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under clause (k) of the definition of “Permitted Liens”) to the extent required by the terms of the obligations secured by such Liens.

(d)     Notwithstanding anything to the contrary contained herein, (i) no Lien on any Property shall be released pursuant to clause (a) above unless any Lien on such Property securing the Secured Notes Obligations and any other Equal Priority Obligations is also being released substantially concurrently, (ii) no Guarantor shall be released pursuant to clause (b) above unless such Guarantor is also released substantially concurrently from any guarantee obligations of the Secured Notes Obligations and any other Equal Priority Obligations and (ii) no Lien on any Collateral shall be subordinated pursuant to clause (c) above unless any Lien on such Collateral securing the Secured Notes Obligations and any other Equal Priority Obligations is also being subordinated by the holders of such obligations substantially concurrently.

(e)     On the date that the Termination Conditions are satisfied, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without the need to deliver any instrument or performance of any act by any Person.

(f)      It will promptly execute, authorize or file such documentation as may be reasonably requested by any Loan Party to release, or evidence the release (in registrable form, if applicable), its Liens with respect to any Collateral or the guarantee obligations of any Guarantor as set forth in this Section 9.20; provided that the foregoing shall be at the Borrower’s expense and in form and substance reasonably satisfactory to the Collateral Agent.

Section 9.21      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

Section 9.22       Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)      In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)      As used in this Section 9.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC”: the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.23        Intercreditor Agreement. This Agreement is subject to the terms and provisions of the Equal Priority Intercreditor Agreement.  In the event of a conflict between the terms hereof and the terms of the Equal Priority Intercreditor Agreement, the terms of the Equal Priority Intercreditor Agreement shall govern and control.

Section 9.24        No Fiduciary Duty.  Each Loan Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications).

Section 9.25        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all fees and charges that are treated as interest under applicable law payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 10.     GUARANTEES.

Subject to this Section 10, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties, irrespective of the validity and enforceability of this Agreement, the Loans or the Borrower Obligations, that: (a) the Borrower Obligations shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Loans, if any, if lawful, and all other Borrower Obligations shall be promptly paid in full or performed, all in accordance with the terms hereof; and (b) in case of any extension of time of payment or renewal of any Loans or any of such other Borrower Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loan Documents, the absence of any action to enforce the same, any waiver or consent by the Administrative Agent with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives (to the extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except pursuant to Section 9.20, and any rights of orden and excusión it may have by virtue of law or otherwise, as provided in Articles 2812 (two thousand eight hundred and twelve), 2814 (two thousand eight hundred and fourteen) and 2816 (two thousand eight hundred and sixteen) of the Mexican Federal Civil Code, and its relative articles of the civil code of any state of Mexico.

This Section 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation or reorganization, should the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Obligations, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor and shall be equal in right of payment with all existing and future Senior Indebtedness of such Guarantor, including the 2025 Note Guarantees and the 2026 Note Guarantees of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Each Guarantor, the Administrative Agent and each Lender hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Administrative Agent, each Lender and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 10, result in the obligations of such Guarantor under its Guarantee not constituting unlawful financial assistance, a fraudulent conveyance or fraudulent transfer under applicable law.  Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Any Guarantee of a Guarantor incorporated under the laws of England and Wales shall not apply to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

Any Guarantee of a Guarantor incorporated under the laws of Ireland shall not apply to the extent that it would result in such Guarantee constituting financial assistance as prohibited by section 82 of the Irish Companies Act 2014.

No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Section 10, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Conditions have been satisfied.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the date the Termination Conditions are satisfied and the Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Obligations and all other amounts payable under this Section 10, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Section 10 thereafter arising.  If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Obligations, (ii) the Termination Conditions have been satisfied and (iii) the Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by such Guarantor.

For purposes of this Section 10, each Guarantor incorporated or formed under the laws of Mexico (each a “Mexican Guarantor”), specifically for the purpose of receiving legal and/or judicial service of process in the United States of America in connection with this Section 10, independently from the Lenders’ right to make and deliver services of process to the Mexican Guarantors in any other way or form which is legally valid, hereby designate the following agent and attorney-in-fact for such purposes in the United States of America (the “Mexican Process Agent”):

NFE Management LLC
The Corporation Trust Company,
Corporation Trust Center,
1209 Orange Street,
Wilmington, New Castle County,
Delaware 19801
United States of America

Each Mexican Guarantor represents and warrants to the Lenders that on the Closing Date, they have received evidence of the acceptance by the Mexican Process Agent of its appointment as such by the Mexican Guarantors.

Additionally, each Mexican Guarantor covenants and agrees that it will take all necessary and appropriate action in order to grant in favor of the Mexican Process Agent, and within the fifteen (15) calendar days immediately following the Closing Date, a document of authority or power of attorney granted by each Mexican Guarantor in favor of the Mexican Process Agent in full compliance with Mexican law and duly formalized for its validity in Mexico, through such corporate actions as may be required by each Mexican Guarantor’s incorporation documents and bylaws, and in form and substance reasonably acceptable to the Lenders, in order to fully and duly formalize the designation of the Mexican Process Agent as each Mexican Guarantor’s agent for service of process in the United States of America in accordance with Mexican law. Each Mexican Guarantor hereby agrees to provide a copy of the formalization of the designation of the Mexican Process Agent within the twenty-five (25) Business Day immediately following the Closing Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW FORTRESS ENERGY INC.,
as the Borrower

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Chief Financial Officer

NEW FORTRESS INTERMEDIATE LLC

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Chief Financial Officer

NFE ATLANTIC HOLDINGS LLC

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title:Chief Financial Officer

[Signature Page to Credit Agreement]

AMERICAN ENERGY LOGISTICS SOLUTIONS LLC
AMERICAN LNG MARKETING LLC
ATLANTIC ENERGY HOLDINGS LLC
BRADFORD COUNTY DEVELOPMENT HOLDINGS LLC
BRADFORD COUNTY GPF HOLDINGS LLC
BRADFORD COUNTY GPF PARTNERS LLC
BRADFORD COUNTY POWER HOLDINGS LLC
BRADFORD COUNTY POWER PARTNERS LLC
BRADFORD COUNTY TRANSPORT HOLDINGS LLC
BRADFORD COUNTY TRANSPORT PARTNERS LLC
ISLAND LNG LLC
LA DEVELOPMENT HOLDINGS LLC
LA REAL ESTATE HOLDINGS LLC
LA REAL ESTATE PARTNERS LLC
LNG HOLDINGS (FLORIDA) LLC
LNG HOLDINGS LLC
NEW FORTRESS ENERGY MARKETING LLC
NEW FORTRESS ENERGY HOLDINGS LLC
NFE ANGOLA HOLDINGS LLC
NFE BCS HOLDINGS (A) LLC
NFE BCS HOLDINGS (B) LLC
NFE EQUIPMENT HOLDINGS LLC
NFE EQUIPMENT PARTNERS LLC
NFE GHANA HOLDINGS LLC
NFE GHANA PARTNERS LLC
NFE HONDURAS HOLDINGS LLC
NFE INTERNATIONAL LLC
NFE ISO HOLDINGS LLC
NFE ISO PARTNERS LLC
NFE JAMAICA GP LLC
NFE LOGISTICS HOLDINGS LLC
NFE MANAGEMENT LLC
NFE MEXICO HOLDINGS LLC
NFE NICARAGUA DEVELOPMENT PARTNERS LLC
NFE NICARAGUA HOLDINGS LLC
NFE PLANT DEVELOPMENT HOLDINGS LLC
NFE SOUTH POWER HOLDINGS LLC
NFE SUB LLC
NFE TRANSPORT HOLDINGS LLC
NFE TRANSPORT PARTNERS LLC
NFE US HOLDINGS LLC
PA DEVELOPMENT HOLDINGS LLC
PA REAL ESTATE HOLDINGS LLC
PA REAL ESTATE PARTNERS LLC
TICO DEVELOPMENT PARTNERS HOLDINGS LLC
TICO DEVELOPMENT PARTNERS LLC

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

NFE US HOLDINGS LLC

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

ATLANTIC DISTRIBUTION HOLDINGS SRL
ATLANTIC ENERGY HOLDINGS LIMITED
ATLANTIC TERMINAL HOLDINGS LIMITED
ATLANTIC POWER HOLDINGS SRL
ATLANTIC ENERGY INFRASTRUCTURE HOLDINGS SRL
ATLANTIC PIPELINE HOLDINGS SRL
ATLANTIC TERMINAL INFRASTRUCTURE HOLDINGS SRL

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Manager

ATLANTIC POWER HOLDINGS LIMITED
NFE NORTH HOLDINGS LIMITED
NFE NORTH INFRASTRUCTURE LIMITED
NFE NORTH TRADING LIMITED
NFE SOUTH HOLDINGS LIMITED
NFE SOUTH POWER TRADING LIMITED
NFE SOUTH TRADING LIMITED

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Director

NFE SHANNON HOLDINGS LIMITED

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Director

NFE NORTH DISTRIBUTION LIMITED
NFE NORTH HOLDINGS LIMITED
NFE NORTH TRANSPORT LIMITED
NFE SOUTH HOLDINGS LIMITED
NFE SOUTH POWER TRADING LIMITED

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Director

[Signature Page to Credit Agreement]

AMAUNET, S. DE R.L. DE C.V.
NFENERGIA MEXICO, S. DE R.L. DE C.V.
NFENERGIA GN DE BCS, S. DE R.L. DE C.V.
NFE PACIFICO LAP, S. DE R.L. DE C.V.

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Legal Representative

NFENERGÍA LLC
SOLUCIONES DE ENERGIA LIMPIA PR LLC
NFE POWER PR LLC
ENCANTO EAST LLC
ENCANTO WEST LLC
ENCANTO POWER LLC
ENCANTO POWER WEST LLC

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Authorized Signatory

NFE MEXICO HOLDINGS B.V.
NFE MEXICO HOLDINGS PARENT B.V.

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Authorized Signatory

NFE NICARAGUA DEVELOPMENT PARTNERS LLC SUCURSAL NICARAGUA

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Chief Financial Officer

NFE INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Director

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent, Collateral Agent, Lender, Issuing Bank

By:	/s/ Lisa Hanson
Name: Lisa Hanson
Title: Authorized Signatory

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as Lender, Issuing Bank

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Credit Agreement]